Exhibit 10.59

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Patent Pending

LEASE

between

731 OFFICE ONE LLC,

Landlord,

and

CITIBANK, N.A.,

Tenant.

731 Lexington Avenue
New York, New York 10022

as of January ____, 2005

4.11	Steam	39
4.12	Operation of Building Systems	39
4.13	Supplemental HVAC System	40
4.14	No Other Services	40
4.15	Labor Harmony	41
Article 5 ELECTRICITY		41
5.1	Capacity	41
5.2	Electricity for the Building	42
5.3	Submetering	42
5.4	Termination of Electric Service	43
Article 6 INITIAL CONDITION OF THE PREMISES		44
6.1	Condition of Premises	44
Article 7 ALTERATIONS		45
7.1	General	45
7.2	Basic Alterations and Material Alterations	46
7.3	Approval Process	46
7.4	Performance of Alterations	48
7.5	Financial Integrity	49
7.6	Effect on Building	50
7.7	Time for Performance of Alterations	50
7.8	Removal of Alterations and Tenant's Property	51
7.9	Contractors and Supervision	52
7.10	Landlord's Expenses	53
7.11	Pantry	53
7.12	Window Coverings	53
7.13	Standby Generator System	53
7.14	Tenant Fund	55
7.15	Air-Cooled HVAC Installations	57
7.16	Initial Alterations Access	58
7.17	Warranties	58
7.18	Violations and Landlord Defaults; Tenant's Remedies	58
Article 8 REPAIRS		59
8.1	Landlord's Repairs	59
8.2	Tenant's Repairs	60
8.3	Certain Limitations	61
8.4	Overtime	61
Article 9 ACCESS; LANDLORD'S CHANGES		62
9.1	Access	62
9.2	Landlord's Obligation to Minimize Interference; Repair of Damage	63
9.3	Reserved Areas	63
9.4	Ducts, Pipes and Conduits	64
9.5	Keys	64
9.6	Landlord's Changes	64
9.7	Tenant's Access	65

ii

Article 10 UNAVOIDABLE DELAYS AND INTERRUPTION OF SERVICE		66
10.1	Unavoidable Delays	66
10.2	Interruption of Services	66
10.3	Rent Credit	67
Article 11 REQUIREMENTS		68
11.1	Tenant's Obligation to Comply with Requirements	68
11.2	Landlord's Obligation to Comply with Requirements	68
11.3	Tenant's Right to Contest Requirements	69
11.4	Requirements During Last Two Years of Term	69
11.5	Certificate of Occupancy	70
Article 12 QUIET ENJOYMENT		71
12.1	Quiet Enjoyment	71
Article 13 SUBORDINATION		71
13.1	Subordination	71
13.2	Terms of Nondisturbance Agreements	72
13.3	Attornment	74
13.4	Amendments to this Lease	74
13.5	Tenant's Estoppel Certificate	75
13.6	Landlord's Estoppel Certificate	75
13.7	Rights to Cure Landlord's Default	75
13.8	Zoning Lot Merger Agreement	76
13.9	Existing Mortgages and Existing Superior Leases	76
13.10	Condominium	76
13.11	Multiple Owners of the Office Unit	77
Article 14 INSURANCE		78
14.1	Tenant's Insurance	78
14.2	Landlord's Insurance	79
14.3	Mutual Waiver of Subrogation	80
14.4	Evidence of Insurance	81
14.5	No Concurrent Insurance	81
14.6	Tenant's Obligation to Comply with Landlord's Fire and Casualty
	Insurance	82
14.7	Tenant's Insurance Proceeds	82
Article 15 CASUALTY		84
15.1	Notice	84
15.2	Landlord's Restoration Obligations	84
15.3	Tenant's Restoration Obligations	85
15.4	Rent Abatement	85
15.5	Landlord's Termination Right	86
15.6	Tenant's Termination Right	87
15.7	Termination Rights at End of Term	88
15.8	No Other Termination Rights	89
Article 16 CONDEMNATION		89
16.1	Effect of Condemnation	89

iii

16.2	Condemnation Award	90
16.3	Temporary Taking	91
Article 17 ASSIGNMENT AND SUBLETTING		91
17.1	General Limitations	91
17.2	Landlord's Expenses	93
17.3	Recapture Procedure	93
17.4	Certain Transfer Rights	95
17.5	Conditional Approval	98
17.6	Deemed Approval	99
17.7	Transfer Taxes	99
17.8	Transfer Profit	99
17.9	Permitted Transfers	100
17.10	Special Occupant	102
17.11	Recognition Agreements	103
Article 18 TENANT'S RIGHT OF FIRST OFFER TO LEASE		106
18.1	Right of First Offer	106
18.2	Option Notice	107
18.3	Option Procedure	107
18.4	Certain Limitations	109
18.5	Lease Provisions Apply	110
18.6	Delivery	111
18.7	Special Rules	111
Article 19 RENEWAL		112
19.1	Renewal Option	112
19.2	Partial Renewal Space	113
19.3	Lease Provisions Apply	113
Article 20 FAIR MARKET RENT		114
20.1	Certain Definitions	114
20.2	Fair Market Rent Assumptions	115
20.3	Fair Market Procedure	115
Article 21 DEFAULT		117
21.1	Events of Default	117
21.2	Termination	118
Article 22 TENANT'S INSOLVENCY		118
22.1	Assignments pursuant to the Bankruptcy Code	118
22.2	Replacement Lease	119
22.3	Insolvency Events	120
22.4	Effect of Stay	121
22.5	Rental for Bankruptcy Purposes	121
Article 23 REMEDIES AND DAMAGES		122
23.1	Certain Remedies	122
23.2	No Redemption	122
23.3	Calculation of Damages	123

iv

Article 24 LANDLORD'S EXPENSES AND LATE CHARGES		124
24.1	Landlord's Costs After Event of Default	124
24.2	Interest on Late Payments	124
Article 25 END OF TERM		125
25.1	End of Term	125
25.2	Holdover	125
Article 26 NO WAIVER		125
26.1	No Surrender	125
26.2	No Waiver by Landlord	126
26.3	No Waiver by Tenant	126
Article 27 JURISDICTION		127
27.1	Governing Law	127
27.2	Submission to Jurisdiction	127
27.3	Waiver of Trial by Jury	127
Article 28 NOTICES		127
28.1	Addresses; Manner of Delivery	127
Article 29 BROKERAGE		129
29.1	Broker	129
Article 30 INDEMNITY		129
30.1	Tenant's Indemnification of the Landlord Indemnitees	129
30.2	Landlord's Indemnification of the Tenant Indemnitees	130
30.3	Indemnification Procedure	131
Article 31 LANDLORD'S CONSENTS; ARBITRATION		133
31.1	Certain Limitations	133
31.2	Expedited Arbitration; Tenant's Remedies	133
Article 32 ADDITIONAL PROVISIONS		135
32.1	Tenant's Property Delivered to Building Employees	135
32.2	Not Binding Until Execution	135
32.3	No Third Party Beneficiaries	135
32.4	Extent of Landlord's Liability	135
32.5	Survival	136
32.6	Recording	136
32.7	Entire Agreement	136
32.8	Exhibits	136
32.9	Gender; Plural	136
32.10	Divisibility	136
32.11	Vault Space	136
32.12	Adjacent Excavation	137
32.13	Captions	137
32.14	Parties Bound	137
32.15	Authority	137
32.16	Rent Control	138
32.17	Consequential Damages	138

v

32.18	Tenant's Advertising	138
Article 33 TENANT'S BENEFIT PROGRAMS		138

vi

Index of Defined Terms
Term	Page
29th Floor Option Space	106
32 B-J Hourly Rate	33
Abatement Event	67
Abatement Percentage	67
Access Agreement	29
Affiliate	3
Aggregate Rental	103
Alterations	45
Alterations Notice	46
Antennae	26
Antennae Availability Notice	26
Antennae Commencement Date	27
Antennae Mast	26
Antennae Mast Mechanical Room	24
Antennae Notice	26
Antennae Response Notice	26
Antennae Site	26
Applicable Area	114
Applicable Date	115
Applicable Option Space	107
Applicable Rate	3
Applicable Recapture Period	94
Applicable Terms	103
Appraiser	116
Assessed Valuation	14
Available Antennae Space	26
Average Cost per Kilowatt Hour	42
Bankruptcy Code	118
Base Electrical Capacity	41
Base Operating Expense Year	4
Base Operating Expenses	4
Base Rate	3
Base Rental Amount	115
Base Tax Floor	14
Base Tax Year	14
Base Taxes	14
Basic Alteration	46
Basic Alterations Threshold	46
Basic Sublease Provisions	98
Bloomberg	22
Bloomberg Lease	22
Bloomberg Primary Competitor	21
Brokers	129
Building	1

vii

Building Change	50
Building Hours	31
Building Systems	31
Business Days	3
By-Laws	71
Casualty Statement	87
Citigroup	79
Claim	131
Commencement Date	2
Comparable Space	96
Compliance Challenge	69
Conditional Consent Notice	98
Condominium	1
Condominium Board	71
Condominium Declaration	1
Condominium Documents	71
Condominium Withdrawal	77
Construction Union Personnel	33
Consumer Price Index	3
Control	4
Core Business	142
Day Tank	53
Deficiency	123
Disbursement Request	56
Electricity Additional Rent	42
Escalation Rent	4
Escalation Rent Per Square Foot	68
Event of Default	117
Excluded Amounts	14
Exclusive Elevator	32
Expedited Arbitration Proceeding	134
Expiration Date	2
Exterior Sign	25
Fair Market Rent	114
Final Transaction Documents	98
Fire Stairs	23
Fitness Center	30
Fixed Expiration Date	2
Fixed Rent	2
Governmental Authority	68
Holidays	4
HVAC	31
HVAC Systems	31
Impeding Building Violation	58
Impeding Premises Violation	59
Indemnitee	131

viii

Indemnitor	131
Initial Alterations	45
Initial Freight Car	33
Insolvency Events	121
Institutional Lender	83
Interference Area	67
Interference Day	67
Landlord	1
Landlord Indemnitees	130
Landlord Liability Claim	130
Landlord Owners	77
Landlord's Award	90
Landlord's Determination	115
Landlord's Liability Policy	79
Landlord's Property Policy	79
Landlord's Work	44
Lessor	71
License Fee	27
Life Safety System Alteration	52
Lobby Sign	24
Long-Term Sublease	94
Mailroom	19
Major Sublease	104
Major Sublease Guarantor	105
Major Sublease Unit	105
Mast Manager	27
Material Alteration	46
Maximum Disbursement Amount	56
Minimum Demise Requirement	4
Minimum Occupancy Requirement	4
Mortgage	72
Mortgagee	72
Nondisturbance Agreement	72
Occupancy Agreement	92
Office Unit	1
Office Unit One	1
Office Unit One Owner	1
Office Units	1
Operating Expense Payment	8
Operating Expense Statement	8
Operating Expense Year	8
Operating Expenses	5
Option	107
Option Cutoff Date	109
Option Notice	107
Option Response Notice	108

ix

Option Space	106
Option Space Commencement Date	111
Option Term	107
Overtime Periods	31
Partial Renewal Space	113
Permitted Antennae	26
Permitted Party	92
Person	4
Post-Possession Premises	44
Predecessor Tenant	119
Premises	1
Proceeds	10
Proposed Transfer Terms	98
Prospective Operating Statement	11
Qualified Alteration	52
Qualified Tax Benefits	15
Real Property	1
Recapture Procedure	93
Recapture Space	93
Recapture Termination	94
Recapture Termination Notice	94
Recognition Agreement	105
Recognition Effective Date	105
Removed Space	113
Renewal Notice	113
Renewal Option	112
Renewal Premises	113
Renewal Term	112
Rent Commencement Date	2
Rent Notice	115
Rent Per Square Foot	67
Rentable Area	4
Rental	2
Rental Value	114
Requirements	68
Reserved Areas	63
Residential Unit	1
Risers	24
Rules	22
Scheduled Option Space Commencement Date	107
Second Bite Date	88
Second Bite Notice	88
Secondary Freight Car	33
Secure Areas	64
Self Insurance Programs	79
Settlement	132

x
4366/75979-100 NYLIB1/1797569v18

Soft Costs	55
Special Occupant	102
Specialty Alterations	45
Standby Generator System	53
Steam Additional Rent	39
Storage Space	19
Substantial Completion	45
Successor	72
Successor Limitation Items	74
Superior Lease	72
Tax Payment	15
Tax Statement	15
Tax Year	16
Taxes	15
Tenant	1
Tenant Fund	55
Tenant Indemnitees	130
Tenant Liability Claim	129
Tenant Obligor	121
Tenant's Determination	115
Tenant's Liability Policy	78
Tenant's Operating Expense Share	8
Tenant's Property	46
Tenant's Property Policy	78
Tenant's Signs	25
Tenant's Tax Share	16
Term	2
Terrorism Insurance	79
Transfer	91
Transfer Date	93
Transfer Expenses	94
Transfer Inflow	100
Transfer Notice	93
Transfer Outflow	100
Transfer Profit	99
Transferee	94
Transferor	92
Unamortized Alterations Cost	83
Unamortized Tenant Fund Amount	84
Unavoidable Delay	66
Unit One Option Space	107
Usable Area	4
Utility Company	43
Work Access	62

xi

EXHIBITS
Exhibit "A"	Premises
Exhibit "3.3-1"	Bloomberg Primary Competitors
Exhibit "3.3-2"	Modification of List of Bloomberg Primary Competitors
Exhibit "3.4-1"	Rules
Exhibit "3.4-2"	Alterations Rules
Exhibit "3.6"	Risers
Exhibit "3.7-1"	Lobby Sign
Exhibit "3.7-2"	Exterior Sign
Exhibit "3.11"	Telephone/Electric Closets
Exhibit "3.12"	Access Agreement
Exhibit "3.13"	Lobby Turnstiles Location
Exhibit "3.14"	Fitness Center Plans and Specifications
Exhibit "3.15"	Floor Loads
Exhibit "4.2-1"	Passenger Elevator Locations
Exhibit "4.2-2"	Passenger Elevator Specifications
Exhibit "4.3"	Freight Elevator
Exhibit "4.4"	HVAC Specifications
Exhibit "4.5"	Cleaning Specifications
Exhibit "4.9"	Class "E" System Connection Points
Exhibit "6.1(B)"	Landlord's Work
Exhibit "7.3(F)"	Alterations Approved in Concept
Exhibit "7.13(A)"	Standby Generator System Specifications
Exhibit "7.15"	Location of Supplemental HVAC System
Exhibit "8.2"	Distribution Portion of Buildings Systems in Premises
Exhibit "13.1"	Condominium Non-Disturbance Agreement

xii

Exhibit "13.9"	Mortgages and Superior Leases
Exhibit "17.11"	Recognition Agreement
Exhibit "18.1"	Option Space
Exhibit "19.2"	Partial Renewal Space

xiii

THIS LEASE, dated as of the ______ day of January, 2005, by and between 731 OFFICE ONE LLC, a Delaware limited liability company, having an address c/o Alexander's Inc., 888 Seventh Avenue, New York, New York 10019, as landlord, and CITIBANK, N.A., a national banking association, having an address at One Court Square, 8th Floor, Zone 1, Long Island City, New York 11120, as tenant (the Person that holds the interest of the landlord hereunder at any particular time being referred to herein as "Landlord"; subject to Section 17.1(G) hereof, the Person that holds the interest of the tenant hereunder at any particular time being referred to herein as "Tenant").

W I T N E S S E T H:

WHEREAS, pursuant to a Declaration of Beacon Court Condominium, dated as of December 4, 2003, the ownership of the fee interests in the land and building (the "Building"; such land and building being referred to herein, collectively, as the "Real Property") described therein was submitted to a condominium form of ownership in accordance with Article 9.1(B) of the New York Real Property Law (the Beacon Court Condominium being referred to herein as the "Condominium"; such declaration, as may be amended from time to time, being referred to herein as the "Condominium Declaration");

WHEREAS, the Building is known by the street address of 731 Lexington Avenue, New York, New York;

WHEREAS, the Condominium is comprised of a retail unit, various residential units (collectively, the "Residential Unit"), and two (2) office units (collectively, the "Office Units");

WHEREAS, the Office Units are comprised of (i) an office unit (the "Office Unit One"), which includes, together with certain other space in the Building, the seventeenth (17th) through the twentieth (20th) floors of the Building (the owner, from time to time, of the Office Unit One being referred to herein as the "Office Unit One Owner"), and (ii) an additional office unit (the "Office Unit"), which includes, together with certain other space in the Building, the twenty-first (21st) through the twenty-ninth (29th) floors of the Building; and

WHEREAS, Landlord wishes to demise and let unto Tenant, and Tenant wishes to hire and take from Landlord, on the terms and subject to the conditions set forth herein, the premises as shown on Exhibit "A" attached hereto and made a part hereof on lower level 3, the twenty-first (21st), twenty-second (22nd), twenty-third (23rd), twenty-fourth (24th), twenty-fifth (25th), twenty-sixth (26th), twenty-seventh (27th) and twenty-eighth (28th) floors of the Building (such premises being referred to herein collectively as the "Premises").

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the mutual receipt and legal sufficiency of which the parties hereto hereby acknowledge, Landlord and Tenant hereby agree as follows:

Article 1

DEMISE, TERM, FIXED RENT

1.1.	Demise.

Subject to the terms hereof, Landlord hereby leases to Tenant and Tenant hereby hires from Landlord the Premises for the term to commence on the Commencement Date and to end on the day immediately preceding the date that is ten (10) years after the Rent Commencement Date (the "Fixed Expiration Date"; the Fixed Expiration Date, or such earlier or later date that the term of this Lease expires or otherwise terminates pursuant to the terms hereof (including, without limitation, Article 19 hereof) or pursuant to applicable Requirements, being referred to herein as the "Expiration Date"; the term commencing on the Commencement Date and ending on the Expiration Date being referred to herein as the "Term").

1.2.	Commencement Date.

(A)      Landlord shall deliver to Tenant vacant and exclusive possession of the Premises on the date hereof (the "Commencement Date").

(B)      The term "Rental" shall mean, collectively, the Fixed Rent, the Escalation Rent and the additional rent payable by Tenant to Landlord hereunder.

1.3.	Rent Commencement Date.

The term "Rent Commencement Date" shall mean December 15, 2005.

1.4.	Fixed Rent.

The annual fixed rent for the Premises (the annual fixed rent payable hereunder for the Premises at any particular time being referred to herein as the "Fixed Rent") shall be:

(1)       Thirteen Million Twenty-Four Thousand Dollars and No Cents ($13,024,000.00) ($1,085,333.33 per month) for the period commencing on the Rent Commencement Date and ending on the day immediately preceding the date that is five (5) years after the Rent Commencement Date; and

(2)       Thirteen Million Nine Hundred Four Thousand Dollars and No Cents ($13,904,000.00) ($1,158,666.67 per month) for the period commencing on the date that is five (5) years after the Rent Commencement Date and ending on the Fixed Expiration Date.

1.5.	Payments of Fixed Rent.

(A)      Tenant shall pay the Fixed Rent in lawful money of the United States of America that is legal tender in payment of all debts and dues, public and private, at the time of payment, in equal monthly installments, in advance, on the first (1st) day of each calendar month during the Term commencing on the Rent Commencement Date, at the office of Landlord or such other place as Landlord may designate from time to time on at least thirty (30) days of advance notice to Tenant, without any set-off, offset, abatement or deduction whatsoever (except to the extent otherwise expressly set forth herein).

(B)      Tenant shall pay the Fixed Rent when due only by electronic funds transfer to an account designated from time to time by Landlord on at least thirty (30) days of advance notice to Tenant (and shall not be permitted to pay the Fixed Rent by check).

(C)      If the Rent Commencement Date is not the first (1st) day of a calendar month, then (x) the Fixed Rent due hereunder for the calendar month during which the Rent Commencement Date occurs shall be adjusted appropriately based on the number of days in such calendar month, and (y) Tenant shall pay to Landlord such amount (adjusted as aforesaid for such calendar month) on the Rent Commencement Date. If the Expiration Date is not the last day of a calendar month, then the Fixed Rent due hereunder for the calendar month during which the Expiration Date occurs shall be adjusted appropriately based on the number of days in such calendar month.

1.6.	Certain Definitions.

(A)      The term "Affiliate" shall mean a Person that (1) Controls, (2) is under the Control of, or (3) is under common Control with, the Person in question.

(B)      The term "Applicable Rate" shall mean, at any particular time, the lesser of (x) three hundred (300) basis points above the Base Rate at such time, and (y) the maximum rate permitted by applicable law at such time.

(C)      The term "Base Rate" shall mean the rate of interest announced publicly from time to time by Citibank, N.A., or its successor, as its "prime lending rate" (or such other term as may be used by Citibank, N.A. (or its successor), from time to time, for the rate presently referred to as its "prime lending rate").

(D)      The term "Business Days" shall mean all days, excluding Saturdays, Sundays and Holidays.

(E)       The term "Consumer Price Index" shall mean the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, All Items (1982-84 = 100), seasonally adjusted, for the most specific area that includes the location of the Building (currently New York – Northern New Jersey – Long Island, N.Y. – NJ – CT – PA), or any successor index thereto. If the Consumer Price Index is converted to a different standard reference base or otherwise revised, then the determination of adjustments provided for herein shall be made with the use of such conversion factor, formula or table for converting the Consumer Price Index as may be published by the Bureau of Labor Statistics or, if said Bureau does not publish such conversion factor, formula or table, then with the use of such conversion factor, formula or table as may be published by Prentice-Hall, Inc. or any other nationally recognized publisher of similar statistical information. If the Consumer Price Index ceases to be published, and there is no successor thereto, then Landlord and Tenant shall use diligent efforts, in good faith, to agree upon a substitute index for the Consumer Price Index. Either party shall have the right to submit the issue of the designation of such substitute index to an Expedited Arbitration Proceeding.

(F)       The term "Control" shall mean the direct or indirect ownership of more than thirty percent (30%) of the outstanding voting stock of a corporation or other majority equity interest if not a corporation together with the possession of power to direct or cause the direction of the management and policy of such corporation or other entity, whether through the ownership of voting securities, by statute or by contract (it being agreed that if a Person is the largest shareholder of a public corporation and owns or has voting control over not less than twenty-five (25%) of all of the then voting stock of such corporation, then such Person shall be deemed to "Control" such corporation).

(G)      The term "Escalation Rent" shall mean the Rental payable to Landlord under Article 2 hereof.

(H)      The term "Holidays" shall mean all days (other than Saturdays and Sundays) observed as legal holidays by the New York Stock Exchange.

(I)        The term "Minimum Demise Requirement" shall mean the requirement that this Lease demises at least eighty-eight thousand (88,000) square feet of Rentable Area.

(J)       The term "Minimum Occupancy Requirement" shall mean the requirement that Tenant (or an Affiliate of Tenant) occupies at least eighty-eight thousand (88,000) square feet of Rentable Area that is demised by this Lease for the conduct of business.

(K)      The term "Person" shall mean any natural person or persons or any legal form of association, including, without limitation, a partnership, a limited partnership, a corporation, and a limited liability company.

(L)       The term "Rentable Area" shall mean, with respect to a particular floor area, the rentable square foot area thereof, as determined in accordance with the standards that the parties used to calculate that the rentable square foot area of the Premises is one hundred seventy-six thousand (176,000) square feet in the aggregate, comprised of twenty-two thousand (22,000) square feet with respect to each full floor of the Premises.

(M)     The term "Usable Area" shall mean, with respect to a particular floor area, the usable area thereof, as determined in accordance with The Recommended Method of Floor Measurement of Office Buildings, Effective January 1, 1987, as published by The Real Estate Board of New York, Inc.

Article 2

ESCALATION RENT

2.1.	Operating Expense Definitions.

(A)      The term "Base Operating Expenses" shall mean the Operating Expenses for the Base Operating Expense Year.

(B)      The term "Base Operating Expense Year" shall mean the 2005 calendar year.

(C)      The term "Operating Expenses" shall mean, subject to the terms of this Section 2.1 and to Section 2.2(F) hereof, the expenses paid or incurred by or on behalf of Landlord in insuring, maintaining, repairing, managing and operating the Office Unit (and employing personnel therefor) as determined in accordance with generally accepted accounting principles, consistently applied. Operating Expenses shall include, without limitation, the common charges assessed by the Condominium Board and that are fairly allocated to the Office Unit (but only to the extent that the costs and expenses that comprise such common charges would not have been otherwise excluded from Operating Expenses in accordance with the terms hereof). Operating Expenses shall exclude:

(1)	Taxes,
(2)	Excluded Amounts,

(3)       subject to Section 2.2(F) hereof, payments of interest or principal in respect of Landlord's debt (including, without limitation, any debt that is secured by Mortgages),

(4)       expenses that relate to leasing space in the Office Unit (including, without limitation, the cost of tenant improvements, the cost of rent concessions, advertising expenses, leasing commissions and the cost of lease buy-outs),

(5)       expenses that Landlord incurs in selling, purchasing or refinancing the Office Unit,

(6)       the cost of any repairs, replacements or improvements to the Office Unit that are required to be capitalized by generally accepted accounting principles (except as otherwise provided in Section 2.2(F) hereof),

(7)	depreciation expense (subject, however, to Section 2.2(F) hereof),

(8)       the cost of electricity that is furnished to the portions of the Office Unit that Landlord has leased or that Landlord is offering for lease (it being understood that Operating Expenses may include the cost of electricity that is required to operate the Building Systems),

(9)       salaries and the cost of benefits in either case for personnel above the grade of building manager,

(10)     rent paid or payable under Superior Leases (other than in the nature of additional rent consisting of taxes or operating expenses, but only to the extent that such taxes or operating expenses would not have been otherwise excluded from Taxes or Operating Expenses in accordance with the terms hereof),

(11)     subject to Section 2.2 hereof, any expense for which Landlord is otherwise compensated (other than by virtue of other tenants in the Office Unit making payments to Landlord for Operating Expenses as escalation rental) or for which Landlord receives insurance or condemnation proceeds,

(12)     the cost of providing any level of service that exceeds the level of service that Landlord furnishes to Tenant hereunder,

(13)      the cost of remedying defects in the initial construction of the Building,

(14)     legal fees and disbursements that are paid or incurred in connection with the negotiation of, or disputes arising out of, any lease for space in the Office Unit,

(15)     costs that Landlord incurs in restoring the Building after the occurrence of a fire or other casualty or after a partial condemnation thereof,

(16)     advertising and promotional costs that are paid or incurred for the Building,

(17)     any fee or expenditure that is paid or payable to any Affiliate of Landlord to the extent that such fee or expenditure exceeds the amount that would be reasonably expected to be paid in the absence of such relationship, including, without limitation, management fees paid (or treated as paid) to any Affiliate of Landlord,

(18)     interest, penalties and late charges that in either case are paid or incurred as a result of late payments made by Landlord,

(19)     fees, dues and other contributions paid by or on behalf of Landlord or Landlord’s Affiliates to civic or other real estate organizations,

(20)     the cost of any alterations, additions, changes, replacements and improvements that are made solely in order to prepare space for occupancy by a new tenant (including Tenant) and any contribution or concession by Landlord to such tenant in connection therewith,

(21)     the cost of heating, air-conditioning and ventilation during overtime periods for any tenants or occupants of the Unit or the Building (including Tenant),

(22)     the cost of operating and providing freight elevator service and loading dock security during overtime periods for any tenants or occupants of the Unit or the Building (including Tenant),

(23)     costs of acquiring, leasing, insuring, restoring, removing or replacing sculptures and paintings that are deemed to be “fine art” except to the extent required by Requirements (rather than decorative art work customarily found in buildings comparable to the Building),

(24)     payments of any amounts to any person (including Tenant) seeking recovery for negligence or other torts committed by Landlord or the Condominium Board,

(25)     costs relating to withdrawal liability or unfunded pension liability under the Multi-Employer Pension Plan Act or similar Requirement,

(26)     the cost of installing, operating and maintaining any specialty facility, such as an observatory, lodging, broadcasting facilities, luncheon club, athletic or recreational club, child care facility, auditorium, cafeteria or dining facility, conference center or similar facilities,

(27)     any compensation paid to clerks, attendants or other persons in commercial concessions or any parking facility located in the Office Unit or the Building operated by Landlord or the Condominium Board,

(28)     costs incurred by Landlord or the Condominium Board which result from Landlord’s or any tenant’s breach of a lease (including this Lease) or Landlord’s or the Condominium Board’s tortious or negligent conduct,

(29)     the cost of operating the entity that constitutes Landlord or the Condominium Board (as opposed to the costs of operating and maintaining the Office Unit and the Building), including accounting fees, legal fees and any costs incurred by Landlord or the Condominium Board in disputes with (a) Building employees, (b) Persons employed by Landlord or the Condominium Board that are not engaged in Building operations, or (c) any Superior Lessor or Mortgagee,

(30)	charitable and political contributions,

(31)     costs to comply with any violation of Requirements noted against the Real Property as of the date hereof or insurance requirements in effect on the date hereof, or to correct any condition that would constitute a Landlord misrepresentation under this Lease,

(32)     fines or penalties (except for fines or penalties relating to minor, common infractions, such as sidewalk violations),

(33)     costs and expenses incurred by Landlord in connection with any obligation of Landlord to indemnify any tenant or occupant of the Office Unit or the Building (including Tenant) pursuant to its lease or otherwise,

(34)     costs incurred with respect to removal or encapsulation or other treatment of hazardous materials (unless such hazardous materials were introduced to the Building by Tenant or anyone claiming by through or under Tenant), but excepting costs of normal and customary testing and monitoring,

(35)     lease payments for rented equipment, the cost of which equipment would constitute a capital expenditure if the equipment were purchased (except to the extent otherwise expressly provided herein),

(36)     common charges of the Condominium, if and to the extent that such common expenses duplicate or are in excess of amounts otherwise includable in Operating Expenses in accordance with this Lease (i.e., the determination of whether and to what extent an item of expense is includable as an Operating Expense in accordance with the terms and conditions of this Lease shall be made without regard to whether the amount of such item is payable by Landlord as part of common charges or directly to another Person), and

(37)     costs expressly excluded from Operating Expenses by any other provision of this Lease.

No item of expense shall be counted more than once either as an inclusion in Operating Expenses or as an exclusion from Operating Expenses (including, without limitation, by reason of any potential duplication of functions, if any, performed by employees of Landlord and employees of the Condominium). If (x) pursuant to Section 14.2(A) hereof, Landlord obtains Terrorism Insurance as part of Landlord's Property Policy in any Operating Expense Year subsequent to the Base Operating Expense Year, and (y) Operating Expenses for the Base Operating Expense Year did not include a charge for Terrorism Insurance for the entire Base Operating Expense Year, then Landlord shall have the right to include the costs of obtaining such Terrorism Insurance in any Operating Expense Year subsequent to the Base Operating Expense Year only if, for purposes of calculating the Operating Payment for such Operating Expense Year, the Base Year Operating Expenses are increased to include a charge for Terrorism Insurance (which charge shall be reasonably determined to be the charge that Landlord would have paid for such Terrorism Insurance if Landlord had obtained such Terrorism Insurance during the Base Operating Expense Year) for the entire Base Operating Expense Year.

(D)      The term "Operating Expense Payment" shall mean, with respect to any Operating Expense Year, the product obtained by multiplying (i) the excess (if any) of (A) the Operating Expenses for such Operating Expense Year, over (B) the Base Operating Expenses, by (ii) Tenant's Operating Expense Share.

(E)       The term "Operating Expense Statement" shall mean a statement that shows the Operating Expense Payment for a particular Operating Expense Year.

(F)       The term "Operating Expense Year" shall mean the Base Operating Expense Year and each subsequent calendar year.

(G)      The term "Tenant's Operating Expense Share" shall mean, subject to the terms hereof, ninety-two and five hundred twenty-seven one-thousandths percent (92.527%).

2.2.	Calculation of Operating Expenses.

(A)      If, during any Operating Expense Year, (i) any rentable space in the Office Units shall be vacant or unoccupied, and/or (ii) the tenant or occupant of any space in the Office Units undertook to perform work or services therein in lieu of having Landlord, the Office Unit One Owner, or the Condominium Board, as the case may be, perform the same and the cost thereof would otherwise have been included in Operating Expenses, then, in any such event, the Operating Expenses for such Operating Expense Year which would vary with the percentages of occupancy of the Office Units or the percentages of tenants or occupants for which work or services are performed by Landlord, the Office Unit One Owner, or the Condominium Board, as the case may be, shall be reasonably adjusted to reflect as closely as possible the variable Operating Expenses that actually would have been incurred if such space in the Office Unit had been occupied or if Landlord, the Office Unit One Owner, or the Condominium Board, as the case may be, had performed such work or services (for example, if, during an Operating Expense Year, fifty percent (50%) of the rentable space in the Office Unit was vacant and as a result thereof Landlord’s actual cost of providing base building cleaning to rentable space in the Office Unit was reduced by forty percent (40%) rather than fifty percent (50%) due to economies of scale or for any other reason, then the line item for base building cleaning provided to the rentable space in the Office Unit for such Operating Expense Year would be increased by the same forty (40%) percent, rather than fifty (50%) percent, to reflect as closely as possible the variable Operating Expenses that actually would have been incurred if such space had been occupied for the entire Operating Expense Year). The provisions of this Section 2.2(A) shall not be applicable to the Base Operating Expense Year except as otherwise provided in Section 2.2(B) hereof.

(B)      Landlord and Tenant acknowledge that the Office Unit will be unoccupied for a substantial portion of the Base Operating Expense Year and that the Building will not be fully occupied for a substantial portion of the Base Operating Expense Year. Accordingly, Landlord and Tenant agree that the Base Operating Expenses shall be recalculated promptly following the expiration of the Operating Expense Year that constitutes calendar year 2006 to an amount equal to the actual Operating Expenses incurred by Landlord for the Operating Expense Year that constitutes calendar year 2006 (as same may be adjusted in accordance with the provisions of Section 2.2(A) hereof), reduced by any identifiable percentage increases in such Operating Expenses, on an item-by-item basis, from the Base Year Operating Expenses to the Operating Expense Year that constitutes calendar year 2006 (for example, if Landlord pays $105.00 for a particular Operating Expense in the Operating Expense Year that constitutes calendar year 2006 and Landlord’s cost for such particular Operating Expense increased by five percent (5%) from the Base Operating Expense Year to the Operating Expense Year that constitutes calendar year 2006, then the amount included in Base Operating Expenses for such particular Operating Expense shall be $100.00). Tenant shall have the right to audit and challenge the calculation of Base Operating Expenses provided for in this Section 2.2(B) hereof in accordance with the provisions of Section 2.4 hereof. Tenant acknowledges that Landlord may require Tenant to pay Operating Expenses for the Operating Expense Year that constitutes calendar year 2006 pursuant to a Prospective Operating Statement, in which event the Base Operating Expenses that are a part of the calculation of the Operating Payment set forth therein shall be calculated pursuant to Section 2.2(A) hereof, subject to adjustment following the expiration of the Operating Expense Year that constitutes calendar year 2006 in accordance with the terms of this Section 2.2(B).

(C)      Landlord and Tenant acknowledge that the common charges assessed by the Condominium Board are allocated to the Office Unit (and, accordingly, included in Operating Expenses) based upon methods of allocation set forth in the Condominium Documents, and that such allocations may change as the Building develops an operating history to reflect a more fair allocation of such common charges. Accordingly, Landlord and Tenant each agree that if, in calendar year 2006 or calendar year 2007, (i) an allocation (or method of allocation) of a particular common charge changes from the particular allocation (or method of allocation) used in the Base Operating Expense Year (i.e., calendar year 2005), and (ii) such allocation (or method of allocation) impacts Operating Expenses (including Base Operating Expenses), then Base Operating Expenses shall be recalculated to reflect such change in allocation (or method of allocation) as if such allocation (or method of allocation) had originally been used to calculate Base Operating Expenses. Landlord and Tenant each acknowledge that pursuant to Section 2.1(C) hereof, Operating Expenses may include common charges assessed against the Office Unit only to the extent that they are fairly allocated to the Unit and would not have been otherwise excluded from Operating Expenses in accordance with the terms of this Article 2. Accordingly, notwithstanding the fact that Landlord may be bound by certain allocations and methods of allocation pursuant to the Condominium Documents, Tenant shall have the right to audit and challenge the inclusion of common charges assessed by the Condominium Board in any Operating Expense Statement in accordance with the provisions of Section 2.4 hereof. Tenant shall also have the right to audit and challenge the calculation of Base Operating Expenses provided for in this Section 2.2(C) hereof in accordance with the provisions of Section 2.4 hereof.

(D)      If (i) Landlord includes an expense in Operating Expenses for a particular Operating Expense Year, and (ii) Landlord receives insurance proceeds, warranty proceeds or other proceeds (collectively, "Proceeds") as reimbursement for such expense in a subsequent Operating Expense Year, then Landlord shall deduct such Proceeds from Operating Expenses in the Operating Expense Year during which Landlord receives such Proceeds (without making a corresponding reduction in the Operating Expenses for the Operating Expense Year during which Landlord incurred such expense, except if Landlord incurred such expense in the last full Operating Expense Year that occurs during the Term or the last partial Operating Expense Year that occurs during the Term) (it being understood that such deduction shall not exceed the amount of the expense that Landlord previously included in Operating Expenses); provided, however, that if Landlord receives such Proceeds in any Operating Expense Year prior to the Operating Expense Year that constitutes calendar year 2008 for an expense that Landlord included in Base Operating Expenses, then Landlord shall have the right to deduct such Proceeds (in an amount that does not exceed the applicable expense) from Base Operating Expenses (rather than deducting such Proceeds from Operating Expenses for the Operating Expense Year during which Landlord receives such Proceeds), in which case Tenant shall pay to Landlord the additional Operating Expense Payment for each preceding Operating Expense Year that derives from such reduction in the Base Operating Expenses, on or prior to the thirtieth (30th) day after the date that Landlord gives Tenant an invoice therefore, together with reasonable supporting documentation.

(E)       Landlord shall have the right to include in Operating Expenses, for the electricity supplied to the Building Systems and other common elements of the Building that in either case benefit the Office Unit, an amount equal to the product obtained by multiplying (i) the Average Cost per Kilowatt Hour, by (ii) the number of kilowatt hours of electricity used by the Building Systems and the other common elements of the Building that in either case benefit the Office Unit for the applicable period (as registered on a submeter or submeters, or, at Landlord's option, as determined by a survey prepared by an independent and reputable electrical consultant) (it being understood that such number of kilowatt hours as described in clause (ii) above shall not include the number of kilowatt hours that are attributable to the operation of the Building Systems to the extent that Tenant (or other tenants in the Building) make separate payment to Landlord therefor), including, without limitation, separate payments for the delivery of condenser water, overtime HVAC and overtime freight elevator service.

(F)       If (i) Landlord makes an improvement to the Office Unit or a replacement of equipment at the Office Unit in either case in connection with the maintenance, repair, management or operation thereof, (ii) generally accepted accounting principles require Landlord to capitalize the cost of such improvement or such replacement, and (iii) such improvement or replacement is made (a) to comply with a Requirement that is first enacted after the date hereof or that the applicable Governmental Authority enforces in a different manner (by more than a de minimis extent) after the date hereof, if such Requirement was enacted prior to the date hereof, or (b) for the purpose of saving or reducing Operating Expenses (such as, for example, an improvement that reduces labor costs), then Landlord shall include in Operating Expenses for each Operating Expense Year the amount that amortizes the cost of such improvement or such replacement, together with interest thereon calculated at the Base Rate, in equal annual installments over the useful life of such improvement or such equipment as determined in accordance with generally accepted accounting principles (until the cost of such improvement or such equipment is amortized fully); provided, however, that for any such improvement or replacement that Landlord makes for the purpose of saving or reducing Operating Expenses (and that Landlord does not make to comply with a Requirement as aforesaid), the aforesaid amount that Landlord includes in Operating Expenses for any particular Operating Expense Year shall not exceed the amount of the reduction in other Operating Expenses for such Operating Expense Year that derives from such improvement or such replacement.

2.3.	Operating Expense Payment.

(A)      Landlord may render to Tenant at any time from and after the Rent Commencement Date an Operating Expense Statement for an Operating Expense Year. Landlord’s failure to render an Operating Statement to Tenant during or with respect to any Operating Expense Year shall not prejudice Landlord’s right to render an Operating Statement during or with respect to any other Operating Expense Year, and shall not limit or impair Tenant’s obligation to pay the Operating Payment for any Operating Expense Year, except that if Landlord renders an Operating Statement to Tenant with respect to any Operating Expense Year more than two (2) years after the last day thereof, then Tenant shall not be obligated to make an Operating Payment in respect of such Operating Expense Year.

(B)      No later than thirty (30) days after the date on which Landlord delivers to Tenant an Operating Statement, Tenant shall pay to Landlord the Operating Payment shown thereon to be due for the Operating Expense Year covered thereby.

(C)      Subject to the terms of this Section 2.3, Landlord shall have the right, from time to time, to give an Operating Statement to Tenant, on a prospective basis, for an Operating Expense Year, based on Landlord’s reasonable good faith estimate of Operating Expenses for such Operating Expense Year. In no event may any such estimate of Operating Expenses exceed, by more than eight percent (8%), the actual Operating Expenses for the immediately preceding Operating Expense Year, if any; provided, however, that such estimate may exceed such actual Operating Expenses by more than eight percent (8%) to the extent Landlord has included in such estimate a bona fide liquidated payment (constituting an Operating Expense) which Landlord expects to make during the Operating Expense Year covered thereby (any such Operating Statement that Landlord gives to Tenant on a prospective basis as contemplated by this Section 2.3(C) being referred to herein as a “Prospective Operating Statement”). If Landlord gives to Tenant a Prospective Operating Statement, then Tenant shall pay to Landlord, on a monthly basis, as additional rent, on account of the Operating Payment due hereunder for such Operating Expense Year, an amount equal to Landlord’s reasonable good faith estimate of monthly Operating Expenses as shown on such Prospective Operating Statement. Tenant shall make such monthly payments to Landlord for the period, and in the amounts, as reflected on the applicable Prospective Operating Statement. Tenant shall pay to Landlord the amount stated in any such Prospective Operating Statement on or prior to the thirtieth (30th) day after the date that Landlord gives such Prospective Operating Statement to Tenant.

(D)      If Landlord gives to Tenant a Prospective Operating Statement, then Landlord shall also provide to Tenant, within one hundred eighty (180) days after the last day of the Operating Expense Year covered by such Prospective Operating Statement, an Operating Statement for such Operating Expense Year. If the aggregate amount of the Operating Payment as reflected on such Operating Statement exceeds the aggregate amount of the aforesaid monthly installments that Tenant pays to Landlord pursuant to the Prospective Operating Statement, then Tenant shall pay to Landlord the amount of such excess not later than the thirtieth (30th) day after the date that Landlord gives such Operating Statement to Tenant. If the aggregate amount of the aforesaid monthly installments that Tenant pays to Landlord pursuant to the Prospective Operating Statement exceeds the aggregate amount of the Operating Payment as reflected on such Operating Statement, then Landlord shall pay promptly to Tenant the amount of such excess. If the aggregate amount of the aforesaid monthly installments that Tenant pays to Landlord pursuant to the Prospective Operating Statement exceeds the aggregate amount of the Operating Payment as reflected on such Operating Statement by an amount greater than ten percent (10%) of the amount of such Operating Payment, then Landlord shall also pay to Tenant an amount equal to interest computed at the Applicable Rate on the amount of such excess from the date that the aggregate amount of the monthly payments made by Tenant to Landlord pursuant to the Prospective Operating Statement first exceeded such Operating Payment until the date that Landlord pays such excess to Tenant. Landlord’s obligations with respect to any refund payable to Tenant under this Section 2.3(D) shall survive the expiration or earlier termination of this Lease.

(E)       If the Rent Commencement Date occurs later than the first (1st) day of the Operating Expense Year that immediately succeeds the Base Operating Expense Year, then the Operating Expense Payment for the Operating Expense Year during which the Rent Commencement Date occurs shall be an amount equal to the product obtained by multiplying (X) the Operating Expense Payment that would have been due hereunder if the Rent Commencement Date was the first (1st) day of such Operating Expense Year, by (Y) a fraction, the numerator of which is the number of days in the period beginning on the Rent Commencement Date and ending on the last day of such Operating Expense Year, and the denominator of which is three hundred sixty-five (365) (or three hundred sixty-six (366), if such Operating Expense Year is a leap year).

(F)       If the Expiration Date is not the last day of an Operating Expense Year, then the Operating Expense Payment for the Operating Expense Year during which the Expiration Date occurs shall be an amount equal to the product obtained by multiplying (X) the Operating Expense Payment that would have been due hereunder if the Expiration Date was the last day of such Operating Expense Year, by (Y) a fraction, the numerator of which is the number of days in the period beginning on the first (1st) day of such calendar year and ending on the Expiration Date, and the denominator of which is three hundred sixty-five (365) (or three hundred sixty-six (366), if such Operating Expense Year is a leap year).

(G)      If the Operating Expenses for the Base Operating Expense Year are redetermined in accordance with the applicable provisions of this Article 2 at any time after the date that Landlord gives an Operating Expense Statement to Tenant for an Operating Expense Year, then Landlord shall give to Tenant a revised Operating Expense Statement that recalculates the Operating Expense Payment for each Operating Expense Year following the Base Operating Expense Year (using the Operating Expenses that reflects such redetermination for the Base Operating Expense Year). If and to the extent that any such revised Operating Expense Statement results in an underpayment by Tenant, Tenant shall pay to Landlord an amount equal to the excess of (i) the Operating Expense Payment as reflected on such revised Operating Expense Statement, over (ii) the Operating Expense Payment as reflected on the prior Operating Expense Statement, within thirty (30) days after Landlord gives such revised Operating Expense Statement to Tenant. If and to the extent that any such revised Operating Expense Statement results in an overpayment by Tenant, Landlord shall pay to Tenant an amount equal to the excess of (i) the Operating Expense Payment as reflected on such revised Operating Expense Statement, over (ii) the Operating Expense Payment as reflected on the prior Operating Expense Statement, within thirty (30) days after Landlord gives such revised Operating Expense Statement to Tenant. Tenant shall have the right to submit to an Expedited Arbitration Proceeding a dispute with respect to the provisions of this Section 2.3(G).

2.4.	Auditing of Operating Expense Statements.

(A)      Subject to the terms of this Section 2.4(A), any Operating Statement sent to Tenant shall be conclusively binding upon Tenant unless, within one (1) year after such Operating Statement is sent, Tenant gives a notice to Landlord objecting to such Operating Statement and specifying the respects in which such Operating Statement is disputed. Landlord shall disclose to Tenant, in connection with Tenant’s review of each Operating Statement, whether any Person to which Landlord has paid amounts that Landlord has included in Operating Expenses constitutes an Affiliate of Landlord. If Tenant gives such notice to Landlord, then Tenant (together with its reputable legal counsel, consultants and/or independent public accountants) may promptly examine Landlord’s books and records relating to such Operating Statement to determine the accuracy thereof.

(B)      Tenant recognizes the confidential nature of such books and records and shall deliver to Landlord a confidentiality statement signed by an officer of Tenant (and a partner, principal or officer of Tenant’s legal counsel, consultants and/or certified public accountants to which such books and records have been delivered) wherein Tenant and its legal counsel, consultants and/or certified public accountants agree to maintain the information obtained from such examination in strict confidence, except that Tenant and such legal counsel, consultants and/or certified public accountants may reveal such documentation to their agents, representatives and employees who are actively involved in such investigation during the course of its review, or to an arbitrator (provided that such agents and representatives and, if permitted, any such arbitrator, shall at such time deliver to Landlord a confidentiality statement signed by an officer, partner or principal authorized to bind such party) or to a court of competent jurisdiction in the event of a dispute relating to the subject matter contained in whole or in part in such records or as otherwise may be required by any Requirement.

(C)      If, after such examination, Tenant still disputes such Operating Statement, then either party may elect to have the decision of the issues determined by an Expedited Arbitration Proceeding (it being understood that the arbitrator in such matter shall be a qualified, disinterested and impartial person (x) who is, and has been for the last ten (10) years, a partner in a reputable accounting firm that is regularly engaged in and familiar with the accounting concepts applicable to the computation of operating expenses for first-class office buildings located in midtown Manhattan, and (y) who has not been employed by either party during the previous three (3) years). If such decision shows that Tenant has overpaid with respect to such Operating Statement by more than three percent (3%), then Landlord shall also reimburse Tenant for the reasonable out-of-pocket costs of Tenant’s audit of Landlord’s books and records (provided, however, that notwithstanding Tenant’s fee arrangements with its auditor, Landlord shall only reimburse Tenant for the actual hours of service provided by such auditor at the then reasonable and customary hourly rate for such services) within thirty (30) days after demand therefor. If such decision shows that Tenant overpaid with respect to any particular item of Operating Expenses by more than five percent (5%), then Tenant may examine Landlord’s books and records covering the Operating Expense Years three (3) years prior to such decision, but only in respect of such particular item and only to the extent that Tenant has not theretofore examined Landlord’s books and records in respect of such Operating Expense Years. Any examination of Landlord’s books and records pursuant to the immediately preceding sentence (and any dispute arising out of such inspection) shall be made (and resolved) in accordance with the terms of this Section 2.4(C). Notwithstanding the giving of such notice by Tenant, and pending the resolution of any such dispute, Tenant shall pay to Landlord when due all undisputed amounts shown on any such Operating Statement. Nothing contained in this Section 2.4(C) hereof shall constitute an extension of the date by which Tenant is required to pay Escalation Rent to Landlord hereunder.

2.5.	Tax Definitions.

(A)      The term "Assessed Valuation" shall mean the amount for which the Office Unit is assessed pursuant to applicable provisions of the New York City Charter and of the Administrative Code of The City of New York, in either case for the purpose of calculating all or any portion of the Taxes (it being understood that pursuant to current Requirements, the lower of the transitional assessment and the actual assessment is used for purposes of calculating Taxes for a particular Tax Year).

(B)      The term "Base Taxes" shall mean, subject to Section 2.7(D) hereof, the Taxes for the Base Tax Year, but in no event shall Base Taxes be less than an amount (the "Base Tax Floor") equal to the product of (x) Twenty-Three Million Three Hundred Fourteen Thousand Five Hundred Sixty-Eight Dollars and 00/100 Cents ($23,314,568.00), and (y) the tax rate in effect for the Base Tax Year.

(C)      The term "Base Tax Year" shall mean the fiscal year commencing on July 1, 2005 and ending on June 30, 2006.

(D)      The term "Excluded Amounts" shall mean (i) any taxes imposed on Landlord's income, (ii) franchise, estate, inheritance, gains, capital stock, excise, excess profit, occupancy or rent, gift, payroll or stamp taxes imposed on Landlord, (iii) any charges and/or taxes that are paid by individual tenants, (iv) any transfer or mortgage recording taxes imposed in connection with a transfer of the Building or the Office Unit or any refinancing of either, or (v) any interest, penalties or late charges imposed against Landlord.

(E)       The term "Qualified Tax Benefits" shall mean any exemption or deferral of Taxes that (i) derives from a program a Governmental Authority adopts to promote the improvement, redevelopment or commercial occupancy of real property, (ii) derives from a particular tenant's occupancy (or prospective occupancy) of a portion of the Building, and (iii) Landlord is required by applicable Requirements or the requirements of such program to apply (and that Landlord does actually apply) for on behalf of a particular tenant.

(F)       The term "Taxes" shall mean the aggregate amount of real estate taxes and any general or special assessments that in each case are imposed upon the Office Unit, without taking into account (a) any discount that Landlord receives by virtue of any early payment of Taxes, (b) any penalties or interest that the applicable Governmental Authority imposes for the late payment of such real estate taxes or assessments, (c) any Excluded Amounts, (d) any Qualified Tax Benefits, or (e) the tax exemption benefits allocable to the Office Unit under Section 421-a of the Real Property Tax Law of The State of New York that derive from the construction of a portion of the Building as a Multiple Dwelling (as such term is defined in Section 421-a(1)(c) of the Real Property Tax Law of the State of New York); provided, however, that if, because of any change in the taxation of real estate, any other tax or assessment, however denominated (including, without limitation, any franchise, income, profit, sales, use, occupancy, gross receipts or rental tax), is imposed upon the Office Unit, the owner thereof, or the occupancy, rents or income derived therefrom, in substitution for any of the Taxes, then such other tax or assessment to the extent substituted shall be included in Taxes for purposes hereof (assuming that the Office Unit is Landlord's sole asset and the income therefrom is Landlord's sole income). Taxes shall include, without limitation, (i) any taxes or assessments levied from and after the date of this Lease, in whole or in part, for public benefits to the Office Unit, including, without limitation, any business improvement district taxes and assessments, or (ii) any fee, tax or charge imposed by any Governmental Authority for any vaults or vault spaces that in either case are appurtenant to such Office Unit; provided, however, that Taxes shall not include (i) separate assessments made upon or with respect to any "air" and "development" rights now or hereafter appurtenant to or affecting such Office Unit, or (ii) separate assessments for any sign or billboard on the Building that is leased to a third-party. If any Taxes are payable in installments without interest, premium or penalty, then Landlord shall include in Taxes for any particular Tax Year only the installment of such real estate taxes or assessments that the applicable Governmental Authority requires Landlord to pay (and that Landlord actually pays) during such Tax Year.

(G)      The term "Tax Payment" shall mean, with respect to any Tax Year, the product obtained by multiplying (i) the excess of (A) Taxes for such Tax Year, over (B) the Base Taxes, by (ii) Tenant's Tax Share.

(H)      The term "Tax Statement" shall mean a statement that shows the Tax Payment for a particular Tax Year.

(I)        The term "Tax Year" shall mean the Base Tax Year and each subsequent period from July 1 through June 30 (or such other period as hereinafter may be duly adopted by the Governmental Authority then imposing Taxes as its fiscal year for real estate tax purposes).

(J)       The term "Tenant's Tax Share" shall mean, subject to the terms hereof, eighty-nine and six hundred ninety-five one-thousandths percent (89.695%).

2.6.	Tax Payment.

(A)      Subject to the provisions of this Section 2.6, Tenant shall pay to Landlord, as additional rent, the Tax Payment.

(B)      Subject to the provisions of this Section 2.6, Tenant shall pay to Landlord the Tax Payment for a particular Tax Year on or prior to the thirtieth (30th) day before the date that the applicable Governmental Authority obligates Landlord to make the corresponding payment of Taxes for such Tax Year. If the applicable Governmental Authority requires Landlord to pay the Taxes for a Tax Year in more than one (1) installment, then Tenant shall pay the Tax Payment to Landlord for such Tax Year in a corresponding number of installments. Tenant shall not be required to make a Tax Payment to Landlord (or to pay an installment thereof to Landlord) earlier than the fifteenth (15th) day after the date that Landlord gives Tenant a Tax Statement therefor. If Tenant's obligation to make the Tax Payment hereunder commences on a date that is not the date that the applicable Governmental Authority requires Landlord to make a corresponding payment of Taxes, then Tenant shall pay to Landlord, on such date that Tenant's obligation to make the Tax Payment hereunder commences, the installment of the Tax Payment due hereunder for the corresponding period, which installment shall be apportioned appropriately.

(C)      If the Rent Commencement Date occurs later than the first (1st) day of the Tax Year that immediately succeeds the Base Tax Year, then the Tax Payment for the Tax Year during which the Rent Commencement Date occurs shall be an amount equal to the product obtained by multiplying (X) the Tax Payment that would have been due hereunder if the Rent Commencement Date was the first (1st) day of such Tax Year, by (Y) a fraction, the numerator of which is the number of days in the period beginning on the Rent Commencement Date and ending on the last day of such Tax Year, and the denominator of which is three hundred sixty-five (365) (or three hundred sixty-six (366), if such Tax Year includes the month of February in a leap year).

(D)      If the Expiration Date is not the last day of a Tax Year, then the Tax Payment for the Tax Year during which the Expiration Date occurs shall be an amount equal to the product obtained by multiplying (X) the Tax Payment that would have been due hereunder if the Expiration Date was the last day of such Tax Year, by (Y) a fraction, the numerator of which is the number of days in the period beginning on the first (1st) day of such Tax Year and ending on the Expiration Date, and the denominator of which is three hundred sixty-five (365) (or three hundred sixty-six (366), if such Tax Year includes the month of February in a leap year).

(E)       The Tax Payment shall be computed initially on the basis of the Assessed Valuation in effect on the date that Landlord gives the applicable Tax Statement to Tenant (as the

Taxes may have been settled or finally adjudicated prior to such time) regardless of any then pending application, proceeding or appeal to reduce the Assessed Valuation, but shall be subject to subsequent adjustment as provided in Section 2.7 hereof.

(F)       Tenant shall pay the Tax Payment regardless of whether Tenant is exempt, in whole or part, from the payment of any Taxes by reason of Tenant's diplomatic status or otherwise.

(G)      If Taxes are required to be paid on any date or dates other than as presently required by the Governmental Authority imposing Taxes, then the due date of the installments of the Tax Payment shall be adjusted so that each such installment is due from Tenant to Landlord thirty (30) days prior to the date that the corresponding payment is due to the Governmental Authority.

(H)      Landlord's failure to give to Tenant a Tax Statement for any Tax Year shall not impair Landlord's right to give to Tenant a Tax Statement for any other Tax Year, provided, however, that if Landlord fails to give Tenant a Tax Statement for any Tax Year on or before the date that occurs two (2) years after the last day of such Tax Year to which such Tax Statement applies, then Landlord shall be deemed to have waived the payment of any then unpaid additional rent which would have been due pursuant to such Tax Statement.

(I)        Landlord shall give to Tenant a copy of the relevant tax bill for each Tax Year (to the extent that the applicable Governmental Authority has issued such tax bill to Landlord) together with the Tax Statement for such Tax Year.

2.7.	Reductions in Taxes.

(A)      Landlord, at Landlord's cost and expense, shall institute and prosecute in good faith tax certiorari proceedings to reduce the Assessed Valuation for each Tax Year occurring during the Term pursuant to and in accordance with applicable Requirements, unless Tenant agrees in writing that Landlord shall not be required to institute any such proceedings with respect to any particular Tax Year (in which event Landlord shall have the option in its discretion to institute any such proceedings). Tenant, at Tenant's cost and expense, shall have the right to have Tenant's tax certiorari attorney or consultants participate in the institution and prosecution of any such proceedings and Landlord shall reasonably take into account the recommendations of Tenant's attorney or consultant in connection with any such proceedings. Landlord shall not enter into a settlement with the applicable Governmental Authority with respect to any such proceeding without obtaining Tenant's prior consent thereto, which consent Tenant shall not unreasonably withhold, condition or delay. Landlord shall not make deliberate efforts in connection with any tax certiorari proceeding instituted and prosecuted by Landlord hereunder (or any settlement in connection therewith) to cause the applicable Governmental Authority to lower the Assessed Valuation for the Base Tax Year in return for agreeing to higher Assessed Valuations in Tax Years occurring after the Base Tax Year. In no event shall any tax certiorari proceeding result in Base Taxes being less than the Base Tax Floor.

(B)      If, after a Tax Statement has been sent to Tenant, an Assessed Valuation that Landlord used to compute the Tax Payment for a Tax Year is reduced, and, as a result thereof, a refund of Taxes is actually received by, or credited to, Landlord, then Landlord, promptly after Landlord's receipt of such refund (or such refund is credited to Landlord, as the case may be), shall send to Tenant a Tax Statement adjusting the Taxes for such Tax Year and setting forth, based on such adjustment, the portion of such refund for which Tenant is entitled a credit as set forth in this Section 2.7(B). Landlord shall credit the portion of such refund to which Tenant is entitled against the Rental thereafter coming due hereunder. The portion of such refund to which Tenant is entitled shall be limited to the portion of the Taxes, if any, that Tenant had theretofore paid to Landlord on account of the Tax Payment for the Tax Year to which the refund is applicable on the basis of the Assessed Valuation before it had been reduced. The Tax Payment paid by Tenant for such Tax Year (after taking into account such refund) shall be an amount equal to the Tax Payment that Tenant would have paid hereunder if the Assessed Valuation used in computing Taxes for such Tax Year had reflected initially the aforesaid reduction thereof that yielded such refund. If (x) Tenant is entitled to a credit against Rental pursuant to this Section 2.7(B), and (y) the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (and Landlord's obligation to make such payment shall survive the Expiration Date). If (i) Landlord receives such refund (or a credit therefor) after the Expiration Date, and (ii) Tenant is entitled to a portion thereof as contemplated by this Section 2.7(B), then Landlord shall pay to Tenant an amount equal to Tenant's share of such refund (or such credit) within thirty (30) days after the date that such refund is paid to Landlord (or such refund is credited to Landlord, as the case may be) (and Landlord's obligation to make such payment shall survive the Expiration Date).

(C)      If the Assessed Valuation for the Base Tax Year is reduced at any time after the date that Landlord gives a Tax Statement to Tenant for a Tax Year, then Landlord shall have the right to give to Tenant a revised Tax Statement that recalculates the Tax Payment for a Tax Year (using the Taxes that reflect such reduction in such Assessed Valuation) (it being agreed that the Base Taxes shall in no event be less than the Base Tax Floor). Tenant shall pay to Landlord an amount equal to the excess of (i) the Tax Payment as reflected on such revised Tax Statement, over (ii) the Tax Payment as reflected on the prior Tax Statement, within thirty (30) days after Landlord gives such revised Tax Statement to Tenant.

(D)      If, (I) the Assessed Valuation for (x) the Tax Year commencing on July 1, 2006 and ending on June 30, 2007, or (y) the Tax Year commencing on July 1, 2007 and ending on June 30, 2008 increases, in either case, over the Assessed Valuation for the prior Tax Year, and (II) any portion of any such increase is attributable to physical improvements made to the Office Unit that are identifiable in any documentation (including the tax bill) received by Landlord from the applicable Governmental Authority in respect of such Tax Year, then Landlord shall recalculate the Base Taxes as follows: (i) the Assessed Valuation for the Base Tax Year shall be deemed increased by the amount of any such increase for such physical improvements as aforesaid, and (ii) the Base Taxes shall be recalculated by multiplying such increased Assessed Valuation pursuant to the immediately preceding clause (i) by the tax rate that was in effect for the Base Tax Year, and (iii) such recalculated amount shall be deemed to be the Base Taxes retroactive to the Base Tax Year (subject to the terms of this clause (D)). If the Assessed Valuation for the Base Tax Year is increased as aforesaid, then Landlord shall give to Tenant a revised Tax Statement that recalculates the Tax Payment theretofore paid by Tenant for each Tax Year affected by such recalculation of the Base Taxes (using the recalculated Base

Taxes as aforesaid), and from and after Tenant's receipt of such revised Tax Statement, Tenant shall have the right to credit against its next installments of Rental due hereunder an amount equal to the excess of (i) the applicable Tax Payment theretofor paid by Tenant for the applicable Tax Year prior to the date of such recalculation by Landlord, over (ii) the Tax Payment as reflected on the revised Tax Statement given by Landlord to Tenant. Any recalculation of Base Taxes pursuant to this Section 2.7(D) shall be subject to further recalculation to the extent that the increases for physical improvements reflected in the Assessed Valuation in either of the Tax Years described in this clause (D) are reduced by virtue of a tax certiorari proceeding or settlement (and, accordingly, Landlord shall have the right to give Tenant a further revised Tax Statement for an applicable Tax Year if such physical improvements are reduced as aforesaid). In no event shall the provisions of this Section 2.7 result in Base Taxes being less than the Base Tax Floor.

Article 3

USE

3.1.	Permitted Use.

(A)      Subject to Section 3.2 hereof and Section 3.3 hereof, Tenant shall use the Premises (other than the Mailroom and the Storage Space), and Tenant shall cause any other Person claiming by, through or under Tenant to use the Premises, in either case only as general and executive offices and for uses reasonably ancillary or incidental thereto. Landlord acknowledges that Tenant's use of the Premises (or portions thereof) as a trading facility shall not be deemed to violate the provisions of this Section 3.1. Subject to Section 3.2 and Section 3.3 hereof, Tenant shall use and occupy, and shall cause any Person claiming by, through or under Tenant to use and occupy, the portion of the Premises located on lower level 3 of the Building and denoted on Exhibit "A" hereto as the "message center" (the "Mailroom") only for purposes of receiving and distributing mail and packages, and for messenger deliveries in connection with Tenant's conducting business in the Premises and other tenants in the Office Unit conducting business in their premises in the Office Unit, and for no other purpose. Subject to Section 3.2 and 3.3 hereof, Tenant shall use and occupy, and shall cause any Person claiming by, through or under Tenant to use and occupy, the portion of the Premises located on lower level 3 of the Building and denoted on Exhibit "A" attached hereto as the "storage space" (the "Storage Space") for storage purposes, and for no other purpose. Subject to Section 3.2 hereof, such ancillary or incidental uses may include, without limitation, the following:

(1)       kitchens, dining facilities, pantries and/or vending machines (which may be supplied by any party selected by Tenant);

(2)       board rooms, conference rooms, meeting rooms, conference centers and facilities and an auditorium;

(3)       one or more data centers for computer and other electronic data processing and business machine operations in connection with the business operations of Tenant and any Permitted Parties;

(4)       duplicating, photographic reproduction and/or offset printing facilities in connection with the business operations of Tenant and any Permitted Parties;

(5)       mailroom facilities in connection with the business operations of Tenant and any Permitted Parties;

(6)       secured facilities and storage of equipment, records, files and other items in connection with the business operations of Tenant and any Permitted Parties;

(7)       medical or health facilities exclusively serving Tenant and any Permitted Parties;

(8)       travel services or agencies exclusively serving Tenant and any Permitted Parties;

(9)       day care facilities exclusively serving Tenant and any Permitted Parties;

(10)     an exercise facility for use only by Tenant and any Permitted Parties; and

(11)	a messenger center for use only by Tenant and any Permitted Parties.

(B)      Tenant, at Tenant's cost and expense, shall have the right to perform Alterations in accordance with the applicable terms and provisions of Article 7 hereof to make available Building Systems to the Storage Space. Tenant, at Tenant’s cost and expense, shall have the right to perform Alterations in accordance with the applicable terms and provisions of Article 7 hereof to make available Building Systems to provide solely electricity and HVAC to the Mailroom. Tenant's employees or agents that use the Storage Space and the Mailroom shall have the right to use on a non-exclusive basis the restrooms located on lower level 3 of the Building (including the restroom located in the loading dock area of the Building). Tenant shall have the right to place lockers in the Storage Space for Tenant's security guard stationed behind the lobby desk in the Building and for any other security guard that is posted to the lobby of the Building in accordance with the terms of this Lease.

(C)      Tenant expressly acknowledges that it shall operate in the Mailroom a package and mail center for purposes of distributing and receiving mail and packages and a messenger center on behalf of the tenants or occupants in the Office Unit, subject to the Rules. If Tenant no longer meets the Minimum Demise Requirement, then Landlord shall have the right to terminate this Lease solely with respect to the Mailroom by giving Tenant written notice thereof, in which event this Lease solely with respect to the Mailroom shall terminate on the date that is thirty (30) days after the date that Landlord gives such notice to Tenant (without any reduction in the Rental payable by Tenant hereunder). From and after the date that this Lease terminates with respect to the Mailroom as aforesaid, Landlord shall operate as a service hereunder a center for the distribution of mail and packages, and for messenger deliveries, for the tenants, including Tenant, in the Office Unit.

(D)      Notwithstanding the provisions of Article 4 hereof, Landlord shall have no obligation to clean the Mailroom or the Storage Space, as the case may be, to provide HVAC thereto pursuant to Section 4.4 hereof, or to provide gas, steam, or water thereto.

3.2.	Limitations.

(A)      Tenant shall not use the Premises or any part thereof, or permit the Premises or any part thereof to be used:

(1)       for the conduct of retail trade on an off-the-street basis or otherwise (including, without limitation, for (x) the sale of pornographic or obscene materials or for any similar purpose or as a "massage parlor", "sex club", "topless bar", or other similar establishment, (y) a facility for the sale of paraphernalia for use with illicit drugs, or (z) an off-track betting parlor).

(2)       by any Governmental Authority or any other Person having sovereign or diplomatic immunity;

(3)       for a restaurant, bar, or for the sale, storage, preparation, service or consumption of food or beverages in any manner whatsoever, including, without limitation, for the sale of confectionery, soda or other beverages, sandwiches, ice cream or baked goods (except that, as provided in Section 3.1(A)(1) herein, Tenant has the right to store, prepare, and serve food and beverages, by any reasonable means (including, without limitation, by means of customary vending machines), for consumption by Tenant's officers, employees and business guests in the Premises);

(4)       as an employment agency, executive search firm or similar enterprise, labor union, school, or vocational training center (except for the incidental use of portions of the Premises from time to time for presenting seminars and training to the employees of Tenant, any Permitted Party and/or their Affiliates, or their clients, customers, service providers or other people with whom Tenant, any Permitted Party or their Affiliates have a significant business relationship, to the extent that any such use or the manner of such use would not (i) create a volume of pedestrian traffic and use of the elevators in excess of that found in the ordinary course at first-class office buildings in midtown Manhattan, (ii) violate any Requirements, (iii) require an amendment to the Certificate of Occupancy for the Building, or (iv) obligate Landlord to make any physical alterations to any part of the Building (except to the extent that such alterations are limited to the Premises, performed by Tenant at its sole cost and expense, and consented to by Landlord, which consent shall be granted or withheld by Landlord in accordance with the terms and conditions of the Article 7 herein and otherwise performed in accordance with Article 7 hereof); or

(5)       for the business of photographic, multilith or multigraph reproductions of offset printing, except in connection with, either directly or indirectly, Tenant's own business and/or activities.

3.3.	Bloomberg Lease Restrictions.

Provided that the Bloomberg Lease is still in full force and effect and the provisions of Sections 40.1 through 40.7 of the Bloomberg Lease have not been rendered ineffective pursuant to Section 40.8 of the Bloomberg Lease, the Premises or any portion thereof may not be used or occupied by any Person that is a Bloomberg Primary Competitor. The term "Bloomberg Primary Competitor" shall mean a Person that is included on the list of Bloomberg Primary Competitors annexed as Exhibit "3.3-1" attached hereto and made a part hereof. Pursuant to the Lease (the "Bloomberg Lease"), dated as of April 30, 2001, between Seven Thirty One Limited Partnership, as landlord, and Bloomberg L.P. ("Bloomberg"), as tenant, the list of Bloomberg Primary Competitors may change only to the extent provided on Exhibit "3.3-2" attached hereto and made a part hereof. Tenant shall not be bound by any change in the list of Bloomberg Primary Competitors set forth as Exhibit "3.3-2" attached hereto unless and until Tenant has received written notice of such change in accordance with Article 28 hereof. Nothing contained in this Section 3.3 shall prevent the Premises or any portion thereof (subject to the other terms and provisions of this Lease), from being used by a Person that is a Bloomberg Primary Competitor if such Person did not constitute a Bloomberg Primary Competitor on the earlier to occur of (x) the date that such Person entered into occupancy of the Premises (or a portion thereof), and (y) the date that such Person entered into an agreement to occupy the Premises (or a portion thereof).

3.4.	Rules.

(A)      Subject to the terms of this Section 3.4, Tenant shall comply with, and Tenant shall cause any other Person claiming by, through or under Tenant to comply with, (i) the rules set forth in Exhibit "3.4-1" attached hereto and made a part hereof, (ii) the rules with respect to Alterations set forth in Exhibit "3.4-2" attached hereto and made a part hereof, and (iii) other reasonable rules that Landlord hereafter adopts from time to time on reasonable advance notice to Tenant (such rules that are attached hereto, and such other rules, being collectively referred to herein as the "Rules"), which other rules, in Landlord's reasonable judgment, are necessary for the reputation, safety, care and appearance of the Real Property or the operation or maintenance thereof, and which do not unreasonably affect the conduct of Tenant's business in the Premises or Tenant's use of the Premises. Tenant shall have the right to institute an Expedited Arbitration Proceeding to determine whether any additional Rule hereafter adopted by Landlord complies with this Section 3.4 only by giving written notice thereof to Landlord within thirty (30) days after the date that Landlord gives Tenant written notice of Landlord's adoption of any such additional Rule (it being understood that Tenant shall not have any other right to dispute the compliance with such standards by any such additional Rule hereafter adopted by Landlord). Except as otherwise provided in this Section 3.4, nothing contained in this Lease shall be construed to impose upon Landlord any obligation to enforce the Rules or the terms of any other lease against any other tenant, and Landlord shall not be liable to Tenant for violation thereof by any other tenant. Landlord shall not enforce any Rule against Tenant that Landlord is not then enforcing against all other office tenants in the Office Unit (or in the Office Unit One if the Office Unit One Owner is then Landlord or its Affiliate) and shall not enforce any Rules in a manner discriminatory to Tenant. If a conflict or inconsistency exists between the Rules and the provisions of the remaining portion of this Lease, then the provisions of the remaining portion of this Lease shall control.

(B)      If (i) another occupant in the Building fails to comply with a Rule that is applicable to Tenant under this Lease, and (ii) such failure by such other occupant either (a) violates the terms of a lease between such occupant and its landlord, or (b) violates such other occupant's obligations to the Condominium, (iii) such failure by such other occupant has a material adverse effect on Tenant's ability to conduct business in the Premises, (iv) Tenant is then in compliance with such Rule, and (v) Tenant requested that Landlord enforce Landlord's rights against such other occupant in respect of such failure (or, if such occupant is (x) an occupant of a unit in the Condominium owned by an Affiliate of Landlord, Tenant requested that Landlord cause such Affiliate to enforce such Affiliate's rights, or (y) an occupant of a unit in the Condominium not owned by Landlord and/or its Affiliates, Tenant requested that Landlord cause the Condominium Board to enforce the Condominium's rights), then Landlord shall use due diligence to enforce such rights as aforesaid (or to cause its Affiliate or the Condominium Board, as the case may be, to enforce such rights as aforesaid) against such other occupant in respect of such failure (it being agreed, however, that Landlord shall have no obligation to institute a proceeding against such other occupant) promptly after Tenant's request to Landlord therefor. Landlord shall consult (or shall cause the Condominium Board to consult) from time to time with Tenant in connection with Landlord's using due diligence (or the Condominium's using due diligence) to enforce the aforesaid rights of Landlord or the Condominium Board against such other occupant as contemplated by this Section 3.4. Tenant agrees that Landlord’s costs to enforce the rights described in this Section 3.4 hereof shall constitute an Operating Expense.

3.5.	Fire Stairs.

Subject to the terms of this Section 3.5, Tenant shall have the right to use (and to permit Permitted Parties to use) at no additional cost (but subject, however, to recoupment to the extent provided in Article 2 hereof) the fire stairs serving the Premises, for purposes of permitting personnel to move among the floors of the Building that comprise the Premises (such fire stairs being referred to herein as the "Fire Stairs"). A Permitted Party shall not have the right to use the Fire Stairs as contemplated by this Section 3.5 to gain access to the street adjacent to the Building (except in the event of an emergency). Tenant shall use (or permit another Permitted Party to use) the Fire Stairs only to the extent permitted by, and in a manner that is consistent with, applicable Requirements. Tenant shall not have the right to use the Fire Stairs in a manner that prevents free passage therein from floors of the Building other than the Premises. Nothing contained in this Section 3.5 diminishes Landlord's right to make installations in the Fire Stairs to limit Tenant's ability to gain access to portions of the Building (other than the Premises) from the Fire Stairs. Tenant shall not have the right to perform any Alterations in the Fire Stairs (except that Tenant shall have the right to install, in accordance with Article 7 hereof and to the extent permitted by Requirements, (x) a security system in the Fire Stairs that seeks to prevent unauthorized persons from entering the Premises from the Fire Stairs, and (y) reasonable finishes in the Fire Stairs (such as floor covering, paint and lighting), in either case at Tenant's expense). After the Commencement Date, Landlord, at Landlord's cost and expense, shall install (x) photo-luminescent paint on the treads and railings located in the Fire Stairs, and (y) two (2) security gates in the Fire Stairs (one such gate to be located in the Fire Stairs directly above the landing to the twenty-ninth (29th) floor of the Building and one such gate to be located in the Fire Stairs directly below the landing thereof to the twenty-first (21st) floor of the Building), which work Landlord shall perform in accordance with all applicable Requirements and in a good and workerlike manner. The aforesaid gates shall be locked in an effort to prevent unauthorized access into the Fire Stairs that serve the Premises between the twenty-first (21st) and twenty-ninth (29th) floors of the Building, and shall automatically unlock in the event of an emergency.

3.6.	Risers.

(A)      Subject to the terms of this Section 3.6, Landlord hereby consents to Tenant's installing and maintaining fuel lines, electrical lines, telecommunications and computer lines and cabling, exhaust ducts and flues or other similar lines, cabling, ducts, risers and conduits or any other equipment that may be lawfully installed therein (collectively, the "Risers") in the shaft locations shown on Exhibit "3.6" attached hereto and made a part hereof, all at no additional charge to Tenant. If Tenant licenses the Antennae Site in accordance with Section 3.9 hereof, then Landlord consents to Tenant's installing and maintaining a Riser in a shaft location reasonably designated by Landlord that runs from the mechanical room (the "Antennae Mast Mechanical Room") that supports the Antennae Mast and the Antennae located on the fifty-fourth (54th) floor of the Building to the Premises. Landlord shall provide Tenant with access in accordance with good construction practice at reasonable times and upon reasonable advance notice for the installation, operation and maintenance of the Risers, provided that such access shall (i) not unreasonably interfere with or interrupt the operation and maintenance of the Building, and (ii) be upon such other terms reasonably designated by Landlord. Tenant shall install the Risers at Tenant's expense (subject to Tenant's right to use a portion of the Tenant Fund for such expense). Tenant shall perform such installation in accordance with the provisions of this Lease, including, without limitation, the provisions pertaining to the performance of Alterations. If Tenant exercises Tenant's right to install the Risers as contemplated by this Section 3.6, then Tenant, at Tenant's expense, shall maintain the Risers in good condition during the Term. Tenant, upon the Expiration Date, shall not be required to remove the Risers; provided, however, that (i) Landlord reserves the right to require the Risers to be disconnected, capped and sealed at Tenant's cost upon the Expiration Date, and (ii) Landlord shall have the right to require Tenant to remove the Risers upon the Expiration Date to the extent required by any Requirement. Landlord shall use reasonable efforts to provide Tenant with additional shaft locations in the Building (in addition to those set forth on Exhibit "3.6" attached hereto) if Tenant desires to install additional Risers, upon Tenant's written request therefor and subject to there being riser space that is then available in the Building.

3.7.	Tenant's Signs.

(A)      Subject to the terms of this Section 3.7, Tenant shall have the right to erect and maintain one (1) sign that identifies Tenant or its Affiliate or its successor pursuant to Section 17.9 hereof as an occupant of the Building (and for no other purpose) in the lobby of the Building at the location described in, and in accordance with the specifications described in, Exhibit "3.7-1" attached hereto and made a part hereof (the "Lobby Sign"). Tenant shall be permitted to erect and maintain the Lobby Sign only during the period that the Minimum Demise Requirement is satisfied. At any time that Tenant meets the Minimum Demise Requirement, Tenant may elect to have the Lobby Sign identify, in lieu of Tenant (or its Affiliate or successor as aforesaid), a Permitted Party that subleases from Tenant at least eighty-eight thousand (88,000) square feet of Rentable Area of the Premises. Tenant shall have the right to replace the Lobby Sign that is depicted on Exhibit "3.7-1" attached hereto provided that Tenant obtains Landlord's prior written consent thereto (it being agreed that Landlord shall not unreasonably withhold, condition or delay its consent to any such replacement Tenant's Sign if such replacement Tenant Sign is the same size as the Tenant's Sign depicted on Exhibit "3.7-1" attached hereto, and is the same color and made with the same materials as the Tenant's Sign depicted on Exhibit "3.7-1" attached hereto). If Tenant no longer satisfies the Minimum Demise Requirement, then Tenant shall not have the right to maintain the Lobby Sign that is described on Exhibit "3.7-1" attached hereto (as the Lobby Sign may have theretofore been replaced as aforesaid), provided that Landlord, at Landlord's cost and expense, shall erect a sign in a location in the lobby of the Building designated by Landlord in Landlord's reasonable discretion that identifies Tenant and that will indicate the elevator bank that accesses the Premises (which sign shall be of a size that is proportionate to similar signs erected by Landlord for other tenants or occupants of the Office Unit, based on the relative square footage then leased by Tenant and such other tenants or occupants).

(B)      Tenant shall have the right at any time during the Term to install a sign on the exterior of the Building (the "Exterior Sign"; the Lobby Sign and the Exterior Sign being collectively referred to herein as "Tenant's Signs") on the left hand column of the entrance to the Lexington Avenue lobby of the Building, which column is more particularly described on Exhibit "3.7-2" attached hereto and made a part hereof. The dimensions of the Exterior Sign shall be three (3) feet four (4) inches wide and six (6) inches high. Landlord, in Landlord's sole discretion, shall have the right to determine the exact location of the Exterior Sign on such column, provided that such location determined by Landlord shall be within the designated range depicted on Exhibit "3.7-2" attached hereto, and the colors and materials that will comprise the Exterior Sign. Tenant shall be permitted to erect and maintain the Exterior Sign only during the period that Tenant leases the entire Rentable Area of five (5) or more floors of the Building that comprise the Premises on the date hereof. If (x) the Exterior Sign is removed by virtue of Tenant no longer leasing five (5) or more floors of the Building as aforesaid, (y) Tenant meets the Minimum Demise Requirement, and (z) Landlord permits another tenant or occupant in the Office Unit to install a sign on the aforesaid column, then Tenant shall thereafter have the right to erect a sign in a location on such column designated by Landlord that is similar to such sign installed by such other tenant or occupant. The Exterior Sign may only identify one (1) Person, which may be Citibank, N.A. or Citigroup, Inc. or any successor of Citibank, N.A. or Citigroup, Inc.

(C)      Tenant's installation of Tenant's Signs shall be performed at Tenant's cost in accordance with the provisions set forth in Article 7 hereof. Tenant shall not have the right to erect Tenant's Signs that would create the impression in the mind of a reasonable person that the Building is named for Tenant. Tenant, at Tenant's expense, shall operate, maintain and repair any Tenant's Signs that Tenant erects pursuant to this Section 3.7 in accordance with customary standards for first-class office buildings in the vicinity of the Building and in compliance with all applicable Requirements. Tenant, at Tenant's expense, shall remove Tenant's Signs promptly upon the earlier to occur of (x) the Expiration Date, and (y) the date that Tenant has no further right to erect or maintain Tenant's Signs pursuant to this Section 3.7, and shall repair any damage caused by the installation of Tenant's Signs or such removal.

3.8.	Promotional Displays.

Tenant shall not have the right to use any window in the Premises for any sign or other display that is designed principally for advertising or promotion.

3.9.	Antennae Roof Rights.

(A)      Tenant shall have the right to install Antennae on the antennae mast (the "Antennae Mast") installed by Landlord on the roof of the Building for use solely by Tenant (or other Permitted Parties) (and not for resale purposes) on the terms and subject to the conditions set forth in this Section 3.9. At any time during the Term, Tenant shall have the right to install two (2) Antennae on the Antennae Mast (each of which shall be no larger than eighteen (18) inches in diameter) (such two (2) Antennae being referred to herein as the "Permitted Antennae"). Tenant shall give Landlord no less than thirty (30) days prior written notice (the "Antennae Notice") of Tenant's election to install the Permitted Antennae. Tenant shall describe in the Antennae Notice with specificity the type of Antennae Tenant elects to install on the Antennae Mast and the intended use thereof. The term "Antennae" shall mean, collectively, any Tenant antennae or antennaes, together with related equipment, mountings and supports, installed on behalf of Tenant on the Antennae Mast in accordance with this Section 3.9. At any time during the Term Tenant shall have the right to install additional Antennae on the Antennae Mast by giving Landlord written notice thereof, in which notice Tenant shall set forth a description of the additional Antennae that Tenant desires to install and the intended use thereof. If (x) Landlord then has available space on the Antennae Mast to accommodate the additional Antennae described in such notice, and (y) Tenant has theretofore installed the Permitted Antennae, then Tenant shall have the right to install the additional Antennae described in such notice on the terms and conditions set forth in this Section 3.9.

(B)      Promptly after the date that Landlord has sold or licensed for use approximately seventy percent (70%) of the space on the Antennae Mast, Landlord shall give Tenant a notice (the "Antennae Availability Notice") informing Tenant of the amount of space that then remains on the Antennae Mast (such space being referred to herein as the "Available Antennae Space"). Tenant has the right to license all or any portion of the Available Antennae Space by giving notice (the "Antennae Response Notice") thereof to Landlord no later than sixty (60) days after the date Landlord gave the Antennae Availability Notice to Tenant. Time shall be of the essence with respect to Tenant's giving the Antennae Response Notice to Landlord no later than sixty (60) days after the date Landlord gave the Antennae Availability Notice to Tenant. Tenant shall describe with reasonable specificity in the Antennae Response Notice the Antennae that Tenant proposes to install on the Antennae Mast and the intended use of the Antennae that Tenant proposes to install on the Antennae Mast. Landlord has no obligation to give Tenant an Antennae Availability Notice if, at the time approximately seventy percent (70%) of the space on the Antennae Mast has been sold or licensed by Landlord, Tenant no longer meets the Minimum Demise Requirement. If Tenant fails to give Landlord an Antennae Response Notice, then Landlord may thereafter license the remaining space on the Antennae Mast to any Person without having any obligation to notify Tenant thereof; subject, however, to Tenant’s right set forth in Section 3.9(A) hereof to install the Permitted Antennae without respect to whether seventy percent (70%) of the space on the Antennae Mast has been sold or licensed by Landlord (i.e., sufficient space for the Permitted Antennae shall be reserved by Landlord for Tenant).

(C)      Landlord shall have the right to reasonably designate the location of the Antennae on the Antennae Mast (the area on the Antennae Mast so reasonably designated by Landlord being referred to herein as the "Antennae Site"). Commencing on the date (the

"Antennae Commencement Date") an Antennae is installed on the Antennae Mast, the amount of space used thereon by any such Antennae shall be licensed by Landlord to Tenant on the terms and conditions contained in this Section 3.9. Landlord shall provide Tenant with riser space for the Antennae pursuant to Section 3.6 hereof. If, on the Antennae Commencement Date, there is electrical capacity available in the Antennae Mast Mechanical Room for Tenant's use in operating the Antennae, then Landlord shall make such electrical capacity available to Tenant for such purpose. Tenant's use of any such electricity shall be measured by submeter, installed by Landlord at Landlord's expense, and computed and billed to Tenant in accordance with the terms and provisions of Section 5.3 hereof. If, however, on the Antennae Commencement Date, there is not sufficient electrical capacity available as aforesaid, then Tenant, at Tenant's cost and expense, shall have the right to run, in accordance with the terms of this Lease, an electrical line from the Premises to the Antennae Mast Mechanical Room for purposes of operating the Antennae. Landlord (or, at Landlord's option, the Mast Manager) shall perform, at Tenant's expense, the work necessary to install the Antennae on the Antennae Mast, including making any electrical connections with respect thereto (other than running an electrical line from the Premises, if necessary, as aforesaid). Except as otherwise expressly set forth in this Section 3.9, the Antennae shall be deemed for all purposes of this Lease to be a Specialty Alteration. The rights granted to Tenant in this Section 3.9 shall not be assignable by Tenant separate and apart from this Lease.

(D)      Landlord may engage a third party (the "Mast Manager") to perform the construction, installation, maintenance or repair of the Antennae on commercially reasonable terms. Tenant shall pay a fee (the "License Fee") to Landlord, as additional rent, for Tenant's right to use the Antennae Site, and for the services of the Mast Manager, in a monthly amount equal to the Fair Market Rent therefor, payable in equal monthly installments in advance during the Term from and after the Antenna Commencement Date. Landlord and Tenant shall determine the Fair Market Rent of the Antennae Site in accordance with the terms of Article 20 hereof. Tenant shall promptly pay when due any tax, license, permit or other fees or charges imposed pursuant to any Requirements relating to the installation, maintenance or use of the Antennae.

(E)       Landlord retains the right to use the area in and around the Antennae Mast for any reasonable purpose whatsoever provided that such use does not unreasonably interfere with the use of the Antennae by Tenant (or the applicable Permitted Party). If, after any Antennae is installed on behalf of Tenant, it is discovered that such Antennae interferes with (i) the reception or transmission of communication signals by or from any antennae, satellite dishes or similar equipment installed on the Antennae Mast or any other location on the roof of the Building in either case prior to the date that the Antennae is installed, or (ii) the operation of the Building Systems, then Landlord shall cause the Mast Manager, on Tenant's behalf and at Tenant's expense, to relocate the Antennae to another area on the Antennae Mast or roof of the Building reasonably designated by Landlord. If such interference still occurs despite such relocation, and, despite Landlord's diligent efforts, there exists no reasonably practicable site on the Antennae Mast or on the roof of the Building for the relocation of the Antennae, then Landlord shall cause the Mast Manager upon prior notice to Tenant and at Tenant's expense, to promptly remove the Antennae from the Antennae Mast or the roof of the Building, as the case may be.

(F)       If any antennae or satellite dish installed on the Antennae Mast after the date that Tenant's Antennae is installed thereon interferes with the reception or transmission of communication signals by or from the Antennae, then Landlord shall cause the Mast Manager to relocate such antennae or satellite dish to another area on the Antennae Mast or roof of the Building. If such interference still occurs despite such relocation and despite Landlord's diligent efforts, then Landlord shall cause the Mast Manager to promptly remove such antennae or satellite dish from the Antennae Mast or the roof of the Building.

(G)      Neither Landlord nor the Mast Manager shall have any obligation to cause the Antennae to comply with Requirements (and, accordingly, Landlord shall not be required to obtain or maintain any required permits or licenses for the Antennae; provided, however, that Landlord at Tenant's cost and expense, shall cooperate reasonably with Tenant in connection with Tenant's obtaining any such permits or licenses). Neither Landlord nor the Mast Manager shall be responsible for any damage that is caused to Tenant or the Antennae by any other tenant or occupants of the Building, or for any interference or disturbance caused to the Antennae by any equipment installed on or in the Building (subject to the provisions of clause (E) of this Section 3.9) except to the extent of the negligence or willful misconduct of Landlord, the Mast Manager, or their employees, agents or contractors. Landlord makes no representation that the Antennae will receive or transmit communication signals without interference or disturbance and Tenant agrees that Landlord shall not be liable to Tenant therefor.

(H)      The license granted to Tenant under this Section 3.9 shall automatically terminate and expire upon the expiration or earlier termination of this Lease.

(I)        The Mast Manager, at Tenant's expense, shall remove the Antennae from the Antennae Site promptly after the date that Tenant's rights under this Section 3.9 lapse or otherwise terminate. Any installment of the License Fee paid by Tenant to Landlord hereunder in respect of any period of time after the date that Tenant so removes the Antennae shall be credited by Landlord against Tenant's next installments of Rental due hereunder.

3.10.	Wireless Internet Service.

Tenant has the right to install wireless Internet voice and data systems and equipment in the Premises using a provider selected by Tenant. Tenant shall not solicit other occupants of the Building (i.e., outside the Premises) to use wireless Internet service that emanates from the Premises. Tenant shall not permit the signals of Tenant's wireless Internet service (if any) to emanate beyond the Premises in a manner that interferes in any material respect with any Building Systems or with any other occupant's use of other portions of the Building.

3.11.	Telecommunications Provider/Telephone Closets.

Tenant, at Tenant's cost and expense, shall have the right to use a telecommunications provider selected by Tenant. Tenant agrees that Landlord shall have the right to access (in accordance with the terms of Article 9 hereof) the telephone and electric closets that comprise a portion of the Premises and that are shown on Exhibit "3.11" attached hereto and made a part hereof for purposes of Landlord's accessing Landlord's equipment contained therein (including fire alarm and security installations and telecommunications risers). Tenant agrees not to use, move, or otherwise disturb Landlord's equipment located in such telephone closets.

3.12.	Access to Beacon Court.

(A)      Tenant shall have the right to use, in common with the other occupants of the Building, at least one (1) access lane in Beacon Court, solely for the purpose of discharging and picking up passengers. Tenant shall have such right to the use of Beacon Court twenty-four (24) hours per day, seven (7) days per week. Tenant acknowledges that Tenant's right to use Beacon Court as described in this Section 3.12 shall be subject to the Rules. Tenant acknowledges that Tenant has no right to use the lobbies of the Building that open onto Beacon Court (it being understood that Tenant has the right to use only the lobby of the Building that opens onto Lexington Avenue) except to the extent provided in the Access Agreement (the "Access Agreement"), dated as of the date hereof, among Landlord, Bloomberg and Tenant, a copy of which is annexed as Exhibit "3.12" attached hereto and made a part hereof. Landlord shall use due diligence to (and shall use due diligence to cause the Condominium to) keep the access lane of Beacon Court reasonably free of traffic and generally available for Tenant's use. Landlord shall engage, or cause the Condominium to engage, an attendant to assist with traffic flow through to the extent reasonably necessary.

(B)      If Bloomberg fails to provide Tenant with access to the Beacon Court Lobby as aforesaid in violation of the Access Agreement, then Landlord shall use reasonable efforts to cause Bloomberg to comply with the provisions of the Access Agreement, it being agreed, however, that Landlord shall have no obligation to institute a proceeding against Bloomberg in connection therewith. Tenant shall reimburse Landlord, from time to time, for the reasonable out-of-pocket costs and expenses incurred by Landlord in connection with Landlord's using such reasonable efforts to cause Bloomberg to comply with its obligations under the Access Agreement. Landlord shall include in any such request for reimbursement reasonable supporting information therefor. Landlord shall consult from time to time with Tenant in connection with Landlord's using such efforts to cause Bloomberg to comply with the provisions of the Access Agreement as contemplated by this Section 3.12.

3.13.	Lobby Turnstiles.

(A)      Subject to the terms of this Section 3.13, Landlord acknowledges that Tenant shall have the right to install in the lobby of the Building, in the location shown on Exhibit "3.13" attached hereto and made a part hereof, a turnstile system to limit access to the elevator bank that serves the Premises. Tenant shall not have the right to install such turnstile system prior to obtaining Landlord's consent to the specifications therefor, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall perform such installation in accordance with the terms of Section 3.13 hereof (including, without limitation, the provisions thereof that require Tenant to obtain Landlord's prior consent to such installation, which consent Landlord shall not unreasonably withhold, condition or delay). If (x) Tenant installs such turnstile system in the lobby of the Building as contemplated by this Section 3.13, and (y) at any time during the Term, this Lease does not demise all of the Rentable Area that is served by such elevator bank, then Tenant shall make reasonable arrangements with Landlord and the occupants of the Rentable Area that is served by such elevator bank to provide Landlord and such occupants with access to the turnstile system at all times. Landlord and Tenant shall use reasonable efforts to arrange for each tenant that occupies any Rentable Area served by such elevator bank to use a security/identification card that coordinates with Tenant's security system (and which would operate the turnstile system installed by Tenant).

(B)      From and after the date that Tenant no longer meets the Minimum Demise Requirement, Landlord, at Landlord's cost and expense, shall have the right to remove the turnstile system installed by Tenant. If Landlord so removes the turnstiles, then Landlord, at Landlord's cost and expense, shall nonetheless be required to provide a security system or procedure reasonably designed to prevent unauthorized access into the passenger elevators that serve the Premises that is comparable to the security systems or procedures used or employed by landlords of comparable first-class buildings located in midtown Manhattan.

3.14.	Fitness Center.

(A)      Subject to the terms of this Section 3.14, Tenant acknowledges that Landlord intends to construct (or to cause to be constructed) a fitness center (the "Fitness Center") on the twenty-ninth (29th) floor of the Building for use by the Residential Unit owners. Landlord shall construct (or cause to be constructed) the Fitness Center in accordance with the plans and specifications therefor in Exhibit "3.14" attached hereto and made a part hereof (it being understood that Landlord shall have the right to alter such plans and specifications to relocate the equipment in the Fitness Center and to alter the configuration of the Fitness Center, provided that such altered plans and specifications provide for substantially the same construction methods that are contemplated by the plans and specifications that are attached hereto as Exhibit "3.14", so that, for example, if (i) the plans and specification that are attached hereto as Exhibit "3.14" provide for noise-dampening installations to accommodate certain fitness equipment, and (ii) the Fitness Center is reconfigured to relocate such fitness equipment, then Landlord shall construct (or cause to be constructed) the Fitness Center in a manner that relocates such noise-dampening installations to reflect the aforesaid relocation of such fitness equipment). If, after Landlord's completion of the Fitness Center, (x) Tenant notifies Landlord that noise or vibrations emanating from the Fitness Center to the portion of the Premises located on the twenty-eighth (28th) floor of the Building are disturbing beyond a de minimis extent Tenant's employees working in such portion of the Premises, and (y) it is determined that Landlord did not construct (or cause to be constructed) the Fitness Center in substantial accordance with the plans and specifications annexed as Exhibit "3.14" attached hereto, then Landlord, at Landlord's cost and expense and with due diligence, shall perform (or cause to be performed) in the Fitness Center the work necessary to cause the Fitness Center to substantially conform to such plans and specifications (but in no event shall Landlord be obligated after receipt of Tenant's notice to Landlord to perform any work in the Fitness Center that is in addition to, or different from, the work described on such plans and specifications).

(B)      During any period of time that Tenant meets the Minimum Demise Requirement and upon prior notice from Tenant to Landlord, Tenant shall have the right for up to twelve (12) of its employees to use the Fitness Center in accordance with the rules and regulations established therefor pursuant to the Condominium Documents. Each Tenant employee that intends to use the Fitness Center shall enter into a contract with the board of managers of the Residential Unit, which contract shall govern such employee's use of the Fitness

Center (including the fees payable for such use of the Fitness Center, which fees shall be in keeping with the fees charged by owners or operators of fitness centers in first-class office Buildings in midtown Manhattan).

(C)      Landlord, at Landlord's cost and expense and in a location reasonably designated by Landlord, shall install a door in the common corridor on the twenty-ninth (29th) floor of the Building in an effort to reduce the likelihood of Residential Unit owners who are using the Fitness Center from entering any of the passenger elevators on such floor that service the Premises and gaining unauthorized access to the Premises, which door shall be secured by a card reader system. Landlord shall perform such work in a good workerlike manner with due diligence from and after the Commencement Date.

3.15.	Floor Loads.

The floors loads for each floor of the Building that comprises the Premises (or any portion thereof) are described on Exhibit "3.15" attached hereto and made a part hereof.

Article 4

SERVICES

4.1.	Certain Definitions.

(A)      The term "Building Hours" shall mean the period from 08:00 am to 08:00 pm on Business Days and the period from 08:00 am to 01:00 pm on Saturdays that are not Holidays, except that with respect to the operation of the freight elevators "Building Hours" shall mean the period from 08:00 am to 05:00 pm on Business Days only.

(B)      The term "Building Systems" shall mean the service systems of the Building, including, without limitation, the mechanical, gas, steam, electrical, sanitary, HVAC, elevator, plumbing, and life-safety systems of the Building (it being understood that the Building Systems shall not include any systems that Tenant installs in the Premises as an Alteration).

(C)	The term "HVAC" shall mean heat, ventilation and air-conditioning.

(D)      The term "HVAC Systems" shall mean the Building Systems that provide HVAC.

(E)       The term "Overtime Periods" shall mean any times that do not constitute Building Hours.

4.2.	Passenger Elevator Service.

Subject to the terms of Article 10 hereof and this Section 4.2, Landlord shall provide Tenant with passenger elevator service for the Premises using the Building Systems therefor. From and after the Commencement Date, such passenger elevator service shall be provided by the four (4) passenger elevators depicted on Exhibit "4.2-1" attached hereto and made a part hereof. The passenger elevators shall satisfy, at a minimum, the specifications set forth on

Exhibit "4.2-2" attached hereto and made a part hereof. Tenant's use of the passenger elevators shall be in common with other occupants of the Building. Landlord shall not have the right to reprogram the passenger elevators so that they serve floors in the Building other than the twenty-first (21st) through twenty-ninth (29th) floors or reduce, other than to a de minimis extent, the level of service provided by the passenger elevators (but in no event below the level of service set forth on Exhibit "4.2-2" attached hereto), provided, however, that if, after the date hereof, a portion of the Premises is leased to Bloomberg (by virtue of a Recapture Termination or otherwise), then, subject to the provisions of the immediately following sentence, Landlord shall have the right to reprogram the passenger elevators so that they serve Bloomberg's main elevator lobby located on the sixth (6th) floor of the Building. Solely during the period of time that Tenant meets the Minimum Demise Requirement, Tenant shall have the right to require Landlord to program one passenger elevator to service exclusively (and not any other floors in the Building) the ground floor and the portion of the Premises located on the twenty-seventh (27th) and twenty-eighth (28th) floors of the Building (the "Exclusive Elevator"). Tenant shall have the use of the passenger elevators that service the Premises at all times, except that during Overtime Periods, Landlord have the right to have only two (2) passenger elevator in service to serve the Premises. Tenant shall use the passenger elevators only for purposes of transporting persons to and from the Premises. If (x) the Exclusive Elevator is in use pursuant to this Section 4.2, (y) Landlord recaptures two (2) or more full floors of the Premises, and (z) Tenant meets the Minimum Demise Requirement, then, at Tenant's option, Landlord shall either (i) reprogram the Exclusive Elevator to serve all of the twenty-first (21st) through twenty-ninth (29th) floors, or (ii) reprogram two (2) of the four (4) passenger elevators to serve floors twenty-one (21) through twenty-six (26) and floor twenty-nine (29) (it being understood that if all of the events as described in clauses (x), (y) and (z) occur, then Tenant must select one of the two options described in clause (i) and clause (ii) above).

4.3.	Freight Elevator Service.

(A)      Subject to the terms of Article 10 hereof and this Section 4.3, Landlord shall provide Tenant with freight elevator service for the Premises using the Building Systems therefor. From and after the Commencement Date, such freight elevator service shall be provided by the freight elevator depicted on Exhibit "4.3" attached hereto and made a part hereof, in addition to the freight elevator in the Building's loading dock located at the grade level in the Building and the appurtenant truck elevator. Tenant's use of the freight elevators shall be in common with other occupants of the Building and shall be on a first-come, first served basis (i.e., no advance scheduling), subject to Tenant's right to use the freight elevators on a reserved basis during Overtime Periods. Landlord shall have the right to prescribe reasonable rules from time to time regarding the rights of the occupants in the Building (including, without limitation, Tenant) to use the freight elevators (governing, for example, the responsibility of occupants of the Building to reserve freight elevator use in advance, particularly for Overtime Periods). Tenant shall use the freight elevators in accordance with applicable Requirements. Subject to Section 4.3(B) hereof, if Tenant uses the freight elevator during Overtime Periods, then Tenant shall pay to Landlord, as additional rent, an amount calculated at the reasonable hourly rates that Landlord charges from time to time therefor, within thirty (30) days after Landlord's giving to Tenant an invoice therefor.

(B)      Landlord and Tenant acknowledge and agree that two (2) freight elevators are required to bring freight in and out of the Premises: (i) the freight elevator located at the loading dock of the Building (the "Initial Freight Car"); and (ii) the freight elevator located on lower level 3 of the Building (the "Secondary Freight Car"; the Initial Freight Car and the Secondary Freight Car being referred to herein collectively as the "freight elevators"). The hourly charge for each of the freight elevators used during Overtime Periods is an amount equal to the product of (x) one hundred forty-five percent (145%), and (y) the hourly cost of a Local 32 B-J elevator operator in effect from time to time (the "32 B-J Hourly Rate"). As of the date of this Lease, the 32B-J Hourly Rate is Fifty-Five Dollars ($55), which, when multiplied by one hundred forty-five percent (145%), results in an hourly charge for each freight elevator used during Overtime Periods of Seventy-Nine Dollars and 75/100 Cents ($79.75). Landlord shall have the right to charge Tenant for a particular minimum number of hours of usage of the freight elevator during Overtime Periods to the extent that the applicable union contract or service contract requires Landlord to engage the necessary personnel (including, without limitation, a freight elevator operator and loading dock attendant) for such minimum number of overtime hours (which minimum number of hours as of the date hereof is four (4)). If (x) Tenant requests Landlord to provide Tenant with freight elevator service during Overtime Periods as provided in this Section 4.3, and (y) another tenant in the Building also uses, or other tenants in the Building also use, the applicable freight elevators during such Overtime Period, then Landlord shall allocate equitably the charges described in this Section 4.3 among Tenant and such other tenant or tenants (taking into account the differences in the costs to Tenant as provided in this Section 4.3(B) hereof and the charges to such other tenant or tenants).

(C)      Tenant acknowledges that the labor unions involved in the construction of the Building may require Landlord through the date such unions are no longer actively working in the Building to operate the freight elevators in the Building using union labor personnel ("Construction Union Personnel") other than Local 32 B-J, which is the labor union that currently operates such freight elevators following the completion of Building construction. If the Construction Union Personnel are operating the freight elevators during Business Hours, then, if Tenant uses the freight elevators for construction during Business Hours, Tenant shall pay to Landlord the excess of the hourly rates paid by Landlord for the Construction Union Personnel over the 32 B-J Hourly Rate, in each case without any markup. If (i) Tenant uses the freight elevators during Overtime Periods, and (ii) Construction Union Personnel operate the freight elevators at such time, then Tenant shall pay, subject to Section 4.3(D) hereof, the hourly rates paid by Landlord to the applicable union for the Construction Union Personnel during such Overtime Periods, without any markup, in lieu of the rates set forth in Section 4.3(B) hereof (it being agreed that Landlord shall still have the right to charge Tenant for a minimum number of hours, as aforesaid, to the extent required by the union contract of the union employing the Construction Union Personnel).

(D)      Tenant shall not be required to pay for the first two hundred (200) hours of freight elevator use during Overtime Periods solely in connection with Tenant's use of the freight elevators for its Initial Alterations and Tenant's initial move into the Premises (it being understood that if Tenant uses the Initial Freight Car and the Secondary Freight Car, then Tenant shall be charged for two (2) hours of freight elevator use); provided, however, that if Construction Union Personnel are operating the freight elevators during any such Overtime Periods, then Tenant shall pay the excess of the hourly rates actually paid by Landlord to the applicable union for the Construction Union Personnel over the 32 B-J Hourly Rate, in each case without any markup. Tenant shall nonetheless use reasonable efforts to schedule and use the freight elevators during non-Overtime Periods in connection with the performance of its Initial Alterations in an effort to minimize the number of hours of freight elevator use during Overtime Periods that would otherwise be required.

(E)       Subject to Section 4.15 hereof, Tenant, at Tenant's cost and expense, shall have the right to provide Tenant's own security guard to monitor Tenant's activity solely in the freight elevators and in the aforesaid loading dock and truck elevator areas, it being expressly agreed that any such security guard shall in no event be permitted to operate a freight elevator.

4.4.	Heat, Ventilation and Air-Conditioning.

(A)      Subject to the terms of Article 10 hereof and this Section 4.4, Landlord shall operate the HVAC System to provide HVAC at the perimeter of the Premises that satisfies, at a minimum, the specifications set forth on Exhibit "4.4" attached hereto and made a part hereof. Landlord shall not be required to make any installations in the Premises to distribute HVAC within the Premises. Landlord shall have no liability to Tenant if Landlord cannot meet the HVAC specifications set forth on Exhibit "4.4" attached hereto if such failure is caused by virtue of Tenant's failure to keep closed the curtains, blinds, shades or screens that Tenant installs on the windows of the Premises in accordance with the terms hereof to the extent reasonably necessary to reduce the interference of direct sunlight with the operation of the HVAC System.

(B)      Landlord shall operate the HVAC Systems at all times during Building Hours without additional charge to Tenant. Landlord shall operate the HVAC System for Tenant's benefit during Overtime Periods if Tenant so advises Landlord not later than 02:00 pm of the Business Day immediately preceding the day on which Tenant requires HVAC during Overtime Periods (it being agreed that Landlord intends to provide to Tenant, at no additional charge, software for use on Tenant's computer system, which enables Tenant to order from its computer system such HVAC during Overtime Periods and to order and monitor certain other services provided in the Building). If Landlord so provides HVAC to the Premises during Overtime Periods (as so requested by Tenant), then Tenant shall pay to Landlord, as additional rent, an amount calculated at the hourly rate of Twenty-Five Dollars and No Cents ($25.00) for all or any floors for which Tenant orders HVAC during Overtime Periods (i.e., not a per floor charge), which amount shall be adjusted on January 1st of each calendar year occurring during the Term commencing on January 1, 2006 to equal an amount equal to the product obtained by multiplying (I) Twenty-Five Dollars ($25), by (II) a fraction, the numerator of which is the Consumer Price Index for November of the immediately preceding calendar year, and the denominator of which is the Consumer Price Index on the date hereof, within thirty (30) days after Landlord gives to Tenant an invoice therefor. If (i) Tenant requests HVAC during a particular Overtime Period, and (ii) such HVAC is automatically provided to other leaseable areas in the Building by virtue of the HVAC zoning in the Building, then the aforesaid charge for HVAC shall be appropriately prorated between Tenant and any occupant or occupants of such leaseable area who also ordered HVAC during such Overtime Period (or any portion thereof).

4.5.	Cleaning.

(A)      Subject to the terms of Article 10 hereof and this Section 4.5, Landlord shall cause the Premises to be cleaned substantially in accordance with the standards set forth in Exhibit "4.5" attached hereto and made a part hereof. Landlord shall not be required to clean the portions of the Premises (if any) that Tenant uses for the storage, preparation, service or consumption of food or beverages. Tenant shall pay to Landlord, as additional rent, the actual costs paid by Landlord to a third party in removing from the Building any of Tenant's refuse and rubbish to the extent exceeding the amount of refuse and rubbish usually generated by a tenant that uses the Premises for ordinary office purposes. Tenant shall make such payments to Landlord not later than the thirtieth (30th) day after the date that Landlord gives to Tenant an invoice therefor from time to time, which invoice shall have annexed thereto documentation that reasonably substantiates the charges set forth thereon. If the cleaning specifications set forth on Exhibit "4.5" attached hereto are not consistently and materially met by Landlord's cleaning contractor, then Landlord, upon Tenant's request therefor from time to time, shall cause its Building management personnel to meet with Tenant in an effort to develop a solution so that the cleaning specifications are thereafter consistently and materially met.

(B)      Tenant, at Tenant's expense, shall exterminate the portions of the Premises that Tenant uses for the storage, preparation, service or consumption of food against infestation by insects and vermin regularly and, in addition, whenever there is evidence of infestation. Tenant shall engage Persons to perform such exterminating that are approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay. Tenant shall cause such Persons to perform such exterminating in a manner that is reasonably satisfactory to Landlord.

(C)      Tenant, at Tenant's expense, shall clean daily all portions of the Premises used for the storage, preparation, service or consumption of food or beverages. Tenant shall not have the right to perform any cleaning services in the Premises using any contractor other than the cleaning contractor that Landlord has engaged from time to time to perform cleaning services in the Building for Landlord; provided, however, that (x) Landlord shall not have the right to require Tenant to use such cleaning contractor unless the rates that such cleaning contractor agrees to charge Tenant for such additional cleaning services are competitive with the amounts charged by other cleaning companies that provide services to comparable buildings for comparable services, and (z) subject to Section 4.15 hereof, Tenant shall have the right to use Tenant's own employees for such additional cleaning services. If such cleaning contractor does not agree to charge Tenant for such additional cleaning services at competitive rates as aforesaid, then Tenant may employ to perform such additional cleaning services another cleaning contractor that Landlord approves, which approval Landlord shall not unreasonably withhold, condition or delay. Subject to Section 4.15 hereof, Landlord and Tenant shall cooperate with one another in ensuring that the cleaning performed by any cleaning contractor selected by Tenant in accordance with this Section 4.5, does not result in labor disharmony with Landlord's cleaning contractor.

(D)      Landlord consents to Tenant using no more than four (4) Tenant employees (or four (4) employees of Tenant's facilities manager) to perform certain services in the Premises for Tenant's senior executives, which services shall be limited to setting up offices and conference rooms for meetings and the cleaning of same, stocking pantries, serving beverages, and other similar and related services, as long as the provision of such services does not result in any labor disharmony. Tenant agrees that it shall be required to use Local 32 B-J personnel employed by Landlord's cleaning contractor to perform certain handyman type services in the Premises, such as hanging pictures, performing minor carpentry repair work, etc., which services shall be ordered and paid for by Tenant. Landlord shall use reasonable efforts to ensure that Tenant's needs with respect to such services are promptly met taking into account the needs of other occupants of the Building at any given time. If Tenant's needs for handyman services in the Premises are such that Tenant requires a dedicated person or persons, then Tenant can hire one or more of the Local 32 B-J personnel employed by Landlord's cleaning contractor. Landlord shall assist Tenant in selecting any such union personnel and shall perform any testing and background checks to the full extent that is permitted by Local 32 B-J's then current union contract.

(E)       Tenant's cleaning contractors that meet the requirements of this Article 4 shall be permitted without charge to use the janitorial closets located on each floor of the Premises and the passenger and freight elevators in the Building (but may not use the freight elevators during Overtime Periods). Landlord shall use reasonable efforts to cause any cleaning contractor that cleans the Premises (other than cleaning contractors selected by Tenant) to keep the entry doors to the Premises locked when such contractor is cleaning the Premises and to turn off the lights in each portion of the Premises when such contractor has finished cleaning such portion of the Premises (to the extent that the lights in the Premises do not automatically shut-off).

(F)       Tenant shall comply with any refuse disposal program (including, without limitation, any waste recycling program) that Landlord imposes reasonably upon not less than twenty (20) days of prior written notice from Landlord to Tenant or that is required by Requirements.

(G)      Tenant shall not clean any window in the Premises, nor require, permit, suffer or allow any window in the Premises to be cleaned, in either case from the outside in violation of Section 202 of the New York Labor Law, any other Requirement, or the rules of the Board of Standards and Appeals, or of any other board or body having or asserting jurisdiction.

4.6.	Water.

Landlord shall provide to the lavatories located in the portion of the Premises that is within the core of the Building hot and cold water only for ordinary drinking, cleaning and lavatory purposes at no additional charge to Tenant. Landlord shall also provide, through the Building Systems and a copper supply line that is two (2) inches in diameter, cold water at one (1) connection point at the perimeter of the Premises on each floor of the Building for use by Tenant for its cold water needs outside of the core of the Building (at no additional charge to Tenant) and for use in any cafeteria in the Premises constructed by Tenant (which may be metered pursuant to this Section 4.6 and paid for by Tenant). Landlord shall not be required to make any installations in the Premises to distribute water within the Premises. Tenant, at Tenant's cost and expense and subject to there then being sufficient capacity that will not otherwise adversely affect the other occupants of the twenty-ninth (29th) floor of the Building, shall have the right to tap-in to the water heaters to the extent located in the Premises solely for use in Tenant's private restrooms (it being agreed that any such tap-in shall be deemed an Alteration that shall be governed in accordance with Article 7 hereof). Nothing contained in this Section 4.6 limits the provisions of Article 10 hereof. Landlord, at Tenant's cost and expense, shall have the right to install a meter to measure Tenant's consumption of water used by Tenant for any cafeteria in the Premises at Landlord's cost without any markup. Tenant, at Tenant's cost and expense, shall maintain and repair any such meter. Tenant shall pay at Landlord's cost without any markup for water provided to any such cafeteria as measured by such meter, as additional rent hereunder, on or prior to thirty (30) days after Landlord's rendition of a statement therefor (which statements shall not be given to Tenant more frequently than monthly and shall have annexed thereto documentation that reasonably substantiates the charges set forth thereon).

4.7.	Building Employee Listing.

Tenant has the right to list the names of Tenant and any Permitted Party and their respective officers, directors and employees on the computerized Building employee listing which shall be located behind the security desk in the lobby of the Building and shall be accessible only by Building personnel. At Landlord's sole cost and expense, Landlord shall reprogram such listing to add or delete names of the executive personnel or Permitted Parties promptly after Tenant's request from time to time, except that Tenant shall not have the right to make any such request more frequently than once in any particular period of thirty (30) days.

4.8.	Building Security.

(A)      Subject to the terms of this Section 4.8(A), Landlord shall provide security for the Building that is consistent with the security provided by landlords of first-class buildings in midtown Manhattan. Tenant acknowledges that Landlord, in agreeing to arrange for such security, does not ensure the security of the Building, and accordingly, Tenant remains responsible for making the Alterations in the Premises that Tenant considers adequate to provide for Tenant's security.

(B)      Landlord and Tenant shall each give the other prompt notice of any advisories, notices or similar communications received by Landlord or Tenant, as the case may be, from a Governmental Authority specifically in respect of the Building and which relates to the security therefor, unless Landlord or Tenant, as the case may be, is prohibited by such Governmental Authority from disclosing the contents of such advisory, notice, or communication. Tenant shall have the right to designate a representative to act as Tenant's security liaison with the Building management office (or another representative designated by Landlord) regarding security matters affecting the Building and the Premises. Landlord's representative shall reasonably cooperate with Tenant's representative on an ongoing basis during the Term with respect to sharing information about Building security, coordinating fire drills and other related security procedures, and planning for special security needs with respect to particular events or visits by third parties to the Premises (or visits by third parties to the Building that may impact Tenant's security in the Premises). Upon Tenant's written request therefor from time to time, Landlord shall cause its Building personnel to meet with Tenant and its representatives to keep Tenant advised as to the status of the Building's security specifications and the strategies to be employed by Landlord and the Condominium Board in connection therewith. Landlord agrees to act in good faith in implementing (or causing the Condominium Board to implement) Tenant's reasonable recommendations with respect to Building security and Tenant shall pay Landlord for actual increases in Landlord's security costs by virtue of Landlord implementing a Tenant security recommendation (to the extent such increase is not properly includable in Operating Expenses). During any period of time that Tenant meets the Minimum Demise Requirement, Landlord shall give Tenant written notice of any impending material change in the Building's security system or procedures, which notice shall be given to Tenant promptly after Landlord (or the Condominium) makes its decision to effect such change.

(C)      Tenant, at Tenant's cost and expense, shall have the right to engage one (1) security guard (in addition to the employee posted at the desk in the Building lobby) to patrol the Premises and the lobby of the Building, provided that Landlord has the right to designate the uniform worn by such security guard (so that such guard's uniform is consistent with the uniforms worn by other security guards in the Building). Landlord, at no cost to Landlord, shall cooperate with Tenant in connection with Tenant's operating its security program (for example, in coordinating Tenant's evacuation drills). Landlord shall use reasonable efforts to cause the security cards issued by Tenant for its employees for purposes of such employees accessing the Premises (or particular portions thereof) to also be operable with respect to other security checkpoints in the Building.

(D)      Subject to the terms of this Section 4.8(D), Tenant or a Permitted Party that sublets from Tenant at least eighty-eight Thousand (88,000) square feet of Rentable Area shall have the right to post one (1) of its own employees (together with a telephone and computer terminal or other similarly sized equipment reasonably related to Tenant's posting of such employee) at one of the stations at the lobby desk in the Building (as designated by Landlord), at Tenant's cost, provided that Landlord has the right to designate the uniform worn by such employee (so that such employee's uniform is consistent with the uniforms worn by other Building personnel located at the lobby desk in the Building). Tenant or any such Permitted Party shall have the right to post such employee and install such equipment only during the period that the Minimum Demise Requirement is satisfied.

4.9.	Fire System.

Landlord, at Landlord's cost and expense, will maintain the Building's core fire alarm system. Landlord will provide Tenant with access to the Building System that provides water for the fire suppression system that exists in the Premises on the Commencement Date or that Tenant installs during the Term as an Alteration in accordance with the terms hereof in either case in amounts and at pressures that satisfy applicable Requirements, which connection points are shown on Exhibit "4.9" attached hereto and made a part hereof. Landlord will provide Tenant with a connection point or connection points to the Building System that constitutes the fire alarm system in the Building to the extent required by applicable Requirements. Nothing contained in this Section 4.9 obligates Landlord to make any installations in the Premises to distribute within the Premises such water for such fire suppression system or to install elements of the fire alarm system within the Premises.

4.10.	Gas.

Tenant, at Tenant's cost and expense, shall have the right to bring gas service to the Premises by directly contracting with the applicable utility company. Tenant shall pay directly to the utility company the cost of such gas. Tenant, at Tenant's expense, shall make any additional installations (subject the provisions of Article 7 hereof) that are required for Tenant to obtain gas from the utility company and shall comply with all applicable Requirements in connection therewith. Landlord, at no cost to Landlord, shall reasonably cooperate with Tenant in connection with Tenant's obtaining such direct service. Landlord shall not be required to maintain or repair during the Term any installations that exist in the Premises with respect to such gas, provided that the foregoing shall not be deemed to limit Landlord's other obligations set forth in Article 8 hereof.

4.11.	Steam.

Subject to this Section 4.11, Tenant shall have the right to tap-in to the low-pressure steam system for the Building at the main steam riser on each floor of the Building where the Premises are located for steam service for the Premises. Tenant shall not have the right to tap-in to such low-pressure steam system if, at such time, the Residential Unit owners in the Building would not have sufficient steam available to them by virtue of Tenant's use of such steam. If Tenant elects to have such access and such access does not adversely affect the Residential Unit owners as aforesaid, then Landlord shall not be required to make any installations in the Premises to distribute such steam within the Premises. Landlord shall not be required to maintain or repair during the Term any installations that exist in the Premises, provided that the foregoing shall not be deemed to limit Landlord's other obligations set forth in Article 8 hereof. Tenant's use of steam shall be measured by a meter installed by Tenant at Tenant's expense (which meter shall measure exclusively the steam to be provided to the Premises in accordance with the provisions of this Section 4.11) and Tenant shall pay to Landlord on a monthly basis, as additional rent ("Steam Additional Rent"), an amount equal to one hundred three percent (103%) of the actual charges that Landlord pays to the applicable utility company in connection with providing such steam to Tenant, as measured by such meter. Tenant shall pay the Steam Additional Rent to Landlord on or prior to the thirtieth (30th) day after the date that Landlord gives to Tenant an invoice therefor, which shall be accompanied by Landlord's calculation of the Steam Additional Rent and Landlord's meter readings upon which such calculations are based. Tenant and its authorized representative may have access to such meter from time to time during the Term for the purpose of verifying Landlord's meter readings. Tenant shall have the right to object to Landlord's calculation of the Steam Additional Rent by giving Landlord notice of any such objection on or prior to the sixtieth (60th) day after the date that Landlord gives Tenant the applicable invoice for the Steam Additional Rent. Either party shall have the right to submit a dispute regarding the Steam Additional Rent to an Expedited Arbitration Proceeding.

4.12.	Operation of Building Systems.

Landlord shall (x) maintain the Office Unit and the Building Systems that serve the Premises, (y) cause the Condominium Board to maintain the Building (including the common areas thereof) to the extent required pursuant to the Condominium Documents, and (z) cause any Person that is Landlord's Affiliate and that owns a condominium unit in the Building to maintain such unit, in any such case, in conformity with the standards maintained by landlords of first-class buildings in midtown Manhattan. Landlord, upon receipt of notice from Tenant from time to time, shall give Tenant the opportunity to review and comment upon operating procedures for Building Systems from which Tenant benefits, it being expressly agreed that Landlord shall have no obligation to modify its procedures based upon Tenant's comments.

4.13.	Supplemental HVAC System.

(A)      Subject to the terms of Article 10 hereof and this Section 4.13, Tenant, at Tenant's expense, may tap into the applicable Building System to obtain chilled water for a supplemental air-conditioning system (or systems) that Tenant installs in the Premises in accordance with the provisions of Article 7 hereof. Such chilled water shall be available to Tenant twenty-four (24) hours per day, seven (7) days per week, subject to Landlord's right to interrupt the provision of chilled water to Tenant in accordance with Section 10.2 hereof, and shall be supplied at a temperature that ranges from thirty-nine degrees Fahrenheit to forty-five degrees Fahrenheit. Any such supplemental air-conditioning system that Tenant installs shall not have a capacity of more than two hundred (200) tons in the aggregate. Any installations that are required to connect Tenant's supplemental air-conditioning system to the chilled water pipes shall be made by Tenant (based on the plans and specifications therefor as designed by Tenant and approved by Landlord as contemplated by Article 7 hereof). Tenant shall pay to Landlord, as additional rent:

(1)       the reasonable, third party, out-of-pocket costs that Landlord incurs in making such connection;

(2)       a one-time 'tap-in' fee in the amount of Two Hundred-Fifty Dollars and No Cents ($250.00) per ton of capacity so connected; and

(3)       an annual charge in the amount of Three Hundred Fifty Dollars and No Cents ($350.00) per ton of capacity of the system so connected (which amount per ton shall be increased on each anniversary of the Commencement Date to reflect the percentage increase, if any, in the Consumer Price Index from the Consumer Price Index that is in effect on the Commencement Date).

Tenant shall pay such amounts to Landlord on or prior to the thirtieth (30th) day after the date that Landlord gives to Tenant an invoice therefor from time to time.

(B)      From and after the date that Tenant no longer meets the Minimum Demise Requirement, Tenant shall only be entitled to obtain chilled water to meet a tonnage capacity equal to the product of (x) two hundred (200), and (y) a percentage, the numerator of which is the number of square feet of Rentable Area leased by Tenant at the time that Tenant no longer meets the Minimum Demise Requirement, and the denominator of which is one hundred seventy-six thousand (176,000).

4.14.	No Other Services.

Landlord shall not be required to provide any services to support Tenant's use and occupancy of the Premises, except to the extent expressly set forth herein.

4.15.	Labor Harmony.

If (i) Tenant employs, or permits the employment of, any contractor, mechanic or laborer in the Premises, whether in connection with any Alteration or otherwise, (ii) such employment interferes or causes any conflict with other contractors, mechanics or laborers engaged in the maintenance, repair, management or operation of the Building, and (iii) Landlord gives Tenant notice thereof (which notice may be given verbally to the person employed by Tenant with whom Landlord's representative ordinarily discusses matters relating to the Premises), then Tenant shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately and shall take such other action as may be reasonably necessary to resolve such conflict.

Article 5

ELECTRICITY

5.1.	Capacity.

(A)      Subject to the terms of this Article 5, Landlord shall provide to the electrical closet on the floor of the Building where each portion of the Premises is located, for Tenant's use, eight (8) watts of electrical capacity (demand load) per square foot of Usable Area in the portion of the Premises located on such floor of the Building (exclusive of the electrical capacity that is required to operate the HVAC System) (such electrical capacity, as such electrical capacity may be increased pursuant to Section 5.1(B) hereof, being referred to herein as the "Base Electrical Capacity"). Tenant, during the Term, shall use electricity in the Premises only in such manner that complies with the requirements of the Utility Company. Tenant shall not permit the demand for electricity in the Premises to exceed the Base Electrical Capacity. Tenant, subject to applicable Requirements, shall have the right to distribute excess electrical capacity from one floor of the Premises to another floor or floors that comprise the Premises.

(B)      Subject to the terms of this Section 5.1(B), Tenant, from time to time, shall have the right to request that Landlord increase the electrical capacity set forth in Section 5.1(A) by making available to Tenant excess electrical capacity that is then available in the Building to the extent Tenant has a bona-fide need for such additional electrical capacity. If (x) Landlord has a bona-fide need for such available Building electricity, or (y) Landlord has theretofore promised such electricity to another tenant or occupant in the Building that has a bona-fide need for such available Building electricity and, in either case, such electricity is not available to Tenant, then Landlord will so inform Tenant and thereafter will cooperate with Tenant, at no cost to Landlord, to make arrangements with the Utility Company to increase the electrical capacity that the Utility Company makes available to the Building, in which case the Base Electrical Capacity shall increased correspondingly. Tenant shall perform any work that is required in connection with any such increase in electrical capacity in accordance with the terms of Article 7 hereof (as if such work constituted an Alteration). Nothing contained in this Section 5.1(B) expands the Premises or otherwise grants to Tenant rights to use portions of the Building that are not otherwise demised to Tenant hereunder.

5.2.	Electricity for the Building.

Landlord shall arrange with a Utility Company to provide electricity for the Building. Landlord shall not be liable to Tenant for any failure or defect in the supply or character of electricity furnished to the Building, except to the extent that such failure or defect results from the negligence or willful misconduct of Landlord, its employees, agents or contractors. Landlord shall not be required to make any installations in the Premises to distribute electricity within the Premises. If Landlord elects to solicit bids for electricity to the Building from energy providers other than the Utility Company, then Tenant shall have the right to require Landlord to solicit bids from any reliable energy providers suggested by Tenant, it being understood that Landlord has no obligation whatsoever to award the contract to the energy provider or energy providers suggested by Tenant. Landlord shall pass on to Tenant a proportionate share of any tax savings on the electricity charges for the Building for which Landlord has qualified. Landlord, at no cost to Landlord, shall reasonably cooperate with Tenant in Tenant's efforts to obtain rebates or discounts for electricity from the Utility Company by virtue of Tenant's installation in the Premises of energy-saving fixtures or equipment. Tenant shall receive (either by payment from Landlord to Tenant or by virtue of a discernible credit shown on an invoice or invoices received by Landlord from the Utility Company) any rebates or discounts granted by the Utility Company by virtue of Tenant's installation in the Premises of any such energy-saving fixtures or equipment. Tenant shall not be entitled to any benefits or rebates granted to another tenant or occupant in the Building by virtue of such tenant or occupant's installation of energy-saving fixtures or equipment.

5.3.	Submetering.

(A)      Subject to the provisions of this Section 5.3, Landlord shall measure Tenant's consumption of electricity (but not Tenant's demand for electricity) in the Premises using submeters that have heretofore been installed by Landlord, at Landlord's cost and expense. Landlord, at Landlord's cost and expense, shall maintain the submeters in the Premises. If, at any time during the Term, Tenant performs Alterations that require modifications to the aforesaid submeter or submeters that Landlord installs, or that require a supplemental submeter or supplemental submeters, then Tenant shall perform such modification, or the installation of such supplemental submeter or submeters, at Tenant's cost, as part of the applicable Alteration. Upon reasonable oral notice from Tenant from time to time, Landlord shall grant Tenant access to the submeters for purposes of Tenant's verifying Landlord's submeter readings.

(B)      Tenant shall pay to Landlord, as additional rent, an amount (the "Electricity Additional Rent") equal to one hundred three percent (103%) of the product obtained by multiplying (x) the Average Cost per Kilowatt Hour, by (y) the number of kilowatt hours of electricity used in the Premises for the applicable billing period, as registered on the submeter or submeters for the Premises. The term "Average Cost per Kilowatt Hour" shall mean, with respect to any particular period, the quotient obtained by dividing (x) the aggregate charge imposed by the Utility Company for the electricity supplied during such period to the portions of the Building in which the Premises are located as measured by the Utility Company meters that measure the electricity supplied to such portions of the Building from time to time (including, without limitation, energy charges, demand charges, all applicable surcharges, time-of-day charges, fuel adjustment charges, rate adjustment charges, taxes and any other factors used by the Utility Company in computing its charges to Landlord), by (y) the number of kilowatt hours of electricity used in the Building during such period, as reflected on the electric meter or meters for the Building. The term "Utility Company" shall mean, collectively, the local electrical energy distribution company and the competitive energy provider that provides electric service for the Building.

(C)      Landlord shall give Tenant an invoice for the Electricity Additional Rent on a monthly basis, which invoice shall have annexed thereto a copy of the applicable invoice from the Utility Company and the calculation of the aggregate amount set forth on such invoice. Tenant shall pay the Electricity Additional Rent to Landlord on or prior to the thirtieth (30th) day after the date that Landlord gives to Tenant each such invoice. Tenant shall not have the right to object to Landlord's calculation of the Electricity Additional Rent unless Tenant gives Landlord notice of any such objection on or prior to the sixtieth (60th) day after the date that Landlord gives Tenant the applicable invoice for the Electricity Additional Rent. If Tenant gives Landlord a notice objecting to Landlord's calculation of the Electricity Additional Rent, as aforesaid, then Tenant shall have the right to review Landlord's submeter readings and Landlord's calculation of the Electricity Additional Rent, at Landlord's offices or, at Landlord's option, at the offices of Landlord's managing agent, in either case at reasonable times and on reasonable advance notice to Landlord. Either party shall have the right to submit a dispute regarding the Electricity Additional Rent to an Expedited Arbitration Proceeding.

(D)      Subject to the terms of this Section 5.3(D), Tenant, at any time during the Term, shall have the right to make arrangements to obtain electricity directly from the Utility Company or, at Tenant's option, from any other reputable provider, by giving notice thereof to Landlord. If Tenant makes the election as described in this Section 5.3(D), then (i) Tenant, at Tenant's cost, shall make arrangements to obtain electricity directly from the Utility Company or such other provider, as the case may be, (ii) from and after the date on which such direct electricity is provided to Tenant, Landlord shall not be obligated to furnish electricity to the Premises, and (iii) from and after the date on which such direct electricity is provided to Tenant, Tenant shall not be obligated to pay to Landlord the charges for electricity as described in this Article 5. Tenant shall make any installations that are required to accomplish Tenant's obtaining electricity directly from the Utility Company in accordance with the provisions of Article 7 (as if such installations constituted an Alteration hereunder), it being agreed that Tenant shall have the right to use the electrical facilities that then exist in the Building to obtain such direct electric service (without Landlord having any liability or obligation to Tenant in connection therewith). Nothing contained in this Section 5.3(D) gives Tenant the right to use any portion of the Building (except as otherwise set forth in this Lease). Landlord, at no cost to Landlord, shall reasonably cooperate with Tenant in connection with Tenant's obtaining such direct service.

5.4.	Termination of Electric Service.

(A)      If Landlord is required by any Requirement to discontinue furnishing electricity to the Premises as contemplated hereby, then this Lease shall continue in full force and effect and shall be unaffected thereby, except that from and after the effective date of any such Requirement, (x) Landlord shall not be obligated to furnish electricity to the Premises, and (y) Tenant shall not be obligated to pay to Landlord the charges for electricity as described in this Article 5.

(B)      If Landlord discontinues Landlord's furnishing electricity to the Premises pursuant to a Requirement, then Tenant shall use Tenant's diligent efforts to obtain electricity for the Premises directly from the Utility Company or, at Tenant's option, any other reputable provider. Tenant shall pay directly to the Utility Company the cost of such electricity. Tenant shall have the right to use the electrical facilities that then exist in the Building to obtain such direct electric service (without Landlord having any liability or obligation to Tenant in connection therewith except to the extent of the negligence or willful misconduct of Landlord, its employees, agents or contractors). Nothing contained in this Section 5.4 shall permit Tenant to use electrical capacity in the Building that exceeds the Base Electrical Capacity (as such Base Electrical Capacity may be increased pursuant to this Article 5). Tenant, at Tenant's expense, shall make any additional installations that are required for Tenant to obtain electricity from the Utility Company. Landlord shall reasonably cooperate with Tenant in connection with Tenant's obtaining such direct service. Landlord, at no cost to Landlord, shall reimburse Tenant for fifty percent (50%) of Tenant's reasonable, out-of-pocket costs in obtaining such direct electricity on or prior to thirty (30) days after Tenant's rendition of a statement therefor, which statement shall have annexed thereto documentation that reasonably substantiates the charges set forth thereon (it being agreed that if Landlord fails to so reimburse Tenant on or prior to thirty (30) days after Tenant's rendition of a statement therefor, then Tenant shall have the right to offset the amount of the costs set forth in such statement against the Rental due hereunder).

(C)      Landlord shall not discontinue furnishing electricity to the Premises as contemplated by this Section 5.4 (to the extent permitted by applicable Requirements) until Tenant obtains electric service directly from the Utility Company.

Article 6

INITIAL CONDITION OF THE PREMISES

6.1.	Condition of Premises.

(A)      Subject to Section 8.1 and Section 6.1(B) hereof, (a) Tenant shall accept possession of the Premises in the condition that exists on the Commencement Date "as is," and (b) Landlord shall have no obligation to perform any work or make any installations in order to prepare the Building or the Premises for Tenant's occupancy. Except as expressly set forth herein, Landlord has made no representations or promises with respect to the Building, the Real Property or the Premises.

(B)      With respect to the portion of the Premises that is comprised of the twenty-second (22nd) and twenty-third (23rd) floors of the Building (such portion of the Premises being referred to herein as the "Post-Possession Premises"), Landlord, at its expense, shall cause the work (the "Landlord's Work") described on Exhibit "6.1(B)" attached hereto to be Substantially Completed therein on or prior to January 15, 2005 (or such later date if Tenant notifies Landlord that Tenant intends to commence its performance of the Initial Alterations in the Post-Possession Premises on a later date, it being agreed that Tenant shall notify Landlord prior to January 15, 2005 of the approximate date upon which Tenant intends to commence the performance of its Initial Alterations in the Post-Possession Premises if on a later date as aforesaid). Landlord shall perform the Landlord's Work in accordance with all applicable

Requirements. Landlord shall perform the Landlord's Work in a good and workerlike manner. If Landlord fails to Substantially Complete the Landlord's Work on or prior to January 15, 2005 (or such later date set forth in Tenant's notice as aforesaid) and such failure actually delays Tenant in the performance of its Initial Alterations in the Post-Possession Premises (or a portion thereof), then, for each day that Tenant is so delayed in the performance of its Initial Alterations in the Post-Possession Premises (or the applicable portion thereof), Tenant shall be entitled a one (1) day abatement of the Rental due hereunder from and after the Rent Commencement Date for the Post-Possession Premises (or the applicable portion thereof) in which Tenant is so delayed in the performance of its Initial Alterations) (it being agreed that if, on any particular day, Tenant is delayed in the performance of its Initial Alterations in the Post-Possession Premises by virtue of a Landlord default and/or an Impeding Building Violation pursuant to Section 7.18 hereof and/or a delay pursuant to this Section 6.1(B) hereof, then Tenant shall nonetheless only be entitled to a one (1) day abatement of Rental by virtue of any such delay on such particular day).

(C)      Landlord hereby represents and warrant to Tenant that to the actual knowledge of the employees of Landlord or Landlord's development manager who have participated in the development of the Building, there do not exist in the Premises any hazardous substances to an extent that violates applicable Requirements (including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act).

Article 7

ALTERATIONS

7.1.	General.

(A)      Except as otherwise provided in this Article 7, Tenant shall not make any Alterations without Landlord's prior consent.

(B)      The term "Alterations" shall mean alterations, installations, improvements, additions or other physical changes (other than decorations such as painting, wall coverings and floor coverings) in each case in or to the Premises that are made by or on behalf of Tenant or any other Person claiming by, through or under Tenant.

(C)      The term "Initial Alterations" shall mean the Alterations to prepare the Premises for Tenant's initial occupancy.

(D)      The term "Specialty Alterations" shall mean Alterations that (i) perforate by more than six (6) inches in diameter a floor slab in the Premises, (ii) consist of the installation of a vault or other similar device or system that is intended to secure the Premises or a portion thereof in a manner that exceeds the level of security that a reasonable Person uses for ordinary office space, or (iii) consist of the installation of internal staircases.

(E)       The term "Substantial Completion" or words of similar import shall mean that the applicable work has been substantially completed in accordance with the applicable plans and specifications, if any, it being agreed that (i) such work shall be deemed substantially complete notwithstanding the fact that minor or insubstantial details of construction or demolition, mechanical adjustment or decorative items remain to be performed, and (ii) with respect to work that is being performed in the Premises, such work shall be deemed substantially complete only if the incomplete elements thereof do not interfere materially with Tenant's use and occupancy of the Premises for the conduct of business.

(F)       The term "Tenant's Property" shall mean Tenant's personal property (other than non-movable fixtures), including, without limitation, Tenant's movable fixtures, movable partitions, telephone and computer equipment, furniture, furnishings and movable decorations.

7.2.	Basic Alterations and Material Alterations.

(A)      Except as provided in Section 7.2(B) hereof, Tenant shall not be required to obtain Landlord's consent for a proposed Basic Alteration. The term "Basic Alteration" shall mean an Alteration that (i) does not affect the exterior (including the appearance of) the Building, (ii) does not affect adversely any part of the Building other than the Premises other than to a de minimis extent, (iii) does not require any alterations, installations, improvements, additions or other physical changes to be performed in or made to any portion of the Building other than the Premises, (iv) does not affect adversely the proper functioning of any Building System other than to a de minimis extent, (v) does not affect the structure of the Building, (vi) does not impede Landlord's access to Reserved Areas in any material respect, and (vii) does not violate or render invalid the certificate of occupancy for the Building or any part thereof (any Alteration that does not constitute a Basic Alteration shall be a "Material Alteration").

(B)      Tenant shall be required to obtain Landlord's prior consent to a particular Basic Alteration, which consent shall not be unreasonably withheld, conditioned or delayed if the sum of (X) the "hard" construction cost of such Basic Alteration, and (Y) the "hard" construction cost of any other Basic Alterations performed during the immediately preceding period of twelve (12) months without Landlord's consent as contemplated by this Section 7.2, exceeds the Basic Alterations Threshold. The term "Basic Alterations Threshold" shall mean Two Hundred Fifty Thousand Dollars ($250,000), except that on each anniversary of the Commencement Date, the Basic Alterations Threshold shall be adjusted to reflect the percentage increase in the Consumer Price Index from the Consumer Price Index that is in effect on the Commencement Date.

(C)      Tenant shall be required to obtain Landlord's consent for a proposed Material Alteration, which consent shall not be unreasonably withheld, conditioned or delayed.

(D)      Nothing contained in this Section 7.2 limits the provisions of Section 7.12 hereof.

7.3.	Approval Process.

(A)      Tenant shall not perform any Alteration unless Tenant first gives to Landlord a notice thereof (an "Alterations Notice") that (i) refers specifically to this Section 7.3, (ii) includes three (3) copies of the plans and specifications for the proposed Alteration (including, without limitation, layout, architectural, mechanical and structural drawings, to the extent applicable) in CADD format that contain sufficient detail for Landlord and Landlord's consultants to reasonably assess the proposed Alteration, (iii) indicates whether Tenant considers the proposed Alterations to constitute a Basic Alteration, (iv) indicates whether Tenant considers the proposed Alteration not to exceed the Basic Alterations Threshold and whether Tenant intends to perform the proposed Alteration without Landlord's consent as contemplated by this Article 7, and (v) includes with such notice an estimate certified by Tenant of the "hard" construction cost of performing the proposed Alteration (if Tenant considers the proposed Alteration not to exceed the Basic Alterations Threshold and plans to perform such Alteration without Landlord's consent). Tenant shall not be required to deliver the aforesaid plans and specifications to Landlord as part of an Alterations Notice in respect of (x) Alterations that do not require a building permit pursuant to applicable Requirements, and (y) Alterations for which plans and specifications would not customarily be prepared in accordance with good industry practice, it being agreed, however, that Tenant shall be required to submit plans and specifications for a proposed Alteration if, following Landlord's receipt of an Alterations Notice to which Tenant did not annex plans and specifications based on the immediately preceding clauses (i) and (ii), Landlord can demonstrate a valid purpose for requiring such plans and specifications. Tenant shall have the right to submit plans and specifications for a particular Alteration in phases (i.e., pursuant to separate Alterations Notices), it being agreed that if a subsequent submission of plans and specifications for a particular Alteration affects or relates to a prior submission of plans and specifications for such Alteration (x) such that Landlord would not have consented to the prior submission, or (y) and provides new information with respect to the prior submission such that Landlord now needs to reconsider such prior submission, then Landlord shall have the right to re-review any such prior submission as if it had not been previously reviewed by Landlord.

(B)      If (x) Tenant gives Landlord an Alterations Notice, (y) Tenant, in the Alterations Notice, does not indicate that Tenant plans to perform the applicable Alteration without Landlord's consent, and (z) Landlord fails to respond to the Alterations Notice within ten (10) Business Days after the date that Tenant gives the Alterations Notice to Landlord (or within five (5) Business Days with respect to any resubmission of an Alterations Notice), then Landlord shall be deemed to have consented to such Alteration.

(C)      Landlord shall have the right to object to a proposed Alteration only by giving notice thereof to Tenant, and setting forth in such notice a statement in reasonable detail of the grounds for Landlord's objections.

(D)      Subject to Section 7.2(B) hereof, Landlord shall have the right to (a) disapprove any plans and specifications for a particular Alteration in part, (b) reserve Landlord's approval of items shown on such plans and specifications pending Landlord's review of other plans and specifications that Tenant is otherwise required to provide to Landlord hereunder, and (c) condition Landlord's approval of such plans and specifications upon Tenant's making revisions to the plans and specifications or supplying additional information (which Landlord shall have the right to request only reasonably). Nothing contained in this Section 7.3(D) limits the provisions of Section 7.3(C) hereof.

(E)       Tenant acknowledges that (i) the review of plans or specifications for an Alteration by or on behalf of Landlord, or (ii) the preparation of plans or specifications for an Alteration by Landlord's architect or engineer (or any architect or engineer designated by Landlord), is solely for Landlord's benefit, and, accordingly, Landlord makes no representation or warranty that such plans or specifications comply with any Requirements or are otherwise adequate or correct.

(F)       Subject to the terms of this Section 7.3(F), Landlord hereby approves in concept Tenant's performance of the Alterations described in Exhibit "7.3(F)" attached hereto and made a part hereof. Tenant shall not perform such Alterations without Landlord's prior approval to the extent otherwise provided in this Article 7, it being understood, however, that Landlord, in considering such Alterations, shall not have the right to reject such Alterations solely on the grounds that the nature of such Alteration as described in Exhibit "7.3(F)" attached hereto impedes the value or utility of the Building or is otherwise inconsistent with Tenant's use and occupancy of the Premises as contemplated hereby. The terms of this Article 7 shall otherwise apply to any such Alterations that Tenant performs.

(G)      Tenant shall not have the right to place blast resistant film on any window located in the Premises.

7.4.	Performance of Alterations.

(A)      Tenant, at Tenant's expense, prior to the performance of any Alteration, shall obtain all permits, approvals and certificates required by any Governmental Authorities in connection therewith. Landlord shall have the right to require Tenant to make all filings with Governmental Authorities to obtain such permits, approvals and certificates using an expeditor designated reasonably by Landlord (provided that the charges imposed by such expeditor are commercially reasonable and such expeditor performs in a reasonable and competent manner) or another expeditor selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Upon the request of Tenant, Landlord shall join in and promptly execute any applications for any permits, approvals or certificates required to be obtained by Tenant in connection with a particular Alteration (provided that the applicable Requirement requires Landlord to join in such application) and shall otherwise cooperate with Tenant in connection therewith. Tenant shall have the right to request that Landlord join in any such application as aforesaid prior to Landlord's granting its consent to such Alteration (to the extent Landlord's consent is required for such Alteration), provided, however, that such cooperation shall not be construed as Landlord's granting its consent to such Alteration and if Landlord ultimately does not grant its consent to such Alteration in accordance with this Article 7, then Tenant shall withdraw or cause to be removed from consideration any such permit, approval or application (and Landlord shall have no liability to Tenant as a result thereof). Tenant shall reimburse Landlord for any reasonable and actual out-of-pocket costs, including, without limitation, reasonable attorneys' fees and disbursements, that Landlord incurs and pays to an unrelated third party in so joining in such applications and cooperating with Tenant, within thirty (30) days after the date that Landlord gives to Tenant an invoice therefor from time to time, accompanied by reasonable supporting documentation of such costs.

(B)      Prior to performing any Alteration, Tenant or Tenant's general contractor shall also furnish to Landlord duplicate original policies of, or, at Tenant's option, certificates of, (1) worker's compensation insurance in amounts not less than the statutory limits (covering all persons to be employed by Tenant, and Tenant's contractors and subcontractors, in connection with such Alteration), and (2) commercial general liability insurance (including property damage and bodily injury coverage), in each case in customary form, and in amounts that are not less than Five Million Dollars ($5,000,000) with respect to general contractors and One Million Dollars ($1,000,000) with respect to subcontractors, naming the Landlord Indemnitees as additional insureds; provided, however, that the aforesaid amounts may be increased to those amounts reasonably required by Landlord, as long as such amounts are consistent with the amounts for similar insurance required by landlords for alterations performed by tenants in first-class buildings located in midtown Manhattan. Tenant or Tenant's general contractor shall have the right to satisfy the insurance requirements contained in this Section 7.4(B) with an umbrella insurance policy if such umbrella insurance policy contains an aggregate per location endorsement that provides the required level of protection for the Premises.

(C)      Upon completion of each Alteration, Tenant, at Tenant's expense, shall (1) obtain certificates of final approval for each Alteration to the extent required by any Governmental Authority, (2) furnish Landlord with copies of such certificates, and (3) give to Landlord copies of the "as-built" plans and specifications in CADD format only for Alterations that affect or connect to Building Systems and, for all other Alterations, shall give to Landlord appropriate record drawings, shop drawings or final marked drawings therefor.

(D)      All Alterations shall be made and performed substantially in accordance with the plans and specifications therefor as approved by Landlord (to the extent such approval of Landlord is required under this Article 7), all Requirements and the Rules. All materials and equipment incorporated in the Premises as a result of any Alterations shall be first-quality.

(E)       Subject to the terms of this Section 7.4(E), Landlord shall deliver to Tenant, in connection with Tenant's applications to the applicable Governmental Authority for a building permit regarding any Alterations, a Form ACP-5, duly executed by an appropriate party and covering the Premises.

7.5.	Financial Integrity.

(A)

(1)       Tenant shall not permit any materials or equipment that are incorporated as fixtures into the Premises in connection with any Alterations to be subject to any lien, encumbrance, chattel mortgage or title retention or security agreement.

(2)       Tenant shall discharge of record any mechanic's lien that is filed against the Real Property for work done for, or for materials furnished to, Tenant (or any Person claiming by, through or under Tenant) within ten (10) days after Tenant has received notice thereof, at Tenant's expense, by payment or filing the bond required by law or otherwise. Nothing contained in this Section 7.5(A)(2) shall prevent Tenant from challenging the claim made by the Person that filed such mechanic's lien, provided that Tenant discharges such mechanic's lien in accordance herewith. Tenant shall not be required to discharge any lien that derives from any act or omission of Landlord.

(B)      Subject to the terms of this Section 7.5(B) Tenant shall deliver to Landlord (i) waivers of lien from the general contractor and all subcontractors who have performed work or supplied materials in connection with such Alterations, and (ii) a copy of any document executed by an architect that is filed by or on behalf of Tenant with a Governmental Authority in connection with such Alteration, in either case on or prior to sixty (60) days after the Substantial Completion of any Alterations. If, with the use of diligent efforts, Tenant cannot provide

Landlord with either or both of the items described in the immediately preceding clause (i) and clause (ii) within such sixty (60) day period of time, then Tenant shall have such longer period of time to provide Landlord with either or both of such items as long as Tenant uses continuous, diligent efforts to provide Landlord with either or both of such items. Tenant shall not be required to deliver to Landlord any waiver of lien if Tenant is disputing in good faith the payment which would otherwise entitle Tenant to such waiver, provided that (x) Tenant keeps Landlord advised in a timely fashion of the status of such dispute and the basis therefor, and (y) Tenant delivers to Landlord the waiver of lien promptly after the date that the dispute is settled. Nothing contained in this Section 7.5(B), however, shall relieve Tenant from complying with the provisions of Section 7.5(A)(2) hereof.

7.6.	Effect on Building.

(A)      If (i) as a result of any Alterations, any alterations, installations, improvements, additions or other physical changes are required to be performed in or made to any portion of the Building other than the Premises in order to comply with any Requirements (any such alterations, installations, improvements, additions or changes being referred to herein as a "Building Change"), and (ii) such Building Change would not otherwise have had to be performed or made pursuant to applicable Requirements at such time, then (x) Landlord may perform such Building Change (it being agreed that Landlord shall use commercially reasonable efforts to minimize the cost of such Building Change), and (y) Tenant shall pay to Landlord the reasonable and actual costs paid by Landlord to an unrelated Person (without profit or markup), as additional rent, within thirty (30) days after Landlord gives to Tenant an invoice therefor, which invoice shall have annexed thereto documentation that reasonably substantiates the charges set forth thereon (it being agreed that to the extent Landlord has actual knowledge of a particular Building Change, Landlord shall give Tenant notice thereof reasonably promptly following obtaining such actual knowledge and prior to Landlord's performing such Building Change shall notify Tenant of Landlord's good faith estimate of the cost of such Building Change).

(B)      If (x) Tenant submits an Alterations Notice to Landlord for a proposed Alteration, and (y) Landlord has actual knowledge of a Building Change that would be required to be performed or made as a result of such proposed Alteration, then Landlord's response to such Alterations Notice shall also notify Tenant of the need for such Building Change, if any, and Landlord's good faith estimate of the cost of such Building Change. If Landlord had actual knowledge of a Building Change that would be required to be performed or made as a result of any proposed Alteration and did not so inform Tenant of such Building Change as aforesaid, then Tenant shall not be required to pay Landlord for such Building Change as otherwise required pursuant to this Section 7.6. Any dispute with respect to whether Landlord had knowledge of a Building Change and did not so inform Tenant of such Building Change may be submitted by either party to an Expedited Arbitration Proceeding.

7.7.	Time for Performance of Alterations.

If and to the extent that the performance of any Alteration by or on behalf of Tenant, or any other Person claiming by, through or under Tenant, during particular hours interferes with or interrupts the maintenance, repair, or operation of the Building in any material and unreasonable respect or interferes with or interrupts the use and occupancy of the Building by other tenants in the Building or the use and occupancy of any condominium units by residential owners, as the case may be, in any material and unreasonable respect, then Landlord shall have the right to require Tenant to perform such Alteration during other hours reasonably designated by Landlord (taking into account (x) the business hours of other tenants or occupants in the Building, and (y) the needs of residential unit owners).

7.8.	Removal of Alterations and Tenant's Property.

(A)      On or prior to the Expiration Date, Tenant, at Tenant's expense, shall remove Tenant's Property from the Premises, and, at Tenant's option, Tenant also may remove, at Tenant's expense, all Alterations made by or on behalf of Tenant or any other Person claiming by, through or under Tenant; provided, however, in any case, that Tenant shall repair and restore in a good and workerlike manner to good condition any damage to the Premises or the Building caused by such removal. Landlord, upon notice to Tenant given at least one hundred eighty (180) days prior to the Expiration Date, may require Tenant to remove any Specialty Alterations from the Premises, and to repair and restore in a good and workerlike manner to good condition any damage to the Premises or the Building caused by such removal; provided, however, that Landlord shall not have the right to require Tenant to remove any Qualified Alterations. Tenant may elect to cause Landlord to remove any Specialty Alterations set forth in such notice given by Landlord to Tenant by giving Landlord notice thereof no later than sixty (60) days after the date Landlord gives its notice to Tenant. If Tenant so elects to cause Landlord to remove any such Specialty Alterations, then (x) Landlord shall remove such Specialty Alterations from the Premises following the Fixed Expiration Date and repair and restore in a good and workerlike manner to good condition any damage to the Premises or the Building caused by such removal, and (y) Tenant shall reimburse Landlord for the actual, reasonable expenses incurred by Landlord in performing such removal and restoration on or prior to thirty (30) days after Landlord's rendition of an invoice therefor, which invoice shall have annexed thereto documentation that reasonably substantiates the charges set forth thereon. Landlord shall give any such statement to Tenant no later than eighteen (18) months following the Fixed Expiration Date. Tenant's obligation to pay the amounts set forth on any such invoice shall survive the Fixed Expiration Date. If (x) the Expiration Date is not the Fixed Expiration Date, and (y) Landlord gives a notice to Tenant on or prior to the thirtieth (30th) day after the Expiration Date to the effect that Landlord does not wish to retain a particular Specialty Alteration, then Tenant shall pay to Landlord the reasonable costs incurred by Landlord in so removing such Specialty Alterations, and in so repairing and restoring any such damage to the Building or the Premises, within thirty (30) days after Landlord submits to Tenant an invoice therefor; provided, however, that Landlord shall not have the right to give any such notice to Tenant in respect of Qualified Alterations. Any Alterations that remain in the Premises after the Expiration Date shall be deemed to be the property of Landlord (with the understanding, however, that Tenant shall remain liable to Landlord for any default of Tenant in respect of Tenant's obligations under this Section 7.8(A)).

(B)      Prior to Tenant's performance of a Specialty Alteration, Tenant shall have the right to request (prior to, simultaneously with, or any time after Tenant's submission to Landlord of plans and specifications for such Specialty Alteration, but prior to Tenant's performance of such Special Alteration) that Landlord designate that Tenant shall not be required to remove (or pay the cost to remove) such Specialty Alteration upon the expiration or earlier termination of the Term. Landlord shall have the right to approve or deny any such request in Landlord's sole discretion. If (i) Tenant makes any such request, and (ii) Landlord either approves such request (which approval shall be set forth in the same notice Landlord gives to Tenant with respect to Landlord's consent to such plans and specifications for such Specialty Alteration), or fails to respond to Tenant's aforesaid request on or prior to the fifteenth (15th) Business Day after the date that Tenant gives such request to Landlord, then Landlord shall not have the right to require Tenant to remove (or pay the cost to remove) such Specialty Alteration upon the expiration or earlier termination of the Term (any such Specialty Alteration which Tenant shall not be required to remove (or to pay the cost of removal) as aforesaid being referred to herein as a "Qualified Alteration").

7.9.	Contractors and Supervision.

All Alterations that require Landlord's consent shall be performed only under the supervision of a licensed architect that is approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay (it being agreed that if Landlord does not respond to Tenant's notice requesting Landlord's consent to any such architect on or prior to ten (10) Business Days after the date Tenant gives such notice to Landlord, then Landlord shall be deemed to have consented to such architect). Subject to the provisions of this Section 7.9, Tenant shall perform Alterations using, at Tenant's option, either (i) contractors, subcontractors and mechanics that in each case are designated from time to time by Landlord, or (ii) contractors, subcontractors or mechanics that in each case are designated by Tenant and approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay (it being agreed that if Landlord does not respond to Tenant’s notice requesting Landlord’s consent to any such contractor, subcontractor or mechanic on or prior to ten (10) Business Days after the date Tenant gives such notice to Landlord, then Landlord shall be deemed to have consented to such contractor, subcontractor or mechanic). If Tenant is Citibank, N.A. or an Affiliate thereof, however, then Landlord's consent shall only be required with respect to (i) Tenant's general contractor who shall perform any Alterations, (ii) any contractors, subcontractors or mechanics for Alterations that affect or connect to Building Systems, and (iii) for structural Alterations (and for all other Alterations Tenant may use a contractor or subcontractor selected by Tenant in its sole discretion). Solely with respect to a Life Safety System Alteration, Tenant shall engage an engineer designated reasonably by Landlord to design such Alteration, provided that the charges of such designated engineer are commercially reasonable. If such designated engineer is Landlord's engineer or a third-party engineer used by Landlord or the Condominium Board, then Tenant shall not be required to pay Landlord for such engineer pursuant to Section 7.10 hereof. Landlord shall give Tenant notice of such contractors and such engineer designated by Landlord promptly after Tenant's request therefor from time to time. The term "Life Safety System Alteration" shall mean an Alteration that involves or affects the Building System that constitutes the Class "E" system and the sprinkler system (it being understood that if only a portion of a particular Alteration involves or affects such Building Systems, then only such portion of such Alteration shall constitute a Life Safety Systems Alteration for purposes hereof).

7.10.	Landlord's Expenses.

Subject to the terms of this Section 7.10 hereof, Tenant shall pay to Landlord, from time to time, as additional rent, the reasonable and actual out-of-pocket costs paid by Landlord to an unrelated third party in connection with an Alteration, including, without limitation, the costs that Landlord pays to an unrelated third party architect or engineer to review the plans and specifications for Alterations, and inspecting the progress of such Alterations. Any such costs shall in no event include profit or a markup charged by Landlord. Tenant shall pay such costs to Landlord within thirty (30) days after Landlord gives Tenant an invoice therefor, which invoice shall have annexed thereto documentation that reasonably substantiates the charges set forth thereon. In no event shall Tenant be required to pay Landlord for any such costs in respect of Landlord's engineer or a third-party engineer engaged by Landlord or the Condominium Board.

7.11.	Pantry.

Landlord shall not unreasonably withhold, condition or delay Landlord's approval of an Alteration consisting of the installation of a pantry in the Premises for the purpose of warming food for the officers, employees and business guests of Tenant (but not for use as a public restaurant). Any vending machines that Tenant installs in the Premises only on the twenty-first (21st) floor or the twenty-second (22nd) floor thereof (and any other similar equipment that requires a water line) shall have a waterproof pan located thereunder, connected to a drain.

7.12.	Window Coverings.

Tenant shall install on the windows of the Premises only the curtains, blinds, shades or screens that Landlord designates for the Building. As of the date hereof, Landlord's approved blinds are as follows: DFB, solar control, 4100 Series, basket weave 10% open, granite color. Landlord acknowledges that once Tenant installs the curtains, blinds, shades or screens that conform to the requirements of this Section 7.12, then Tenant shall not be required to replace such curtains, blinds, shades or screens to conform to curtains, blinds, shades or screens that Landlord thereafter adopts for the Building.

7.13.	Standby Generator System.

(A)      Subject to the terms of this Section 7.13, Landlord consents to Tenant's connecting Tenant's systems to the standby generator system, together with the Day Tank, that constitutes part of the Building Systems (such standby generator system being referred to herein collectively as the "Standby Generator System"), that is located on the twelfth (12th) floor of the Building (which Standby Generator System also has its own two hundred seventy-five (275) gallon day tank (the "Day Tank") also located on the twelfth (12th) floor of the Building). Tenant shall perform any such connection of Tenant's systems to the Standby Generator System at Tenant's cost, in accordance with all applicable Requirements, and otherwise in accordance with the terms of this Article 7. Landlord, at Landlord's cost and expense, shall maintain in good condition and repair, replace and test the Standby Generator System in accordance with applicable Requirements and pursuant to the specifications annexed as Exhibit "7.13(A)" attached hereto and made a part hereof (it being agreed that Tenant has the right to have a representative witness any such testing that Landlord performs in connection with the Standby

Generator System); provided, however, that for as long as Tenant has exclusive use of the Standby Generator System in accordance with the terms hereof, Tenant (rather than Landlord), at Tenant's cost and expense, shall perform the maintenance and testing of (but not the repair and replacement of) the Standby Generator System. Landlord shall provide a watch engineer to monitor the operation of the Standby Generator System (and the chillers that are part of Tenant's supplemental HAVC system and that are powered by the Standby Generator System) during applicable periods (i.e., when the Standby Generator System is being tested or when the Standby Generator System is being operated to alleviate a power emergency) without cost to Tenant (subject, however, to Landlord’s having the right to include the cost of the watch engineer in Operating Expenses to the extent provided in Section 2.1(C) hereof, with the understanding, however, that Landlord shall assign one of the operating engineers who are ordinarily on duty at the Building to constitute the watch engineer during such applicable periods). If Tenant has exclusive use of the Standby Generator System and fails to perform the maintenance and testing thereof in accordance with the aforesaid specifications, then Tenant, at Tenant's cost and expense, shall be responsible for the repair and replacement of the Standby Generator System (to the extent that such repair or replacement is required by reason of Tenant's failure to so maintain and test the Standby Generator System). Tenant, at Tenant's cost and expense, shall maintain in good condition any connection that Tenant makes to the Standby Generator System. Tenant acknowledges that Landlord shall have no liability to Tenant to the extent that the Standby Generator System fails to provide emergency power to Tenant or that the Standby Generator System damages Tenant's systems (except, in either case, to the extent that such damage results from Landlord's negligence or willful misconduct, it being expressly agreed that in no event shall Landlord be liable for any consequential, indirect or punitive damages in connection therewith). Tenant shall not permit the aggregate connected load of Tenant's systems on the Standby Generator System to exceed Seven Hundred Fifty (750) kilowatts. During any period of time that Tenant meets the Minimum Demise Requirement, Tenant shall be entitled to the exclusive use of the Standby Generator System. Landlord shall provide Tenant with reasonably necessary access to the Standby Generator System for purposes of maintaining, testing and inspecting the Standby Generator System and in connection with any necessary repair of any connections to the Standby Generator System, in either case provided that such access shall (i) not unreasonably interfere with or interrupt the operation and maintenance of the Building, and (ii) be upon such other terms reasonably designated by Landlord. Landlord, at no additional cost to Tenant, shall provide Tenant with a non-separately demised amount of space on the twelfth (12th) floor of the Building in proximity to the Standby Emergency Generator for Tenant to maintain electrical equipment in connection with the Standby Emergency Generator, which space shall be reasonably sized to accommodate such equipment. Tenant, at Tenant's cost and expense, shall have the right to connect the Standby Generator System to the base Building's air handlers, which work shall be performed in accordance with the applicable terms and provisions of Article 7 hereof.

(B)      Subject to the provisions of Section 7.13(C) hereof, Tenant, during the Term, shall pay to Landlord, in consideration of Landlord's making available to Tenant the capacity of the Standby Generator System, as additional rent, an annual amount equal to Eighty-Eight Thousand Dollars and No Cents ($88,000.00), which Tenant shall pay to Landlord in monthly installments of Seven Thousand Three Hundred Thirty-Three Dollars and Thirty-Three Cents ($7,333.33) in the same manner as the Fixed Rent that is due hereunder; provided, however, that on each anniversary of the Commencement Date, the aforesaid annual amount and the aforesaid monthly amount shall be adjusted to reflect the percentage increase, if any, in the Consumer Price Index that is in effect on the Commencement Date. If Landlord operates the Standby Generator System to provide electric service (at a time that the Utility Company is not providing electric service for the Building), then Tenant shall also pay to Landlord, as additional rent, an amount equal to the product obtained by multiplying (x) the out-of-pocket costs that Landlord incurs for utilities in connection with operating the Standby Generator System, including purchasing fuel therefor), by (y) a fraction, the numerator of which is the aggregate connected load (in kilowatts) of Tenant's systems on the Standby Generator System and the denominator of which is the aggregate capacity (in kilowatts) of the Standby Generator System, within thirty (30) days after Landlord's submission to Tenant of an invoice therefor.

(C)      From and after the date that Tenant does not meet the Minimum Demise Requirement, Landlord shall have the right to proportionately reduce the aggregate connected load of Tenant's systems on the Standby Generator System from seven hundred fifty (750) kilowatts to a lesser number of kilowatts, based upon the number of square feet of Rentable Area demised to Tenant under this Lease at such time (as compared to such number of square feet of Rentable Area on the date hereof). From and after the date of any such reduction, the additional rent set forth in Section 7.13(B) hereof of Eighty-Eight Thousand Dollars ($88,000) per annum shall instead be an annual amount equal to the product of (I) Eighty-Eight Thousand Dollars ($88,000), and (II) a percentage, the numerator of which is the aggregate connected load (in kilowatts) of Tenant's systems on the Standby Generator System (after the reduction) and the denominator of which is seven hundred fifty (750) (which amount, in addition to any amounts on account of utilities, shall continue to be paid by Tenant pursuant to Section 7.13(B) hereof). Tenant, at Tenant's cost and expense, shall arrange to reconfigure Tenant's systems that are connected to the Standby Generator System so that Tenant does not exceed the permitted aggregate connected load determined by Landlord as aforesaid.

(D)      Landlord covenants that the Building emergency generator system shall provide a capacity of at least one-quarter (1/4) watt per square foot of Usable Area of the Premises for emergency lighting within the Premises.

7.14.	Tenant Fund.

(A)      Subject to the terms of this Section 7.14, Landlord shall pay to Tenant (or at Tenant's option (i) to a third party designated by Tenant or (ii) after Landlord's receipt of Tenant's written authorization therefor, to Tenant's contractor or subcontractor), or on behalf of Tenant an amount equal to Ten Million Five Hundred Sixty Thousand Dollars and No Cents ($10,560,000.00) (the "Tenant Fund") for the costs that Tenant incurs in performing the Initial Alterations. Tenant may use no more than twenty percent (20%) of the Tenant Fund for costs that Tenant incurs in connection with the Initial Alterations that do not constitute "hard" construction costs, including, without limitation, architect's and engineer's fees, permit fees, expediter's fees and designers' fees in each case relating to the Initial Alterations (such costs which do not constitute the "hard" construction costs of the Initial Alterations being collectively referred to herein as "Soft Costs").

(B)      Tenant may request disbursements of the Tenant Fund only by delivering to Landlord a Disbursement Request. Subject to the terms of this Section 7.14, Landlord shall disburse a portion of the Tenant Fund to Tenant (or at Tenant's option (i) to a third party designated by Tenant, or (ii) after Landlord's receipt of Tenant's written authorization therefor, to Tenant's contractor or subcontractor) from time to time, within thirty (30) days after the date that Tenant gives to Landlord the applicable Disbursement Request. Tenant shall not be entitled to any disbursements of the Tenant Fund if an Event of Default has occurred and is continuing (provided that if (x) an Event of Default has occurred and is continuing at a time when Tenant would otherwise be entitled to a disbursement of the Tenant Fund, and (y) Tenant subsequently cures such Event of Default, then Landlord shall pay such disbursement to Tenant within thirty (30) days after the date such Even of Default is cured). If a particular Disbursement Request requests Landlord to disburse more than fifty percent (50%) of the Tenant Fund, then Landlord shall not be required to make the disbursement of the Tenant Fund that is contemplated thereby unless all contractors, subcontractors, materialmen, architects, engineers and other Persons who may file a lien against the Real Property in connection with the performance of the Initial Alterations provide to Landlord waivers of lien concurrently with such disbursement of the Tenant Fund. Landlord shall not be required to make disbursements of the Tenant Fund more frequently than once during any particular calendar month. Tenant shall not have the right to request disbursements of the Tenant Fund in an amount that is greater than the excess of (I) the aggregate amounts that Tenant has theretofore paid or that then remain payable in each case to Tenant's contractors, subcontractors, materialmen, suppliers or consultants, as the case may be, for either (a) materials that have been delivered to the Premises for the Initial Alterations, (b) labor that has been performed in the Premises for the Initial Alterations, or (c) the services from which are derived Soft Costs that have been performed for the Initial Alterations, as the case may be, over (II) the aggregate amount of disbursements theretofore made by Landlord from the Tenant Fund (such excess at any particular time being referred to herein as the "Maximum Disbursement Amount").

(C)      The term "Disbursement Request" shall mean a request for a disbursement of the Tenant Fund signed by an officer of Tenant, together with:

(1)       such officer's certification that the amount so requested does not exceed the Maximum Disbursement Amount,

(2)       copies of bills and invoices with respect to the applicable work, materials or services covered by such Disbursement Request (which shall have theretofore been completed, furnished or performed, as the case may be), and

(3)       waivers of lien from all contractors and subcontractors who may file a lien against the Real Property in connection with the performance of the Initial Alterations, and for which previous disbursements of the Tenant Fund has been made (except to the extent Tenant gave such waivers of lien to Landlord in connection with a prior Disbursement Request).

(D)      Landlord makes no representation or warranty that the Tenant Fund is sufficient to pay the cost of the Initial Alterations. Tenant shall pay the amount of any excess of the cost of the Initial Alterations over the Tenant Fund.

(E)       If (i) Tenant has theretofore completed the Initial Alterations, (ii) Tenant has theretofore paid (or paid from the proceeds of the Tenant Fund) the cost of the Initial

Alterations in full, (iii) Tenant then occupies the Premises for the conduct of business, (iv) Tenant has not theretofore given to Landlord Disbursement Requests for the entire Tenant Fund, and (v) an Event of Default has not occurred and is not continuing, then Landlord shall pay to Tenant the portion of the Tenant Fund that remains undisbursed, within thirty (30) days after Tenant gives Landlord a request therefor or, at Tenant's option, Tenant shall have the right to apply such undisbursed portion of the Tenant Fund as a credit against Tenant's future installments of the Fixed Rent and additional rent due hereunder. If (x) an Event of Default has occurred and is continuing at the time when Tenant would otherwise be entitled to a payment of such undisbursed portion of the Tenant Fund (or a credit as aforesaid), and (y) Tenant subsequently cures such Event of Default, then Landlord shall pay such undisbursed portion of the Tenant Fund to Tenant (or Tenant may credit such amount as aforesaid) within thirty (30) days after the day such Event of Default has been cured.

(F)       If (i) Landlord fails to make a disbursement of the Tenant Fund when due, and (ii) such failure continues for more than ten (10) days after the date that Tenant gives Landlord notice thereof, then Tenant shall have the right to offset against the Rental due hereunder the amount that Landlord so fails to disburse to Tenant, together with interest thereon calculated at the Applicable Rate for the period beginning on the date that such disbursement first became due to Tenant, and ending on the date that Tenant uses such credit.

(G)      Landlord and Tenant acknowledge the Initial Alterations shall constitute the property of Landlord to the extent that Tenant performs such Initial Alterations using the proceeds of the Tenant Fund as provided in this Section 7.14, subject, nevertheless, to Tenant's rights to use such Initial Alterations as part of the Premises during the Term in accordance with the terms of this Lease.

7.15.	Air-Cooled HVAC Installations.

Tenant shall not have the right to install a supplementary HVAC system for the Premises that requires vents or louvers to be installed on the exterior of the Building, except that Landlord consents to Tenant's installing an air-cooled supplementary HVAC system for the Premises in the location on the thirtieth (30th) floor of the Building depicted on Exhibit "7.15" attached hereto and made a part hereof. Tenant's use of any electricity provided to such supplementary HVAC system shall be measured by submeter, installed by Landlord, at Landlord's expense, and computed and billed to Tenant in accordance with the terms and provisions of Section 5.3 hereof. Landlord shall provide Tenant with reasonably necessary access in accordance with good construction practice for the installation, operation and maintenance of such HVAC system, provided that such access shall (i) not unreasonably interfere with or interrupt the operation and maintenance of the Building, and (ii) be upon such other terms reasonably designated by Landlord. Tenant shall install such HVAC system at Tenant's expense. Tenant shall perform such installation in accordance with the provisions of this Lease, including, without limitation, the provisions pertaining to the performance of Alterations. If Tenant exercises Tenant's right to install such HVAC system as contemplated by this Section 7.15, then Tenant, at Tenant's expense, shall maintain such HVAC system in good condition during the Term. Tenant, upon the Expiration Date, shall not be required to remove such HVAC system.

7.16.	Initial Alterations Access.

Landlord, at no expense to Landlord, shall use reasonable efforts to cooperate with Tenant in connection with Tenant's gaining access to the twentieth (20th) floor of the Building in order for Tenant to perform certain of its Initial Alterations in the portion of the Premises located on the twenty-first (21st) floor of the Building. As part of such cooperation, Landlord agrees to pursue any rights that Landlord may have under the Bloomberg Lease to gain access to the twentieth (20th) floor in order to permit Tenant to perform such Initial Alterations.

7.17.	Warranties.

Landlord shall use its commercially reasonable efforts to obtain warranties for items installed in the Building (to the extent that such warranties are generally available for construction projects similar to the Building in midtown Manhattan), and shall comply with the terms of any warranties that Landlord so obtains to the extent that the costs of maintaining, repairing or replacing such item would otherwise be payable by Tenant hereunder as part of Operating Expenses.

7.18.	Violations and Landlord Defaults; Tenant's Remedies.

(A)      Subject to the terms of this Section 7.18, if Landlord defaults in respect of its obligations under this Lease or if there exists a violation of applicable Requirements at the Building, in either case, that impedes or increases the cost of (i) Tenant's performance of an Alteration, (ii) Tenant's obtaining a permit from the applicable Governmental Authority for any such Alteration, or (iii) Tenant's obtaining an amendment to the certificate of occupancy for the Premises pursuant to Article 11 hereof (any such violation being referred to herein as an "Impeding Building Violation"), then Landlord, at Landlord's expense, shall use diligent efforts to cure such default or to cause the Impeding Building Violation to be removed as promptly as reasonably practicable, in either case, after Tenant gives Landlord notice thereof. Nothing contained in this Section 7.18 shall require Landlord to remove any such Impeding Building Violation to the extent that Section 8.2 hereof requires Tenant to comply therewith. If (i) such a default exists or an Impeding Building Violation exists, (ii) Tenant gives Landlord notice thereof, (iii) Landlord fails to remedy such default or Impeding Building Violation within thirty (30) days after Tenant gives Landlord notice thereof, (iv) Tenant, in such notice, describes with reasonable particularity the out-of-pocket costs that Tenant then reasonably expects to incur to the extent attributable solely to the existence of such default or the Impeding Building Violation, (v) Tenant gives to Landlord from time to time additional notices that describe with reasonable particularity the out-of-pocket costs that Tenant actually incurs to the extent attributable solely to the existence of such default or the Impeding Building Violation, with reasonable promptness after the date that Tenant so incurs such costs, and (vi) Tenant takes reasonable steps to minimize such costs to the extent reasonably practicable, then Landlord shall reimburse Tenant for such costs within thirty (30) days after Tenant's request therefor. Either party shall have the right to submit any dispute between the parties regarding any such costs to be reimbursed by Landlord to Tenant or any abatement of Rental, as the case may be, to an Expedited Arbitration Proceeding. If any such default by Landlord or any Impeding Building Violation actually delays Tenant in the performance of its Initial Alterations in the Premises (or a portion thereof), then, for each day that Tenant is so delayed in the performance of its Initial Alterations in the Premises (or the

applicable portion thereof), Tenant shall be entitled a one (1) day abatement of the Rental due hereunder from and after the Rent Commencement Date for the Premises (or the applicable portion thereof) in which Tenant is so delayed in the performance of its Initial Alterations (it being agreed that if, on any particular day, Tenant is delayed in the performance of its Initial Alterations by virtue of both a default by Landlord and an Impeding Building Violation, then Tenant shall nonetheless be entitled to only a one (1) day abatement of Rental as provided in this Section 7.18(A) hereof by virtue of such delay on such day).

(B)      If (I) there exists a violation of applicable Requirements with which Tenant is required to comply pursuant to the terms hereof, and (II) such violation impedes or increases the cost of any work being performed in the Building by or on behalf of Landlord or the Condominium Board, or any approval of a Governmental Authority that is required in connection therewith (any such violation being referred to herein as an "Impeding Premises Violation"), then Tenant, at Tenant's expense, shall cause the Impeding Premises Violation to be removed as promptly as reasonably practicable after Landlord gives Tenant notice thereof. If (i) an Impeding Premises Violation exists, (ii) Landlord gives Tenant notice thereof, (iii) Tenant fails to remedy the Impeding Premises Violation within thirty (30) days after Landlord gives Tenant notice thereof, (iv) Landlord, in such notice, describes with reasonable particularity the out-of-pocket costs that Landlord (or the Condominium Board) then reasonably expects to incur to the extent attributable solely to the existence of the Impeding Premises Violation, (iv) Landlord gives to Tenant from time to time additional notices that describe with reasonable particularity the out-of-pocket costs that Landlord (or such unit owner or the Condominium Board) actually incurs to the extent attributable solely to the existence of the Impeding Premises Violation, with reasonable promptness after the date that Landlord (or such unit owner or the Condominium Board) so incurs such costs, and (v) Landlord (or such unit owner or the Condominium Board) takes reasonable steps to minimize such costs to the extent reasonably practicable, then Tenant shall reimburse Landlord (or such unit owner or the Condominium Board) for such costs within thirty (30) days after Landlord's request therefor. Either party shall have the right to submit to an Expedited Arbitration Proceeding any dispute between the parties regarding any such costs to be reimbursed by Tenant to Landlord (or such unit owner or the Condominium Board).

Article 8

REPAIRS

8.1.	Landlord's Repairs.

Subject to the terms of this Article 8 and to Article 15 hereof and Article 16 hereof, Landlord, at its sole cost and expense but subject to recoupment to the extent provided in Article 2 hereof, shall maintain and make all necessary repairs and replacements to (i) the Building Systems that service the Premises, (ii) the structural portions of the Building (including, without limitation, the Premises), (iii) the façade and roof of the Building, (iv) the sidewalks that are adjacent to the Building, (v) the core areas and exterior walls of the Premises, (vi) the windows of the Premises, (vii) the plumbing concealed behind the walls in the core restrooms that are located within the Premises, (viii) the perimeter convector units located in the Premises, (ix) the passenger elevators that service any portion of the Premises, and (x) the public portions and common areas of the Building (including, without limitation, landscaping and lighting in the public portions of the Real Property, and lobbies and hallways in the public portions of the Building to which Tenant has access in connection with Tenant's use and occupancy of the Premises), in each case in conformity with the standards that are customary for first-class office buildings in midtown Manhattan. Nothing contained in this Section 8.1 shall require Landlord to maintain or repair the systems within the Premises that distribute within the Premises electricity, HVAC or water as described on Exhibit "8.2" attached hereto and made a part hereof.

8.2.	Tenant's Repairs.

(A)      Subject to the terms of this Article 8 and to Article 15 hereof and Article 16 hereof, Tenant, at Tenant's expense, shall take good care of the Premises (including, without limitation, (i) the fixtures and equipment that are installed in the Premises on the Commencement Date, (ii) the Alterations, (iii) the systems within the Premises that distribute within the Premises electricity, HVAC or water, as more particularly described on Exhibit "8.2" attached hereto and made a part hereof, and (iv) the core restrooms located in the Premises other than the plumbing concealed behind the walls therein. Tenant shall make all repairs to the Premises as and when needed to preserve the Premises in good condition, except for reasonable wear and tear, obsolescence and damage for which Tenant is not responsible pursuant to the provisions of Article 15 hereof. Nothing contained in this Section 8.2(A) shall require Tenant to perform any repairs to the Premises that are Landlord's obligation to perform under Section 8.1 hereof. All repairs made by Tenant as contemplated by this Section 8.2(A) shall be in conformity with the standards that are customary for first-class office buildings in midtown Manhattan. Tenant shall perform such repairs in accordance with the terms of Article 7 hereof.

(B)      Subject to the terms of this Section 8.2(B), if (a) Landlord gives Tenant a notice that Tenant has failed to perform a repair that this Section 8.2 obligates Tenant to perform, and (b) Tenant fails to proceed with reasonable diligence to make such repair within twenty (20) days after the date that Landlord gives such notice to Tenant (or such shorter period that Landlord designates in such notice to the extent reasonably required under the circumstances to alleviate an imminent threat to persons or property), then (i) Landlord may make such repair, and (ii) Tenant shall pay to Landlord, as additional rent, the reasonable expenses thereof, with interest thereon at the Applicable Rate calculated from the date that Landlord incurs such expenses, within thirty (30) days after Landlord gives Tenant an invoice therefor. Nothing contained in this Section 8.2(B) limits the remedies that are available to Landlord after the occurrence of an Event of Default.

(C)      Subject to the terms of this 8.2(C), if (a) Tenant gives Landlord a notice that Landlord has failed to perform a repair or provide any item of work, maintenance, repair or service that this Lease obligates Landlord to perform or provide, and (b) Landlord fails to proceed with reasonable diligence to perform or provide same within twenty (20) days after the date that Tenant gives such notice to Landlord, then (i) Tenant shall have the right to perform any such item of work, maintenance, repair or service to the extent that Tenant can perform such item within the Premises or such item affects any Building System that serves the Premises exclusively (and Tenant shall have access to those portions of the Building outside the Premises that service the Premises in order to do so), and (ii) Landlord shall pay to Tenant an amount equal to the out-of-pocket costs that Tenant reasonably pays to an unrelated third party in performing such item of work, maintenance, repair or service (without profit or markup), together with interest thereon at the Applicable Rate from the date such costs were incurred through the date of reimbursement. Such amounts shall be paid by Landlord on or prior to the thirtieth (30th) day after the date that Tenant gives to Landlord an invoice therefor, accompanied by reasonably satisfactory documentation of such costs (and Landlord's obligation to make such payment to Tenant shall survive the Expiration Date). If Landlord fails to reimburse Tenant for such costs within such thirty (30) day period, then Tenant shall have the right to credit the amount of such costs (with interest as aforesaid) against the Rental thereafter accruing hereunder. Tenant shall have the right to designate in the aforesaid notice that Tenant gives to Landlord a period that is shorter than the period of twenty (20) days that is described in clause (b) above to the extent reasonably required by the circumstances to alleviate an imminent threat to persons or property or a material disruption of Tenant's business in the Premises. Tenant shall not have the right to perform any such repair as contemplated by this 8.2(C) to the extent that Landlord commences the performance of the applicable repair during the aforesaid period of twenty (20) days (or such shorter period that Tenant designates and Landlord thereafter diligently pursues such repair to completion).

8.3.	Certain Limitations.

(A)      Tenant, at Tenant's expense, shall repair in accordance with the terms set forth in Section 8.2 hereof all damage to the Premises, or to any other part of the Building or the Building Systems, in each case to the extent resulting from the negligence or willful misconduct of, or Alterations made by, Tenant or any other Person claiming by, through or under Tenant; provided, however, that Landlord shall have the right to perform any such repair to the extent that such repair affects the structure of the Building or such repair affects any Building System, in which case Tenant shall pay to Landlord an amount equal to the out-of-pocket costs that Landlord reasonably incurs and pays to an unrelated third party in performing such repair, on or prior to the thirtieth (30th) day after the date that Landlord gives to Tenant an invoice therefor, which invoice shall have annexed thereto documentation that reasonably substantiates the charges set forth thereon. Nothing contained in this Section 8.3(A) limits the provisions of Section 14.3 hereof.

(B)      Landlord, at Landlord's expense, shall repair promptly all damage to the Premises that results from Landlord's negligence or willful misconduct. Nothing contained in this Section 8.3(B) limits the provisions of Section 14.3 hereof.

8.4.	Overtime.

Subject to the provisions of this Section 8.4, Landlord shall have no obligation to employ contractors or labor at overtime or premium pay rates in connection with (x) Landlord's making repairs as contemplated by this Article 8, or (y) Landlord's performing the work for which Landlord requires a Work Access. If the condition that Landlord is required to repair, or the work for which Landlord requires a Work Access, (i) denies Tenant from having reasonable access to the Premises, (ii) threatens the health or safety of any occupant of the Premises, or (iii) materially interferes with Tenant's ability to conduct its business in the Premises during Tenant's ordinary business hours, then Landlord shall employ contractors or labor at overtime or premium pay rates. Landlord, at Tenant's request, shall also perform (a) any other repair that this

Article 8 requires Landlord to perform, or (b) any other work for which Landlord requires a Work Access, using contractors or labor at overtime or premium pay rates, in which case Tenant shall pay to Landlord, as additional rent, an amount equal to the excess of (x) the reasonable out-of-pocket costs that Landlord incurs and pays to an unrelated third party in performing such repair or such work (using contractors or labor at overtime or premium pay rates), over (y) the costs that Landlord would have incurred in performing such repair or such work without using contractors at overtime or premium pay rates, within thirty (30) days after the date that Landlord gives to Tenant an invoice therefor, which invoice shall have annexed thereto documentation that reasonably substantiates the charges set forth thereon (it being understood that if more than one tenant requests that Landlord perform any such repair using contractors or labor at overtime or premium pay rates, then Landlord shall allocate such costs among such tenants equitably). Nothing contained in this Section 8.4 shall be deemed to limit or modify Tenant's right pursuant to Section 10.2 and Section 10.3 hereof.

Article 9

ACCESS; LANDLORD'S CHANGES

9.1.	Access.

(A)      Subject to the terms of this Section 9.1, Landlord and Landlord's designees may enter the Premises at reasonable times upon reasonable prior notice to Tenant (which notice may be given verbally to the person employed by Tenant with whom Landlord's representative ordinarily discusses matters relating to the Premises) to (i) examine the Premises, (ii) show the Premises to prospective tenants during the last eighteen (18) months of the Term, (iii) show the Premises to prospective purchasers or master lessees of Landlord's interest in the Real Property, (iv) show the Premises to Mortgagees or Lessors (or prospective Mortgagees or Lessors), (v) gain access to Reserved Areas, (vi) to gain access to Landlord's equipment located in the telephone closets in the Premises, or (vii) make repairs, alterations, improvements, additions or restorations that (I) Landlord is required to make pursuant to the terms of this Lease, or (II) are reasonably necessary in connection with the maintenance, repair, or operation of the Real Property (Landlord's entry upon the Premises to perform such repairs, alterations, improvements, additions or restorations being referred to herein as a "Work Access"). Notwithstanding any provision of this Article 9 to the contrary, Landlord shall be required to perform all repairs, alterations, improvements, additions and restorations as referred to in clause (vii) of the immediately preceding sentence during hours other than Building Hours if the nature of any such repair, alteration, improvement, addition or restoration is such as to customarily be performed by landlords in first-class buildings located in midtown Manhattan during hours other than Building Hours (for example, an electrical shutdown for the repair of a riser). If required in accordance with the provisions of Section 8.4 hereof, Landlord shall perform all repairs, alterations, improvements, additions and restorations as referred to in clause (vii) of the immediately preceding sentence during hours other than Building Hours. Landlord shall not be required to give Tenant advance notice of the entry by Landlord or Landlord's designees into the Premises as contemplated by this Section 9.1 to the extent necessary by reason of the occurrence of an emergency, provided, however, that (i) any such entry shall be subject to any applicable Requirements, (ii) during such entry Landlord or Landlord's designees shall accord reasonable care to Tenant's Property, and (iii) Landlord shall give Tenant notice of such emergency access as promptly as reasonably practicable thereafter. If entry by Landlord or Landlord's designees into the Premises as contemplated by this Section 9.1 is not the result of the occurrence of an emergency, Landlord shall not enter the Premises for the purposes set forth in this Section 9.1 unless Landlord first gives Tenant a reasonable opportunity to have a representative of Tenant present in the Premises at the time of such entry and for the duration of any Work Access. Landlord, in connection with a Work Access, shall have the right to bring into the Premises, and store in the Premises in a reasonable manner for the duration of the Work Access, the materials and tools that Landlord reasonably requires to perform the applicable repair, alteration, improvement, addition or restoration.

(B)      Landlord shall have no liability to Tenant for any loss sustained by Tenant by reason of Landlord's entry upon the Premises; provided, however, that (x) subject to Section 14.3 hereof, Landlord shall remain liable to Tenant for personal injury or property damage that derives from Landlord's negligence or willful misconduct in connection with any such entry upon the Premises, (y) nothing contained in this Section 9.1 limits Tenant's rights to an abatement of Rental after a fire or other casualty as provided herein, and (z) nothing contained in this Section 9.1 limits Tenant's rights to an abatement of Rental as provided in Section 10.3 hereof. Landlord shall not have the right to access the Secure Area as provided in this Section 9.1 except to the extent that (x) Landlord requires such access as a Work Access, or (y) Landlord requires such access to gain entry to a Reserved Area (and Landlord has no other means to access such Reserved Area on a commercially reasonable basis).

9.2.	Landlord's Obligation to Minimize Interference; Repair of Damage.

Subject to Section 8.4 hereof, Landlord shall use commercially reasonable efforts to minimize interference with Tenant's use of the Premises and the conduct of Tenant's business operation therein in connection with Landlord's accessing the Premises as contemplated by Section 9.1 hereof or any work performed by Landlord as contemplated by Section 9.4 or Section 9.6(B) hereof. Any damage to the Premises or to Tenant's Property resulting from Landlord's exercise of its rights under this Article 9 shall be repaired and the Premises restored to its condition prior to such damage promptly by and at the expense of Landlord (and such expense shall be included in or excluded from Operating Expenses to the extent in accordance with the provisions of Article 2 hereof).

9.3.	Reserved Areas.

The Premises shall not include (i) the demising walls of the Premises (except for the interior face thereof), (ii) the walls of the Premises that constitute the curtain wall for the Building (except for the interior face thereof), (iii) balconies, terraces and roofs that are adjacent to the Premises, and (iv) space that is used for Building Systems or other purposes associated with the operation, repair, management or maintenance of the Real Property, including, without limitation, shafts, stacks, stairways, chutes, pipes, conduits, ducts, fan rooms, mechanical rooms, plumbing facilities, and service closets (except to the extent expressly provided herein) (the areas described in clauses (iii) and (iv) above being collectively referred to herein as the "Reserved Areas").

9.4.	Ducts, Pipes and Conduits.

Subject to Section 9.1 hereof, Landlord shall have the right to install, use and maintain ducts, cabling, pipes and conduits in and through the Premises, provided that (a) except to the extent the nature of a particular room would not reasonably require such installations to be concealed (for example, a mechanical room), such ducts, cabling, pipes and conduits are concealed within or above partitioning columns or ceilings, (b) such ducts, cabling, pipes and conduits do not reduce the Usable Area of the Premises by more than a de minimis amount, and (c) Landlord installs such ducts, cabling, pipes and conduits in a manner that minimizes, to the extent reasonably practicable, any adverse effect on an Alteration theretofore performed in the Premises.

9.5.	Keys.

Tenant shall provide Landlord, from time to time, with the keys to the Premises (or with the appropriate means to access the Premises using Tenant's electronic security systems); provided, however, that Tenant shall not be required to give Landlord the keys for (or such other appropriate means of access for) any portions of the Premises with respect to which Tenant has certain security or confidentiality requirements such that Tenant requires that such portions of the Premises be locked and inaccessible to persons unauthorized by Tenant (herein called the "Secure Areas"), provided that such portions of the Premises shall not exceed twenty-five percent (25%) of the Rentable Area of the Premises in the aggregate. Landlord agrees that Landlord's right of access to the Secure Areas shall be restricted subject to the following conditions: (a) Tenant shall deliver to Landlord floor plans or other descriptions designating the Secure Areas, (b) except in cases of emergency, any access to the Secure Areas by Landlord shall be upon not less than twenty-four (24) hours notice to Tenant (which notice may be oral), and accompanied by a representative of Tenant, whom Tenant agrees to make available, and (c) Landlord shall have no obligation to provide to the Secure Areas cleaning services or any other services or repairs that require access to the Secure Areas unless Tenant shall provide Landlord with such access to the Secure Areas for purposes of providing such cleaning services or other services or repairs.

9.6.	Landlord's Changes.

(A)      Subject to Section 9.6(B) hereof, Tenant shall have the right to use, in common with the other occupants of the Building, the portions of the Building that Landlord dedicates from time to time as common area for the general use of the occupants of the Building. Tenant acknowledges that subject to Section 3.12 hereof, the lobbies of the Building that front on Beacon Court are not currently for the general use of the occupants of the Building, and, accordingly, Tenant will not have access to such lobbies.

(B)      Subject to Section 4.2 hereof, Landlord, from time to time, shall have the right to change the arrangement or location of the public portions of the Building, including, without limitation, lobbies, entrances, passageways, doors, corridors, stairs and toilets that in each case are not located in the Premises, it being agreed that any change to the Lexington Avenue lobby of the Building shall only be de minimis in nature. In addition, but subject to Landlord's rights under Section 4.2 hereof with respect to passenger elevators, Landlord shall not make any change pursuant to this Section 9.6 to the extent that such change (a) unreasonably reduces, interferes with or deprives Tenant of access to or egress from the Building or the Premises, (b) reduces the Rentable Area of the Premises (except by a de minimis amount), (c) otherwise unreasonably affects any other rights of Tenant under this Lease, (d) adversely affects Tenant's Alterations or the use thereof in any material respect, or (e) diminishes the visibility of any Tenant signage on the exterior of the Building or in the lobby of the Building. Landlord shall be required to perform all such work during hours other than Business Hours if the nature of such work is such as to customarily be performed by landlords of first-class buildings in midtown Manhattan during hours other than Building Hours. Except in cases of emergency, Landlord shall give Tenant not less than twenty (20) days of prior notice of any such work which will, or is reasonably likely to, affect the Premises or Tenant's use and enjoyment thereof.

(C)      Except as otherwise provided in Section 4.2 hereof, Landlord, from time to time, shall have the right to change, or reduce the number of, the passenger or freight elevators serving the Premises, provided that such change or reduction does not reduce to a material extent the passenger or freight elevator service standards that the passenger and freight elevators meet on the date hereof.

(D)      Landlord, from time to time, shall have the right to change the name, number or designation by which the Building is commonly known.

(E)       Landlord shall have the right, from time to time, to close, obstruct or darken the windows of the Premises temporarily to the extent required to comply with a Requirement or to perform repairs, maintenance, alterations, or improvements to the Building. Landlord shall have the right to close, obstruct or darken the windows of the Premises permanently to the extent required to comply with a Requirement that does not become applicable to the Building by virtue of Landlord's performance of elective construction in the Building.

(F)       If, at any time, the windows of the Premises are closed, obstructed or darkened temporarily, as aforesaid, then Landlord shall perform (or cause to be performed) such repairs, maintenance, alterations or improvements, or shall comply with the applicable Requirement (or cause such Requirement to be complied with), in each case with reasonable diligence, and otherwise take such action as may be reasonably necessary to minimize the period during which such windows are temporarily closed, obstructed or darkened (it being understood, however, that subject to Section 8.4 hereof, Landlord shall not be required to perform such repairs, maintenance, alterations or improvements using contractors or labor at overtime or premium pay rates).

9.7.	Tenant's Access.

Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week, on all days.

Article 10

UNAVOIDABLE DELAYS AND INTERRUPTION OF SERVICE

10.1.	Unavoidable Delays.

Subject to Section 10.3 hereof, Article 15 hereof and Article 16 hereof, this Lease and the obligation of Tenant to pay Rental hereunder and to perform all of Tenant's other covenants shall not be affected, impaired or excused, and Landlord shall not have any liability to Tenant, to the extent that Landlord is unable to perform Landlord's covenants under this Lease by reason of an Unavoidable Delay. The term "Unavoidable Delay" shall mean any cause beyond Landlord's reasonable control, including, without limitation, strikes, labor troubles, acts of terrorism or the occurrence of an act of God; provided, however, that Landlord's failure to make a payment of money (including any failure to satisfy a lien, judgment or other monetary obligation), or any other event that derives from Landlord's lack of funds, shall not constitute an Unavoidable Delay for purposes hereof. An event shall constitute an Unavoidable Delay only to the extent that the effect thereof cannot be mitigated in a reasonably practicable manner by Landlord on commercially reasonable terms (with the understanding that Landlord's failure to perform work on an overtime basis shall not constitute the basis for concluding that Landlord could have mitigated the effects of an event that otherwise constitutes the basis for an Unavoidable Delay).

10.2.	Interruption of Services.

(A)      Subject to Section 10.3 hereof, Landlord, from time to time, shall have the right to interrupt or curtail the level of service provided by the Building Systems to the extent reasonably necessary to accommodate the performance of repairs, additions, alterations, replacements or improvements that in Landlord's reasonable judgment are desirable or necessary. Landlord shall coordinate with Tenant any such interruption or curtailment of such service in order to minimize to the extent reasonably practicable any interference with the conduct of Tenant's business in the Premises. Landlord shall interrupt or curtail the level of service provided by the Building Systems only during hours other than Business Hours if otherwise such interruption or curtailment would materially interfere with Tenant's conduct of business in the Premises; provided, however, that the time periods during which Landlord has the right to interrupt or curtail Building Systems service shall not be so limited to the extent (a) reasonably necessary by reason of the occurrence of an emergency, or (b) otherwise required by applicable Requirements. Landlord shall give Tenant at least ten (10) Business Days of advance notice of Landlord's plans to interrupt or curtail Building Systems service as contemplated by this Section 10.3, further provided, however, that Landlord shall not be required to give such advance notice to the extent such interruption or curtailment is required by reason of the occurrence of an emergency (in which case Landlord shall give Tenant such advance notice of such interruption or curtailment that is reasonable under the circumstances). Landlord shall set forth in any such notice Landlord's estimate in good faith of the duration of the interruption or curtailment of Building Systems services as described therein (it being understood Landlord shall in no event be liable to Tenant if the actual duration of such interruption or curtailment exceeds Landlord's estimate thereof, provided that Landlord proceeds with due diligence to remedy the condition which required Landlord to interrupt or curtail such Building Systems services).

(B)      If Landlord gives Tenant written notice of any aforesaid interruption or curtailment of Building Systems services, Tenant shall have the right by notice given by Tenant to Landlord no later than five (5) Business Days after the date Landlord gave Tenant such notice, to require that Landlord postpone by up to thirty (30) days the particular interruption or curtailment of Building Systems service described in Landlord's notice (it being agreed that Tenant shall set forth in such notice the number of days by which Tenant is electing to require Landlord to postpone such proposed interruption or curtailment). Landlord shall not be required to postpone such proposed interruption or curtailment of Building Systems service if such postponement would (i) adversely affect the applicable Building System by more than a de minimis amount, or (ii) threaten the health or safety of any occupant of the Building or otherwise adversely affect to more than a de minimis extent the conduct of business in any portion of the Building by another tenant or occupant in the Building.

10.3.	Rent Credit.

(A)      The term "Abatement Event" shall mean an event that has a material and adverse effect on Tenant's ability to operate its business in the Premises (or a portion thereof) during Building Hours on a particular Business Day (any such Business Day being referred to herein as an "Interference Day"; the Premises or the portion thereof with respect to which the Abatement Event has a material and adverse effect on Tenant's ability to operate its business therein, as the case may be, being referred to herein as an "Interference Area"). If an Abatement Event occurs, then Tenant shall be entitled to a credit to apply against the Rental otherwise due hereunder in an amount equal to the product obtained by multiplying (I) the Abatement Percentage, by (II) the quotient obtained by dividing (a) the applicable Rent Per Square Foot, by (b) Three Hundred Sixty-Five (365), by (III) the number of square feet of Rentable Area in the Interference Area, by (IV) either (i) the number of Business Days in the period beginning on the sixth (6th) consecutive Business Day that constitutes an Interference Day and ending on the day immediately preceding the first subsequent Business Day that is not an Interference Day, or (ii) the excess of the number of Interference Days in any particular period of twenty (20) consecutive Business Days over five (5), as the case may be. Tenant acknowledges that the Utility Company's failure to provide electricity, gas, steam or other similar service shall not constitute the basis for an Abatement Event. As used herein, the term "Abatement Percentage" shall mean fifty percent (50%), except that if Tenant does not use the Interference Area for the operation of Tenant's business on an Interference Day solely by reason of the occurrence of the applicable Abatement Event, then the Abatement Percentage in respect of such Interference Day shall be one hundred percent (100%). Either party shall have the right to submit a dispute between the parties regarding the Rental credit described in this Section 10.3 to an Expedited Arbitration Proceeding.

(B)	The term "Rent Per Square Foot"shall mean, at any particular time:
(i)

with respect to the Premises, the sum of (I) the aggregate Fixed Rent therefor, at any particular time, divided by the number of square feet of Rentable Area thereof (excluding the Mailroom and the Storage Space), and (II) the Escalation Rent Per Square Foot; and

(ii)

with respect to any Option Space that comprises the twenty-ninth (29th) floor of the Building, the sum of (i) the Fixed Rent therefor (as determined pursuant to Article 18 hereof), at any particular time, divided by the number of square feet of Rentable Area thereof, and (ii) the Escalation Rent Per Square Foot.

The term "Escalation Rent Per Square Foot" shall mean, at any particular time, the quotient obtained by dividing (I) the Escalation Rent payable hereunder at such time for the Premises or the aforesaid Option Space, as the case may be, by (II) the Rentable Area of the Premises or such Option Space, as the case may be.

Article 11

REQUIREMENTS

11.1.	Tenant's Obligation to Comply with Requirements.

(A)      Subject to the terms of this Article 11, Tenant, at Tenant's expense, shall comply with all Requirements applicable to the Premises, including, without limitation, (i) Requirements that are applicable to the performance of Alterations, (ii) Requirements that become applicable by reason of Alterations having been performed, and (iii) Requirements that are applicable by reason of the specific nature or type of business operated by Tenant (or any other Person claiming by, through or under Tenant) in the Premises. Tenant shall not be required to make any Alteration or repair to the structural components of the Building or to the Building Systems in either case to comply with any Requirement unless (a) such Alteration or repair is required by reason of Alterations having been performed by Tenant (or another Person claiming by, through or under Tenant), or (b) such Alteration or repair is required by reason of the specific nature of the use of the Premises by Tenant (or such other Person) (as opposed to the use of the Premises for the general purposes otherwise permitted under Section 3.1 hereof).

(B)      The term "Requirements" shall mean, collectively, all present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders of all Governmental Authorities, and of any applicable fire rating bureau, or other body exercising similar functions.

(C)      The term "Governmental Authority" shall mean the United States of America, the State of New York, The City of New York, any political subdivision thereof and any agency, department, commission, board, bureau or instrumentality of any of the foregoing, or any quasi-governmental authority, now existing or hereafter created, having jurisdiction over the Real Property or any portion thereof.

11.2.	Landlord's Obligation to Comply with Requirements.

Landlord shall comply with all Requirements applicable to the Premises and the Building other than the Requirements with respect to which Tenant is required to comply pursuant to Section 11.1 hereof, subject, however, to Landlord's right to contest in good faith the applicability or legality thereof.

11.3.	Tenant's Right to Contest Requirements.

Subject to the provisions of this Section 11.3, Tenant, at Tenant's expense, may contest by appropriate proceedings prosecuted diligently and in good faith the legality or applicability of any Requirement affecting the Premises or that require a Building Change (any such proceedings instituted by Tenant being referred to herein as a "Compliance Challenge"). Tenant shall not have the right to institute a Compliance Challenge unless Tenant first gives Landlord notice thereof. Tenant shall not institute any Compliance Challenge if, by reason of Tenant's delaying its compliance with the applicable Requirement or by reason of the Compliance Challenge, (a) Landlord (or any Landlord Indemnitee) may be imprisoned, (b) the Real Property or any part thereof may be condemned or vacated, or (c) the certificate of occupancy for the Premises or the Building may be suspended. If Landlord or any Landlord Indemnitee may be subject to any civil fines or penalties or other criminal penalties or if Landlord or any Landlord Indemnitee may be liable to any third party in either case by reason of Tenant's delaying its compliance with the applicable Requirement or by reason of the Compliance Challenge, then Tenant shall furnish to Landlord a cash deposit or a bond of a surety company reasonably satisfactory to Landlord, in form and substance reasonably satisfactory to Landlord, or another security reasonably satisfactory to Landlord, in an amount equal to one hundred twenty percent (120%) of the sum of (A) the cost of such compliance, (B) the criminal or civil penalties or fines that may accrue by reason of such non-compliance (as reasonably estimated by Landlord), and (C) the amount of such liability to third parties (as reasonably estimated by Landlord); provided, however, that Tenant shall not be required to post such bond if Tenant then satisfies the Net Worth Requirement. If Tenant initiates any Compliance Challenge, then Tenant shall keep Landlord advised regularly as to the status of such proceedings.

11.4.	Requirements During Last Two Years of Term.

Tenant shall not be required to comply with any Requirement that is enacted or first enforced during the last twenty-four (24) months of the Term (as the Term may be extended pursuant to Article 19 hereof) that Tenant would otherwise be obligated to comply with pursuant to this Lease, if:

(1)       such Requirement is in respect of the interior of the Premises, is not related to hazardous materials, and is not in respect of the structure of the Building or the structure of the Premises;

(2)       Tenant's failure to comply with such Requirement would not have an adverse effect on Building Systems or on the health or safety of any occupant of or visitor to the Building;

(3)       Tenant's failure to comply with such Requirement would not cause Landlord to be in default in respect of its obligations under this Lease or any other lease or occupancy agreement in the Building;

(4)       Tenant's failure to comply with such Requirement would not (i) subject Landlord (or any Landlord Indemnitee) to the possibility of being imprisoned, or (ii) subject the Real Property or any part thereof to the possibility of being condemned or vacated;

(5)       Tenant would not be obligated to comply with such Requirement if the Alterations (other than in the core restrooms) in the Premises and other items in the Premises that would be required to be replaced in connection with a new buildout of the Premises (for example, sprinkler heads) were to be demolished after the Premises are surrendered to Landlord (whether or not such demolition actually occurs); and

(6)       the failure to comply with such Requirement would not constitute a default under any Mortgage, Superior Lease, or the Condominium Documents or prevent or impair Landlord's ability to obtain an amendment to the certificate of occupancy for the Building or to obtain any permits or approvals from any Governmental Agency with respect to the Building.

11.5.	Certificate of Occupancy.

(A)      Landlord covenants that as of the date hereof a temporary certificate of occupancy, issued by the Department of Buildings of The City of New York is in full force and effect for the Building, which permits Tenant to commence its Initial Alterations in the Premises but which does not authorize any Person to use or occupy the Premises. Landlord, at Landlord's cost and expense, shall cause such certificate of occupancy or any permanent certificate of occupancy covering the Premises (or such other certificate as may be required by Requirements from time to time to lawfully occupy the Premises to be renewed from time to time prior to the expiration thereof. Tenant, at Tenant's cost and expense, shall be required to obtain an amendment to the certificate of occupancy to permit the Premises to be used for the purposes described in Article 3 hereof after the time that the Initial Alterations have been completed to the extent required under applicable Requirements to obtain such an amendment. Upon the request of Tenant, Landlord shall join in and promptly execute any applications Tenant submits in connection with obtaining any amendment to the certificate of occupancy pursuant to this Section 11.5 (provided that the applicable Requirement requires Landlord to join in such application) and shall otherwise cooperate with Tenant in connection therewith (it being agreed that Tenant shall reimburse Landlord for all reasonable, out-of-pocket costs incurred by Landlord in connection with such cooperation on or prior to thirty (30) days after Landlord's rendition of a statement therefor, which statement shall have annexed thereto documentation that reasonably substantiates the charges set forth thereon). Nothing contained herein constitutes Landlord's covenant, representation or warranty that the Premises or any part thereof lawfully may be used or occupied for any particular purpose or in any particular manner, and Landlord shall have no liability to Tenant under this Section 11.5(A) to the extent the certificate of occupancy in respect of the Premises is not in full force and effect by reason of Tenant's default hereunder or by reason of Alterations.

(B)      Tenant shall use the Premises only in a manner that conforms with the certificate of occupancy that is in effect for the Premises. Tenant, at Tenant's cost and expense, shall have the right to amend the certificate of occupancy to permit the Premises to be used for any of the general purposes described in Article 3 hereof.

(C)      Upon the request of Tenant, Landlord shall join in and promptly execute any applications Tenant submits in connection with obtaining any public assembly permit required to be obtained by Tenant in connection with any intended use of the Premises that is permitted pursuant to Article 3 hereof and shall otherwise cooperate with Tenant in connection therewith (it being agreed that Tenant shall reimburse Landlord for all reasonable, out-of-pocket costs incurred by Landlord in connection with such cooperation on or prior to thirty (30) days after Landlord's rendition of a statement therefor, which statement shall have annexed thereto documentation that reasonably substantiates the charges set forth thereon).

Article 12

QUIET ENJOYMENT

12.1.	Quiet Enjoyment.

Landlord covenants that Tenant may peaceably and quietly enjoy the Premises for the Term, subject, nevertheless, to the terms and conditions of this Lease.

Article 13

SUBORDINATION

13.1.	Subordination.

(A)      This Lease shall be subject and subordinate to the priority of each Superior Lease if the applicable Lessor executes and delivers to Tenant a Nondisturbance Agreement. This Lease shall be subject and subordinate to the lien of each Mortgage if the applicable Mortgagee executes and delivers to Tenant a Nondisturbance Agreement. This Lease shall be subject and subordinate to a Condominium Declaration if the Condominium Board executes and delivers to Tenant a Nondisturbance Agreement (with the understanding that Landlord shall not permit any such Condominium Declaration to decrease or otherwise impair Tenant's rights under this Lease, or to increase or otherwise expand Tenant's obligations and liabilities under this Lease, except, in either case, to a de minimis extent) in the form annexed as Exhibit "13.1" attached hereto and made a part hereof. Tenant, at Tenant's expense, shall execute and deliver promptly a Nondisturbance Agreement that a Lessor or a Mortgagee proposes to use and that conforms to the terms of this Article 13 and any Nondisturbance Agreement delivered by the Condominium Board in the form attached as Exhibit "13.1" hereto. Landlord agrees to deliver to Tenant as of the date hereof a fully executed Nondisturbance Agreement from each of the Condominium Board, the Lessor under any existing Superior Lease, and the Mortgagee under any existing Mortgage, in any such case in accordance with the terms of this Article 13.

(B)	The term "By-Laws" shall mean the by-laws of the Condominium.

(C)      The term "Condominium Board" shall mean the board that governs the business and affairs of the Office Unit.

(D)      The term "Condominium Documents" shall mean the Declaration and the By-Laws.

(E)	The term "Lessor" shall mean a lessor under a Superior Lease.

(F)       The term "Mortgage" shall mean any trust indenture or mortgage which now or hereafter encumbers the Real Property, the Building or any Superior Lease and the leasehold interest created thereby or the Office Unit.

(G)      The term "Mortgagee" shall mean any trustee, mortgagee or holder of a Mortgage.

(H)      The term "Nondisturbance Agreement" shall mean, subject to Section 13.2 hereof, an agreement, in recordable form, between a Lessor, a Mortgagee, or the Condominium Board, as the case may be, and Tenant, to the effect that (i) if there is a foreclosure of the Mortgage, then the successor to Landlord by virtue of the foreclosure will not evict Tenant, disturb Tenant's possession under this Lease, or terminate or disturb Tenant's leasehold estate or rights hereunder, and will recognize Tenant as the direct tenant of such successor to Landlord on the same terms and conditions as are contained in this Lease, (ii) if the Superior Lease terminates, then the Lessor will not evict Tenant, disturb Tenant's possession under the Lease, or terminate or disturb Tenant's leasehold estate or rights hereunder, and will recognize Tenant as the direct tenant of such Lessor on the same terms and conditions as are contained in this Lease, or (iii) if there is a sale of the Premises by virtue of the Condominium Board exercising a power of sale that is granted under the Condominium Declaration, then the successor to Landlord by virtue of such sale will not evict Tenant, disturb Tenant's possession under the Lease, or terminate or disturb Tenant's leasehold estate or rights hereunder, and will recognize Tenant as the direct tenant of such successor on the same terms and conditions as are contained in this Lease.

(I)        The term "Superior Lease" shall mean any lease pursuant to which Landlord now or hereafter obtains or retains its interest in the Real Property or the Building (to the extent that Landlord's interest in the Real Property is a leasehold estate).

13.2.	Terms of Nondisturbance Agreements.

Subject to the terms of this Section 13.2, any Nondisturbance Agreement (other than the Nondisturbance Agreement from the Condominium Board, which shall be in the form set forth on Exhibit "13.1" attached hereto), may provide that the Person that succeeds to Landlord by reason of the foreclosure of a Mortgage, the termination of a Superior Lease, or the exercise of the power of sale as set forth in the Condominium Declaration, as the case may be (any such Person being referred to herein as the "Successor") shall not be:

(A)      liable for any act or omission of any prior landlord (including, without limitation, the then defaulting landlord), except to the extent that (i) such act or omission continues after the date that the Successor succeeds to Landlord's interest in the Real Property, and (ii) such act or omission of such prior landlord is of a nature that the Successor can cure by performing a service or making a repair, or

(B)      subject to any defenses or offsets that Tenant has against any prior landlord (including, without limitation, the then defaulting landlord) (except for any offsets that are expressly permitted under this Lease), or

(C)      bound by any payment of Rental that Tenant has made to any prior landlord (including, without limitation, the then defaulting landlord) more than thirty (30) days in advance of the date that such payment is due, except to the extent that such advance payment of Rental is expressly required by this Lease or

(D)      bound by any obligation to make any payment to or on behalf of Tenant (other than the Tenant Fund) to the extent that such obligation accrues prior to the date that the Successor succeeds to Landlord's interest in the Real Property (it being agreed that Tenant's sole remedy for any Successor's failure to pay the Tenant Fund (or a portion thereof) shall be to exercise its right of offset pursuant to Section 7.14 hereof), or

(E)       bound by any obligation to perform any work or to make improvements to the Premises, except for:

(1)       repairs and maintenance that Landlord is required to perform pursuant to the provisions of this Lease and the need for which continues after the date that the Successor succeeds to Landlord's interest in the Real Property,

(2)       repairs to the Premises that become necessary by reason of a fire or other casualty that occurs from and after the date that the Successor succeeds to Landlord's interest in the Real Property and that Landlord is required to perform pursuant to Article 15 hereof,

(3)       repairs to the Premises that become necessary by reason of a fire or other casualty that occurs prior to the date that the Successor succeeds to Landlord's interest in the Real Property and that Landlord is required to perform pursuant to Article 15 hereof, to the extent that the Successor can make such repairs from the net proceeds of Landlord's Property Policy that are actually made available to the Successor (with the understanding, however, that if (i) a fire or other casualty occurs prior to the date that the Successor succeeds to Landlord's interest in the Real Property, (ii) Landlord is required to repair the resulting damage to the Building pursuant to Article 15 hereof, and (iii) the Successor cannot make such repairs from such net proceeds, then Tenant shall have the right to terminate this Lease by giving notice thereof to the Successor within fifteen (15) days after the date that the Successor gives Tenant notice that the Successor does not intend to perform such repairs),

(4)       repairs to the Premises as a result of a partial condemnation that occurs from and after the date that the Successor succeeds to Landlord's interest in the Real Property and that Landlord is required to perform pursuant to Article 16 hereof, and

(5)       repairs to the Premises as a result of a partial condemnation that occurs prior to the date that the Successor succeeds to Landlord's interest in the Real Property and that Landlord is required to perform pursuant to Article 16 hereof, to the extent that the Successor can make such repairs from the net proceeds of any condemnation award made available to the Successor (with the understanding, however, that if (i) a partial condemnation occurs prior to the date that the Successor succeeds to Landlord's interest in the Real Property, (ii) Landlord is required to make repairs to the Building pursuant to Article 16 hereof by reason of such partial condemnation, and (iii) the Successor cannot make such repairs from such net proceeds, then Tenant shall have the right to terminate this Lease by giving notice thereof to the Successor within fifteen (15) days after the date that the Successor gives Tenant notice that the Successor does not intend to perform such repairs), or

(F)       bound by any amendment or modification of this Lease (other than an amendment or modification expressly provided for in this Lease) made without the consent of the Mortgagee or the Lessor, as the case may be (the aforesaid items in clause (A) through (F) above for which a Successor is not liable being referred to herein as the "Successor Limitation Items").

A Successor that is an Affiliate of the Person that constitutes Landlord shall not have the right to include in a Nondisturbance Agreement the Successor Limitation Items. Each party shall have the right to submit any dispute over whether a Nondisturbance Agreement meets the criteria set forth in this Article 13 hereof to an Expedited Arbitration Proceeding.

13.3.	Attornment.

(A)      If, at any time prior to the Expiration Date, a Successor succeeds to Landlord's interest in the Real Property, then Tenant, at the Successor's election, shall attorn, from time to time, to the Successor, in either case upon the then executory terms of this Lease, for the remainder of the Term. If the Successor is not an Affiliate of the Person that constituted Landlord immediately prior to such Successor's obtaining an interest in the Premises, then the Successor shall not have liability for the Successor Limitation Items from and after the date that Tenant so attorns to the Successor.

(B)      The provisions of this Section 13.3 shall apply notwithstanding that, as a matter of law, this Lease terminates upon the termination of any Superior Lease or the foreclosure of a Mortgage. No further instrument shall be required to give effect to Tenant's attorning to a Successor as contemplated by this Section 13.3. Tenant, however, upon demand of any Successor, shall execute, from time to time, instruments, in a recordable form and in a form reasonably satisfactory to the Successor, confirming the foregoing provisions of this Section 13.3. A Mortgagee, a Lessor, or the Condominium Board shall have the right to include such provisions in a Nondisturbance Agreement.

13.4.	Amendments to this Lease.

Tenant shall execute and deliver, from time to time, amendments to this Lease, promptly after Landlord's request, to the extent that (x) such amendments are reasonably required by a Mortgagee or a Lessor that in either case is not an Affiliate of Landlord (or are reasonably required by a proposed Mortgagee or proposed Lessor that in either case is not an Affiliate of Landlord and that consummates the applicable Mortgage or the applicable Superior Lease contemporaneously with Tenant's execution and delivery of such amendment hereof), and (y) Landlord gives to Tenant reasonable evidence to the effect that such Mortgagee or Lessor requires such amendments; provided, however, that Tenant shall not be required to agree to any such amendments to this Lease that (i) increase Tenant's monetary obligations under this Lease, (ii) adversely affects or diminishes, in either case to by more than a de minimis extent, Tenant's rights under this Lease, or (iii) increase Tenant's other obligations under this Lease by more than a de minimis extent.

13.5.	Tenant's Estoppel Certificate.

Tenant, within ten (10) Business Days after Landlord's request from time to time (but not more frequently than three (3) times in any particular period of twelve (12) months), shall deliver to Landlord a written statement executed by Tenant, in form reasonably satisfactory to Landlord, (1) stating that this Lease is then in full force and effect and has not been modified (or if this Lease is not in full force and effect, stating the reasons therefor, or if this Lease is modified, setting forth all modifications), (2) setting forth the date to which the Fixed Rent, the Escalation Rent and other items of Rental have been paid, (3) stating whether, to the actual knowledge of Tenant, Landlord is in default under this Lease, and, if Landlord is in default, setting forth the specific nature of all such defaults, and (4) stating any other matters reasonably requested by Landlord and related to this Lease. Tenant acknowledges that any such statement that Tenant delivers to Landlord pursuant to this Section 13.5 may be relied upon by (x) any purchaser or owner of the Real Property or any interest therein (including, without limitation, any Lessor), or (y) any Mortgagee.

13.6.	Landlord's Estoppel Certificate.

Landlord, within ten (10) Business Days after Tenant's request from time to time (but not more frequently than three (3) times in any particular period of twelve (12) months), shall deliver to Tenant a written statement executed by Landlord, in form reasonably satisfactory to Tenant, (i) stating that this Lease is then in full force and effect and has not been modified (or if this Lease is not in full force and effect, stating the reasons therefor, or if this Lease is modified, setting forth all modifications), (ii) setting forth the date to which the Fixed Rent, the Escalation Rent and any other items of Rental have been paid, (iii) stating whether, to the actual knowledge of Landlord, Tenant is in default under this Lease, and, if Tenant is in default, setting forth the specific nature of all such defaults, and (iv) stating any other matters reasonably requested by Tenant and related to this Lease. Landlord acknowledges that any statement delivered by Landlord to Tenant pursuant to this Section 13.6 may be relied upon by (w) any assignee of Tenant's interest hereunder, (x) any subtenant of all or any part of the Premises, (y) any Person that acquires Control of Tenant (provided that such assignment, sublease or transfer of Control is accomplished in a manner that complies with the provisions of Article 16 hereof), or (z) any Person that extends credit to Tenant.

13.7.	Rights to Cure Landlord's Default.

If (x) a Superior Lease or Mortgage exists, (y) the Lessor or Mortgagee is not an Affiliate of Landlord, and (z) Landlord gives Tenant notice thereof, then Tenant shall not seek to terminate this Lease by reason of Landlord's default hereunder until Tenant has given written notice of such default to such Lessor or such Mortgagee in either case at the address that has been furnished to Tenant. If any such Lessor or Mortgagee notifies Tenant, within ten (10) Business Days after the date that such Lessor or Mortgagee receives such notice from Tenant, that such Lessor or Mortgagee intends to remedy such act or omission of Landlord, then Tenant shall not have the right to so terminate this Lease unless such Lessor or Mortgagee fails to remedy such act or omission of Landlord within a reasonable period of time after the date that such Lessor or Mortgagee gives such notice to Tenant (it being understood that such Lessor or Mortgagee shall not have any liability to Tenant for the failure of such Lessor or Mortgagee to so remedy such act or omission of Landlord during such period). If there is any conflict between the provisions of this Section 13.7 and the terms and provisions of any Nondisturbance Agreement, then the provisions of the Nondisturbance Agreement shall control.

13.8.	Zoning Lot Merger Agreement.

Tenant hereby waives irrevocably any rights that Tenant may have in connection with any zoning lot merger or transfer of development rights with respect to the Real Property, including, without limitation, any rights that Tenant may have to be a party to, to contest, or to execute any Declaration of Restrictions (as such term is used in Section 12-10 of the Zoning Resolution of The City of New York effective December 15, 1961, as amended) with respect to the Real Property, which would cause the Premises to be merged with or unmerged from any other zoning lot pursuant to such Zoning Resolution or to any document of a similar nature and purpose. Tenant agrees that this Lease shall be subject and subordinate to any Declaration of Restrictions or any other document of similar nature and purpose now or hereafter affecting the Real Property (it being understood, however, that Landlord shall not permit such Declaration of Restrictions or any such other document to impair Tenant's rights hereunder, or expand Tenant's obligations hereunder, except, in either case, to a de minimis extent). In confirmation of such subordination and waiver, Tenant, from time to time and at no out-of-pocket cost to Tenant, shall execute and deliver promptly any certificate or instrument that Landlord reasonably requests.

13.9.	Existing Mortgages and Existing Superior Leases.

Landlord hereby represents and warrants to Tenant that the only Mortgages and Superior Leases that exist as of the date hereof are as described in Exhibit "13.9" attached hereto and made a part hereof.

13.10.	Condominium.

(A)      If there is any inconsistency between the terms and provisions of this Lease and the terms and provisions of the Condominium Documents, the provisions of this Lease shall control. Tenant acknowledges that wherever any provision of this Lease grants certain rights to Landlord, the Condominium Board may be entitled to certain corresponding rights pursuant to the Condominium Documents and that although Landlord and Tenant have each endeavored to include all necessary references to the rights of the Condominium Board throughout this Lease, with respect to any provisions that do not expressly reflect such rights, such rights shall be inferred as the context requires. In no event shall the effect of any such inference decrease or otherwise impair Tenant's rights under this Lease, or increase or otherwise expand Tenant's obligations and liabilities under this Lease, except, in either case, to a de minimis extent (it being agreed that any dispute with respect to the foregoing may be submitted by Tenant to an Expedited Arbitration Proceeding).

(B)      If during the Term, the Building shall no longer be owned pursuant to a condominium form of ownership in accordance with Article 9.1(B) of the New York Real Property Law, then this Lease shall remain in full force and effect, Landlord and Tenant shall continue to perform their respective obligations under this Lease, and the following shall apply (it being understood that a change in the form of ownership of the Building from a condominium form of ownership (a "Condominium Withdrawal") shall not result in an increase in the Tax Payments and the Operating Expense Payments payable by Tenant hereunder (but the foregoing shall not be deemed to render void any specific provision of this Lease otherwise providing for the increase or decrease of such Tax Payments or Operating Payments)):

(1)       Tenant's Operating Expense Share and Tenant's Tax Share shall remain the same;

(2)       The Base Operating Expenses shall not be recalculated as a result of such Condominium Withdrawal (but the foregoing shall not render void any specific provisions of this Lease otherwise providing for the recalculation of Base Operating Expenses);

(3)       The Base Taxes shall not be recalculated as the result of any Condominium Withdrawal (but the foregoing shall not render void any specific provision of this Lease otherwise providing for the recalculation of Base Taxes);

(4)       Operating Expenses shall continue to be only those incurred for the Office Unit (as the Office Unit existed immediately prior to such Condominium Withdrawal); and

(5)       Taxes shall continue to be only those incurred for the Office Unit (as the Office Unit existed immediately prior to such Condominium Withdrawal).

(C)      Any dispute with respect to this Section 13.10 may be submitted to an Expedited Arbitration Proceeding.

13.11.	Multiple Owners of the Office Unit.

Tenant acknowledges that Landlord has the right, at any time and from time to time, to consummate a transaction which results in more than one (1) Person owing the fee estate in the Office Unit or a leasehold estate in the Office Unit that is immediately superior to Tenant. If more than one (1) Person owns the fee estate in the Office Unit or if there is a leasehold estate in the Office Unit that is immediately superior to Tenant's leasehold estate, then, subject to the terms hereof, (w) all of the Persons that own such fee estate or superior leasehold estate shall be jointly and severally liable for the obligations of Landlord hereunder (the Persons that own such fee estate or immediately superior leasehold estate being collectively referred to herein as the "Landlord Owners", (x) the Landlord Owners shall designate one (1) of the Landlord Owners that Tenant has the right to contact from time to time to address day-to-day operation and management issues regarding the Premises (including, without limitation, approvals of Landlord as contemplated by this Lease), (y) each Landlord Owner shall be liable for any Landlord Owner's failure to grant an approval to Tenant under this Lease (in cases where (i) Landlord's consent is not to be unreasonably withheld in accordance with the terms hereof, and (ii) such Landlord Owner unreasonably withholds such consent), and (z) Tenant shall be entitled to rely upon an approval or consent granted by the Landlord Owner designated to address day-to-day issues as provided in clause (x) above. Nothing contained in this Section 13.11 limits the provisions of Section 31.2 hereof or Section 32.4 hereof.

Article 14

INSURANCE

14.1.	Tenant's Insurance.

(A)      Tenant, at Tenant's expense, shall obtain and keep in full force and effect (i) an insurance policy for Tenant's Property and any Alterations made by Tenant (including the Initial Alterations), in either case to the extent insurable under the available standard forms of "all-risk" insurance policies, in an amount equal to one hundred percent (100%) of the replacement value thereof (subject, however, at Tenant's option, to a reasonable deductible) (the insurance policy described in this clause (i) being referred to herein as "Tenant's Property Policy"), and (ii) a policy of commercial general liability and property damage insurance on an occurrence basis, with a broad form contractual liability endorsement (the insurance policy described in this clause (ii) being referred to herein as "Tenant's Liability Policy"). Tenant's Property Policy and Tenant's Liability Policy shall name Tenant as the insured. Landlord and any Landlord Indemnitees whose name and address have been furnished to Tenant shall be named as additional insureds on Tenant's Liability Policy. Landlord shall reasonably cooperate with Tenant and Tenant's insurance companies in the adjustment of any claims for any damage to Tenant's Property and Alterations. Tenant shall reimburse Landlord for any reasonable, actual attorney's fees and expenses incurred by Landlord in so cooperating with Tenant no later than thirty (30) days after Landlord's rendition of a statement therefor, which statement shall have annexed thereto documentation that reasonably substantiates the charges set forth thereon.

(B)      Tenant's Liability Policy shall contain a provision that (a) no act or omission of Tenant shall affect or limit the obligation of the insurer to pay the amount of any loss sustained, and (b) the policy is non-cancelable with respect to the Landlord Indemnitees unless at least thirty (30) days of advance written notice is given to Landlord, except that Tenant's Liability Policy may be cancelable on no less than ten (10) days of advance written notice to Landlord for non-payment of premium. If Tenant receives any notice of cancellation or any other notice from the insurance carrier which may adversely affect the coverage of the insureds under Tenant's Property Policy or Tenant's Liability Policy, then Tenant shall immediately deliver to Landlord a copy of such notice. The minimum amounts of liability under Tenant's Liability Policy shall be a combined single limit with respect to each occurrence in the amount of Ten Million Dollars ($10,000,000) for injury (or death) to persons and damage to property. Landlord may increase such minimum amounts of liability from time to time to the amounts that are then customarily being required by prudent landlords of first-class buildings in midtown Manhattan from tenants leasing space similar to the Premises. If Tenant disputes any increase in such minimum amounts of liability, then Tenant may submit such dispute to an Expedited Arbitration Proceeding.

(C)      Tenant shall cause Tenant's Liability Policy and Tenant's Property Policy to be issued by reputable and independent insurers that are (x) permitted to do business in the State of New York, and (y) rated in Best's Insurance Guide, or any successor thereto, as having a general policyholder rating of A- and a financial rating of at least XII (it being understood that if such ratings are no longer issued, then such insurer's financial integrity shall conform to the standards that constitute such ratings from Best's Insurance Guide as of the date hereof).

(D)      Tenant has the right to satisfy Tenant's obligation to carry Tenant's Liability Policy with an umbrella insurance policy if such umbrella insurance policy contains an aggregate per location endorsement that provides the required level of protection for the Premises. Tenant has the right to satisfy Tenant's obligation to carry Tenant's Property Policy with a blanket insurance policy if such blanket insurance policy provides, on a per occurrence basis, that a loss that relates to any other location does not impair or reduce the level of protection available for the Premises below the amount required by this Lease.

(E)       Tenant shall have the option, in conjunction with Citigroup Inc. ("Citigroup"), Tenant's ultimate parent corporation (or any subsidiaries or affiliates of Citigroup), to maintain self insurance or to provide or maintain any insurance required under this Lease under blanket insurance policies maintained by Citigroup (or any subsidiaries or affiliates of Citigroup), or to provide or maintain insurance through such alternative risk management programs as Citigroup (or any subsidiaries or affiliates of Citigroup) may provide or participate in from time to time (any such types of insurance programs being referred to herein collectively as "Self Insurance Programs"). Any such Self Insurance Programs shall not operate to decrease the insurance coverage or limits set forth in this Section 14.1. Any such Self Insurance Programs shall be deemed to contain all of the terms and conditions applicable to the requirements for Tenant's insurance contained in this Section 14.1. If Tenant elects to provide its insurance through a Self Insurance Program, then, with respect to any claims which may result from incidents occurring during the Term, such the insurance provided by such Self Insurance Program shall survive the expiration or earlier termination of this Lease to the same extent as the insurance required would survive.

14.2.	Landlord's Insurance.

(A)      Subject to the terms of this Section 14.2, Landlord shall obtain and keep in full force and effect during the Term: (x) insurance against loss or damage by fire and other casualty to the Building, to the extent insurable on commercially reasonable terms under then available standard forms of "all-risk" insurance policies, in an amount equal to one hundred percent (100%) of the replacement value thereof or, at Landlord's option, in such lesser amount as will avoid co-insurance, and (y) insurance against rental loss deriving from a fire or other casualty in clause (x) hereof in an amount that is reasonably expected to cover thirty-six (36) months of rental loss from the Premises (such insurance described in the immediately preceding clause (x) and clause (y) being collectively referred to herein as "Landlord's Property Policy"). Tenant acknowledges that (i) Landlord's Property Policy may encompass rent insurance, and (ii) the risks that Landlord's Property Policy covers may include, without limitation, fire, terrorism, environmental matters, and flood. Landlord shall have the right to obtain and maintain as part of Landlord's Property Policy or otherwise insurance against loss or damage to the Building (excluding Tenant's Property and Alterations) by terrorism ("Terrorism Insurance") to the extent that such insurance is available and is then customarily carried by prudent owners of first-class buildings in midtown Manhattan. Landlord shall obtain and keep in full force and effect during the Term a valid and enforceable policy ("Landlord's Liability Policy") of commercial general liability insurance on an occurrence basis, with a broad form contractual liability endorsement. Landlord's Liability Policy and Landlord's Property Policy shall be issued by reputable and independent insurers permitted to do business in the State of New York, and rated in Best's Insurance Guide, or any successor thereto (of if there be none, an organization having a national reputation) as having a general policyholder of "A" and a financial rating of at least "X". The minimum amount of liability covered by Landlord's Liability Policy shall be a combined single limit with respect to each occurrence in the amount of Fifty Million Dollars ($50,000,000) for injury (or death) to persons and damage to property, which minimum amount shall be subject to reasonable and customary increases from time to time. Landlord shall name Tenant and Affiliates of Tenant and any Permitted Party that occupy the Premises and of which Tenant gives Landlord notice as an additional insured on Landlord's Liability Policy. Landlord's Liability Policy shall contain a provision that (a) no act or omission of Landlord shall affect or limit the obligation of the insurer to pay the amount of any loss sustained to any Person entitled thereto (other than Landlord or Landlord's Affiliates), and (b) the policy shall be non-cancelable with respect to Tenant unless at least thirty (30) days of prior written notice has been given to Tenant by certified mail, return receipt requested, which notice shall contain the policy number and the names of the insured and additional insureds, except that such thirty (30) day period shall be reduced to ten (10) days in respect of a cancellation that derives from Landlord's failure to pay the premium for such policy when due. Upon receipt by Landlord of any notice of cancellation or any other notice from the issuers of Landlord's Property Policy or Landlord's Liability Policy which may adversely affect the coverage of the insureds under such policy of insurance, Landlord shall immediately deliver to Tenant a copy of such notice.

(B)      Landlord shall have the right to provide that the coverage of Landlord's Property Policy and Landlord's Liability Policy be subject to reasonable deductibles. Tenant shall cooperate with Landlord and Landlord's insurance companies in the adjustment of any claims for any damage to the Building. Landlord shall reimburse Tenant for any reasonable, actual attorney's fees and expenses incurred by Tenant in so cooperating with Landlord no later than thirty (30) days after Tenant's rendition of a statement therefor, which statement shall have annexed thereto documentation that reasonably substantiates the charges set forth thereon. Landlord shall not be required to carry insurance on Tenant's Property or the Alterations. Landlord shall not be required to carry insurance against any loss suffered by Tenant due to the interruption of Tenant's business.

14.3.	Mutual Waiver of Subrogation.

(A)      Subject to the provisions of this Section 14.3, Landlord and Tenant shall each obtain (and Landlord shall cause the Condominium Board to obtain) an appropriate clause in, or endorsement on, Landlord's Property Policy or Tenant's Property Policy (as the case may be) or any property insurance policy carried by the Condominium Board pursuant to which the insurance companies waive subrogation or consent to a waiver of right of recovery, with respect to losses covered by Landlord's Property Policy, Tenant's Property Policy, and any property policy covered by the Condominium Board. Landlord and Tenant also agree that, having obtained such clauses or endorsements of waiver of subrogation or consent to a waiver of right of recovery, they shall not make any claim (and Landlord shall cause the Condominium Board not make any claim) against or seek to recover from the Landlord Indemnitees, the Tenant Indemnitees, or the Condominium Board (and the individual members of its board of managers) (as the case may be) for any loss or damage to its property or the property of others resulting from fire or other hazards covered by Landlord's Property Policy, Tenant's Property Policy, or any property policy carried by the Condominium Board (as the case may be).

(B)      If the payment of an additional premium is required for the inclusion of a waiver of subrogation provision as described in Section 14.3(A) hereof, then each aforesaid party shall advise the other parties of the amount of any such additional premiums and such other parties at their own election may, but shall not be obligated to, pay such additional premium. If (x) Tenant is the party that elects to pay such additional premium to include such a waiver in Landlord's Property Policy or any property policy carried by the Condominium Board, and (y) other tenants in the Building make concurrently a similar election, then the aforesaid amount that Tenant is obligated to pay to Landlord or the Condominium Board, as the case may be, on account of such additional premium shall be only the portion thereof that Landlord or the Condominium Board allocates equitably to Tenant. If any party does not elect to pay such additional premium, then the party whose insurer is charging the additional premium shall not be required to obtain such waiver of subrogation provision.

(C)      If any party is unable to obtain the inclusion of such waiver of subrogation provision even with the payment of an additional premium, then such party shall attempt to name the other parties as an additional insured (but not a loss payee) under the applicable insurance policy. If the payment of an additional premium is required for naming the other parties as an additional insured (but not a loss payee), then such party shall advise the other parties of the amount of any such additional premium and the other parties at their own election may, but shall not be obligated to, pay such additional premium. If (x) Tenant is the party that elects to pay such additional premium to name Tenant as an additional insured (but not as loss payee), and (y) other tenants in the Building make concurrently a similar election, then the aforesaid amount that Tenant is obligated to pay to Landlord or the Condominium Board on account of such additional premium shall be only the portion thereof that Landlord or the Condominium Board allocates equitably to Tenant. If such other party does not elect to pay such additional premium or if it is not possible to have the other parties named as additional insureds (but not loss payees), even with the payment of an additional premium, then (in either event) the party whose insurer refuses to include such waiver of subrogation provision shall so notify the other parties and such parties shall not have the obligation to name the other party as an additional insured.

14.4.	Evidence of Insurance.

On or prior to the Commencement Date, each party shall deliver to the other party appropriate certificates of insurance required to be carried by the parties pursuant to this Article 14, including evidence of waivers of subrogation and naming of additional insureds in either case as required by Section 14.3 hereof. Each party shall deliver to the other party evidence of each renewal or replacement of a policy at least twenty (20) days prior to the expiration of such policy.

14.5.	No Concurrent Insurance.

Tenant shall not obtain any property insurance (under Tenant's Property Policy or otherwise) that covers the property that is covered by Landlord's Property Policy. Landlord shall not obtain any property insurance (under Landlord's Property Policy or otherwise) that covers the property that is covered by Tenant's Property Policy. Landlord shall use reasonable efforts to cause any property insurance obtained by the Condominium Board not to cover the property that is covered by Tenant's Property Policy.

14.6.	Tenant's Obligation to Comply with Landlord's Fire and Casualty Insurance.

(A)      If (i) Tenant (or any other Person claiming by, through or under Tenant) uses the Premises for any purpose other than general office use and the ancillary uses permitted by Article 3, (ii) the use of the Premises by Tenant (or such other Person) causes the premium for Landlord's Property Policy to exceed the premium that would have otherwise applied therefor if Tenant (or such Person) used the Premises for general office purposes (or such ancillary purposes), and (iii) Landlord notifies Tenant of such fact and Tenant does not as soon as reasonably practicable but in no event more than twenty (20) days thereafter, modify such use so as to prevent the imposition of such increase in premium, then Tenant shall pay to Landlord, as additional rent, an amount equal to such excess, on or prior to the thirtieth (30th) day after the date that Landlord gives to Tenant an invoice therefor (which invoice shall have annexed thereto documentation that reasonably substantiates the charges set forth thereon). Nothing contained in this Section 14.6 expands Tenant's rights under Article 3 hereof. Tenant must comply with the requirements of the issuer of Landlord's Property Policy (including, without limitation, any such requirements that such issuer requires as the basis for the premium that such issuer charges Landlord for Landlord's Property Policy, provided that such requirements that the issuer of Landlord's Property Policy imposes are reasonably consistent with the requirements imposed by reputable insurers of comparable properties in The City of New York), if Landlord could not obtain the insurance described in Section 14.2 hereof without Tenant complying with such requirements.

(B)      If (i) Landlord fails to comply with any particular obligation under this Lease, (ii) such failure causes the premium for Tenant's Property Policy to exceed the premium that would have otherwise applied if Landlord had complied with such obligation, and (iii) Tenant notifies Landlord of such fact and Landlord does not as soon as reasonably practicable but in no event more than twenty (20) days thereafter, comply with such obligation so as to prevent the imposition of such increase in premium, then Landlord shall pay to Tenant, as additional rent, an amount equal to such excess, on or prior to the thirtieth (30th) day after the date that Tenant gives to Landlord an invoice therefore (which invoice shall have annexed thereto documentation that reasonably substantiates the charges set forth thereon).

14.7.	Tenant's Insurance Proceeds.

(A)      If (x) this Lease terminates by reason of the occurrence of a fire or other casualty pursuant to Article 15 hereof, and (y) a Mortgagee that constitutes an Institutional Lender then holds a Mortgage on Landlord's interest in the Premises, then Tenant shall pay the proceeds of Tenant's Property Policy (and any other proceeds to which Tenant is entitled under Section 14.1 hereof) to the extent deriving from such fire or other casualty as follows (it being understood that if Tenant exercises its right to maintain self insurance pursuant to Section 14.1(E) hereof, then Tenant shall pay an amount that equals the proceeds that Tenant would have received if Tenant had obtained and maintained a Tenant's Property Policy in accordance with the provisions of Section 14.1 hereof):

(1)       first, to Landlord (or, at Landlord's option, to such Mortgagee), until the aggregate amount paid to Landlord (or such Mortgagee) from such proceeds equals the excess of (I) the lesser of (x) the amount of the outstanding indebtedness secured by such Mortgage, and

(y) eighty percent (80%) of the fair market value of the Premises on the date that such Mortgagee initially funded the debt secured by such Mortgage, over (II) the proceeds of Landlord's Property Policy that are available to Landlord (or such Mortgagee) by reason of such fire or other casualty for the items Landlord is required to restore pursuant to Section 15.2 hereof (or would have been available to Landlord (or such Mortgagee) if Landlord or the Condominium Board carried Landlord's Property Policy in accordance with the terms hereof); and

(2)       second, to Tenant, until the aggregate amount paid to Tenant from such proceeds equals the sum of (a) the value of any Tenant's Property included in such taking, plus (b) the excess of (I) the Unamortized Alterations Cost, over (II) the Unamortized Tenant Fund Amount; and

(3)       finally, one-half (1/2) of the remainder to Landlord and one-half (1/2) of the remainder to Tenant.

(B)      Landlord and Tenant shall give the other party reasonable access to the such party's books and records to the extent reasonably necessary to determine the amount due from Tenant to Landlord under this Section 14.7. Either party shall have the right to submit any dispute between the parties regarding the amount due from Tenant to Landlord under this Section 14.7 hereof to an Expedited Arbitration Proceeding.

(C)      The term "Institutional Lender" shall mean a savings bank, a savings and loan association, a commercial bank or trust company (whether acting individually, as a trustee, as a servicing agent or in a fiduciary capacity), a private pension fund, a credit union or credit company, an insurance company, a religious, educational or eleemosynary institution, a federal, state or municipal employee's welfare, benefit, pension or retirement fund, any Governmental Agency or entity insured by a Governmental Agency, any brokerage or investment banking organization (or an Affiliate thereof), whether acting in its own capacity or on behalf of its clients, any real estate mortgage investment conduit or similar investment vehicle), or any combination of Persons that would otherwise constitute Institutional Lenders; provided, however, that (i) if a Person (other than a real estate mortgage investment conduit or similar investment vehicle) shall not constitute an Institutional lender for purposes hereof unless such Person (or such Person and its Affiliates) has net assets of at least Two Hundred Fifty Million Dollars ($250,000,000), and (ii) an Institutional Lender shall also include any other Person that is generally recognized in the capital markets as an institutional lender from and after the date hereof.

(D)      The term "Unamortized Alterations Cost" shall mean, at any particular time with respect to the Premises or the applicable portion thereof, the aggregate amount theretofore paid by or on behalf of Tenant for Alterations in the Premises or the applicable portion thereof, to the extent that such amount then remains unamortized (assuming that such amount is amortized, in equal monthly installments, using an interest factor equal to the Base Rate, over the period commencing on the date that Tenant makes any such payment for Alterations and ending on the Fixed Expiration Date, except that if the Unamortized Alterations Cost is being determined during the Renewal Term, then such excess shall be deemed to be amortized, in equal monthly installments, using an interest factor equal to the Base Rate, over the period commencing on the date that Tenant makes any such payment for Alterations and ending on the last day of the Renewal Term).

(E)       The term "Unamortized Tenant Fund Amount" shall mean the aggregate amount of the Tenant Fund paid to or on behalf of Tenant, to the extent that such amount then remains unamortized (assuming that such amount is amortized, in equal monthly installments, using an interest factor equal to the Base Rate, over the period commencing on the date that Landlord funded each particular installment of the Tenant Fund amount and in any such case ending on the Fixed Expiration Date).

Article 15

CASUALTY

15.1.	Notice.

Tenant shall notify Landlord promptly of any fire or other casualty that occurs in the Premises.

15.2.	Landlord's Restoration Obligations.

Subject to the terms of this Section 15.2, Landlord, with reasonable diligence, shall (or shall cause the Condominium Board to) promptly settle any insurance claims and Landlord shall repair the damage to the Premises, the Unit and (w) the part of the Building Systems serving the Premises, (x) the floor and ceiling slabs of the Premises, (y) the exterior walls of the Premises, and (z) any other portions of the Premises that Tenant is not obligated to restore pursuant to Section 15.3 hereof, to the extent caused by fire or other casualty. Landlord shall cause the Condominium Board to repair the damage to the Building or any portions thereof to the extent the Condominium Board is responsible therefor pursuant to the Condominium Documents. Landlord shall commence the performance of such repairs as promptly as reasonably practicable after the occurrence of such fire or other casualty and shall use all reasonable efforts to perform such repairs diligently and in a workmanlike manner and in such a manner as to minimize interference with Tenant's use and occupancy of and conduct of business in the Premises. Upon Tenant's written request, Landlord shall perform any such repairs on an overtime basis and Tenant, following Landlord's rendition of a statement therefor from time to time, shall pay to Landlord the excess of the costs to perform such repairs on an overtime basis over the cost of performing any such repairs during non-overtime hours (it being agreed that any such statement shall have annexed thereto documentation that reasonably substantiates the charges set forth thereon). Landlord shall not be required to restore Tenant's Property or the Specialty Alterations in the Premises. Landlord shall not be required to commence such restoration until Tenant gives Landlord the notice described in Section 15.1 hereof (unless Landlord otherwise has received actual or constructive notice of the fire or other casualty). Landlord shall have the right to adapt the restoration of the Premises as contemplated by this Section 15.2 to comply with applicable Requirements that are then in effect. Landlord shall not be obligated to restore the Premises as provided in this Section 15.2 to the extent that this Lease terminates by reason of such fire or other casualty as provided in this Article 15.

15.3.	Tenant's Restoration Obligations.

Subject to the terms of this Section 15.3, Tenant shall repair the damage to the Alterations (including any Specialty Alterations) to the extent caused by fire or other casualty with reasonable diligence (or, if Tenant elects to demolish the Alterations in the Premises or any portion thereof as provided herein, shall perform such demolition with reasonable diligence) only from and after the date that Landlord completes its repair obligations, if any, pursuant to Section 15.2 hereof (or to complete its demolition, as the case may be, as provided in this Section 15.3). Tenant, at Tenant's option, shall have the right to be exercised separately with respect to each floor (or portion thereof) that constitutes a portion of the Premises (subject to the provisions of Article 7 hereof) to: (x) repair the damage to and restore the Alterations for such floor (or portion thereof) to an open floor plan including, without limitation, installing ceilings, lighting and floor coverings and any and all Alterations that are required pursuant to applicable Requirements to permit the Premises to be used for office purposes, or (y) to demolish the Alterations located on such floor (or portion thereof). Tenant shall give Landlord notice of Tenant's intention with respect to restoring the Premises (or each applicable portion thereof) (i.e., whether Tenant intends to restore or demolish, as the case may be, as aforesaid, as promptly as reasonably practicable after the date of the fire or other casualty). Tenant shall not be required to perform the work described in this Section 15.3 if this Lease terminates by virtue of a fire or other casualty pursuant to this Article 15. If this Lease does not terminate following a fire or other casualty, then Tenant shall be entitled to retain the proceeds of Tenant's Property Policy or any other policies of insurance carried by Tenant in order to pay for the restoration described in this Section 15.3 hereof. If this Lease terminates following a fire or other casualty, then the disposition of the proceeds of Tenant's Property Policy shall be governed in accordance with Section 14.7 hereof.

15.4.	Rent Abatement.

(A)      Subject to Section 15.4(C) hereof, if a fire or other casualty renders all of the Premises untenantable, then the Fixed Rent and Escalation Rent due hereunder shall abate until the date that is two hundred seventy (270) days after the date that Landlord completes the restoration described in Section 15.2 hereof. If a fire or other casualty renders part (but not all) of the Premises untenantable, then the Fixed Rent and Escalation Rent due hereunder shall abate in the proportion that (i) the Rentable Area of the portion so rendered untenantable, bears to (ii) the Rentable Area of the Premises immediately prior to such fire or other casualty, until the date that is two hundred seventy (270) days after the date that Landlord completes the restoration described in Section 15.2 hereof. Tenant shall not be entitled to an abatement of Rental pursuant to this Section 15.4 that extends (a) for more than thirty-six (36) calendar months after the date of a particular fire or other casualty, or (b) beyond the date that a Permitted Occupant uses the Premises (or the applicable portion thereof) for the conduct of business or the date that Tenant Substantially Completes any demolition of the Alterations in the Premises (if Tenant elects not to restore the Premises or any portion thereof pursuant to Section 15.4 hereof and, accordingly, not occupy the Premises or such portion thereof for the conduct of business) (it being agreed that Tenant shall not be deemed to be conducting business in the Premises (or the applicable portion thereof) by virtue of Tenant (or its employees or agents) accessing the Premises (x) to secure the Premises or Tenant's Property, (y) to undertake file or data retrieval or removal, or (z) for purposes of testing Tenant's equipment and systems and for such other purposes reasonably related to the casualty and Tenant's restoration of the Premises (or the applicable portion thereof following a fire or other casualty)). For purposes of this Article 15 the term "untenantable" shall mean that the Premises (or portion thereof) is not accessible or is unusable for the conduct of Tenant's business in a manner which is consistent with Tenant's use of the Premises (or applicable portion thereof) during the thirty (30) day period of time immediately prior to the fire or other casualty in question.

(B)      If this Lease demises the entire Rentable Area on a particular floor of the Building, (i) fifty percent (50%) or more of the Rentable Area on such floor is rendered untenantable by reason of a fire or other casualty, (ii) in Tenant's good faith judgment Tenant cannot use the tenantable portion of such floor for the conduct of business, and (iii) Tenant actually ceases to use for the conduct of its business the entire rentable area on such floor of the Building, then such entire floor shall be deemed to be untenantable for purposes of this Section 15.4. If (i) fifty percent (50%) or more of the Rentable Area of the entire Premises is rendered untenantable by reason of a fire or other casualty, (ii) in Tenant's good faith judgment Tenant cannot use the tenantable portion of the Premises for the conduct of Tenant's business in a manner which is consistent with Tenant's use during the thirty (30) day period prior to such fire or other casualty, and (iii) Tenant actually ceases to use the entire Premises for the conduct of its business, then the entire Premises shall be deemed to be untenantable. Landlord shall give Tenant no less than ten (10) Business Days of prior notice of Landlord's Substantial Completion of its repairs pursuant to Section 15.2 hereof. Either party may submit a dispute with respect to whether the other party has Substantially Completed its restoration obligations or has used reasonable diligence under this Article 15 to Substantially Complete its restoration (or, in the case of Tenant, to demolish the Alterations in the Premises as aforesaid) hereof to an Expedited Arbitration Proceeding.

(C)      If a fire or other casualty occurs in the Premises after the Commencement Date and prior to the Rent Commencement Date, then the aggregate abatement of Fixed Rent and the Escalation Rent to which Tenant is entitled as contemplated by this Section 15.4 hereof (from and after the Rent Commencement Date) shall be an amount equal to the aggregate abatement of Fixed Rent and the Escalation Rent to which Tenant would have been entitled under this Section 15.4 hereof if the Rent Commencement Date had occurred immediately prior to such fire or other casualty.

15.5.	Landlord's Termination Right.

Landlord shall have the right to terminate this Lease if the Condominium Board does not make the election contemplated by Section 339-ee of the New York Real Property Law to restore the Building after a fire or other casualty (to the extent that such election is required to be made by the Condominium Board), it being agreed that if (x) a fire or other casualty affects all or any portion of the Building, and (y) either (a) Tenant does not have the right to terminate this Lease by reason of such fire or other casualty, or (b) Tenant has theretofore waived Tenant's right to terminate this Lease by reason of such fire or other casualty, then Landlord, in its capacity as owner of the Office Unit shall vote, and Landlord shall cause Affiliates of Landlord that own Condominium units to vote, to restore the Building (rather than to terminate the Condominium). If Landlord terminates this Lease in accordance with this Section 15.5, then (I) the Term shall expire on a date set by Landlord that is not sooner than (i) the tenth (10th) day after the date that

Landlord gives such notice (if all or substantially all of the Premises is rendered untenantable by such fire or other casualty), or (ii) the ninetieth (90th) day after the date that Landlord gives such notice (if less than all or substantially all of the Premises is rendered untenantable by such fire or other casualty), and (II) Tenant, on such date set by Landlord, shall vacate the Premises and surrender the Premises to Landlord in accordance with the terms of this Lease that govern Tenant's obligations upon the expiration or earlier termination of the Term. If, however, Tenant is in occupancy of the Premises on the date Landlord gives Tenant the aforesaid notice, then Tenant shall have the one-time right to postpone the date designated by Landlord in Landlord's aforesaid notice by up to one hundred eighty (180) days, by giving notice to Landlord on or prior to thirty (30) days after the date Landlord gave Tenant Landlord's notice (it being agreed that Tenant shall designate the postponed date in Tenant's notice). Landlord may declare ineffective Tenant's postponement of such date by so notifying Tenant but only if such postponement would interfere by more than a de minimis extent with Landlord's schedule for the demolition or rebuilding of the Building or the applicable portion thereof. Upon the termination of this Lease under this Section 15.5, the Rental shall be apportioned and any prepaid portion of the Rental for any period after the date that the abatement of Rental as described in Section 15.4 hereof becomes effective shall be refunded promptly by Landlord to Tenant (and Landlord's obligation to make such refund shall survive the Expiration Date).

15.6.	Tenant's Termination Right.

(A)      Landlord, within forty-five (45) days after the earlier to occur of (x) the date that Tenant gives Landlord notice of the occurrence of a fire or other casualty as contemplated by Section 15.1 hereof, and (y) the date that Landlord otherwise has actual notice of such fire or other casualty, shall give to Tenant a statement prepared by a reputable and independent contractor setting forth such contractor's estimate in good faith as to the time required for Landlord to Substantially Complete the restoration described in Section 15.2 hereof (such statement that Landlord gives to Tenant being referred to herein as the "Casualty Statement"). If (x) Landlord fails to give Tenant a Casualty Statement within the aforesaid time period, (y) Tenant notifies Landlord thereof, and (z) Landlord fails to deliver the Casualty Statement to Tenant on or prior to ten (10) Business Days after the date Landlord receives such notice from Tenant, then Tenant shall have the right to terminate this Lease by giving notice thereof to Landlord no later than ten (10) Business Days after the last day of Landlord's ten (10) Business Day period of time to deliver the Casualty Statement and the provisions of Section 15.6(C) hereof shall control (unless Landlord delivers the Casualty Statement to Tenant within the ten (10) day Business Day period of time after Tenant delivers its notice, in which event Tenant's termination of this Lease shall be deemed ineffective and of no force or effect). Landlord shall not designate a particular Person as the aforesaid contractor unless (i) such Person has at least five (5) years of experience in providing such estimates, and (ii) such Person has not been employed by Landlord or Tenant (or their respective Affiliates) for a period of three (3) years prior to the date of the Casualty Statement; provided, however, that if, in Landlord's reasonable judgment, there exists no such Person that satisfies the provisions of this clause (ii), then Landlord shall have the right to designate a Person that complies only with the provisions of clause (i) above, if such Person is otherwise reputable and Landlord and Tenant receive reasonable assurances from such Person that such Person is preparing the Casualty Statement impartially. Tenant shall have the right to dispute the estimated time period as set forth in the Casualty Statement by giving notice thereof to Landlord not more than fifteen (15) days after the date that Landlord gives the Casualty Statement to Tenant. Either party shall have the right to submit a dispute between the parties regarding the aforesaid estimated time period to an Expedited Arbitration Proceeding. If the estimated time period (as such time period may be determined by arbitration as aforesaid) exceeds twelve (12) months from the date of the applicable fire or other casualty, then Tenant may elect to terminate this Lease by giving notice to Landlord not later than the thirtieth (30th) day after the date that Landlord gives the Casualty Statement to Tenant. If Tenant makes such election to so terminate this Lease, then the Term shall expire on the thirtieth (30th) day after Tenant gives such notice to Landlord.

(B)      This Lease shall terminate if (i) a fire or other casualty occurs, and, by reason thereof, Landlord has an obligation to perform a restoration as contemplated by Section 15.2 hereof, (ii) Tenant does not exercise Tenant's right to terminate this Lease under Section 15.6(A) hereof in connection with such fire or other casualty (or Tenant does not have the right to terminate this Lease under Section 15.6(A) hereof in connection with such fire or other casualty), (iii) Landlord fails to Substantially Complete the performance of the restoration work that Landlord is required to perform on or prior to the later to occur of (I) twelve (12) months after the date of the applicable fire or other casualty, and (II) the date that is thirty-five (35) days after the last day of the estimated time period set forth in the Casualty Statement (the later of the dates described in clause (I) and clause (II) above being referred to herein as the "Second Bite Date"), (iv) Tenant gives Landlord notice to the effect that this Lease will terminate under this Section 15.6(B) if Landlord fails to Substantially Complete the restoration within thirty-five (35) days after the Second Bite Date (such notice given by Tenant to Landlord being referred to herein as the "Second Bite Notice"), and (v) Landlord fails to Substantially Complete the restoration within thirty-five (35) days after the Second Bite Date.

(C)      If the Term terminates as provided in this Section 15.6, then (I) Tenant shall vacate the Premises and surrender the Premises to Landlord on the date of such termination "as is" and otherwise in accordance with the terms of this Lease that govern Tenant's obligations upon the expiration or earlier termination of the Term, (II) any Rental due hereunder shall be apportioned as of the date of such termination, and (III) any portion of the Rental that is then prepaid by Tenant and relates to the period after the date that the abatement of Rental as described in Section 15.4 hereof becomes effective shall be promptly refunded by Landlord to Tenant (with the understanding that Landlord's obligation to make any such refund shall survive such termination of this Lease).

15.7.	Termination Rights at End of Term.

If the Premises are substantially damaged by a fire or other casualty that occurs during the period of twenty-four (24) months immediately preceding the last day of the Term (as the Term may be renewed pursuant to Article 19 hereof), then either Landlord or Tenant may elect to terminate this Lease by notice given to the other party within thirty (30) days after such fire or other casualty occurs. If either party makes such election, then the Term shall expire on the thirtieth (30th) day after the notice of such election is given, and, accordingly, Tenant, on or prior to such thirtieth (30th) day, shall vacate the Premises and surrender the Premises to Landlord in accordance with the provisions of this Lease that govern Tenant's obligation to deliver vacant and exclusive possession of the Premises to Landlord upon the expiration of the Term. If Landlord terminates the Lease pursuant to this Section 15.7 and at such time Tenant is in occupancy of the Premises, then Tenant shall have the one-time right to postpone the date designated by Landlord in Landlord's aforesaid notice by up to one hundred fifty (150) days, by giving notice to Landlord on or prior to thirty (30) days after the date Landlord gave Tenant Landlord's notice (it being agreed that Tenant shall designate the postponed date in Tenant's notice). Landlord may declare ineffective Tenant's postponement of such date by so notifying Tenant but only if such postponement would interfere by more than a de minimis extent with Landlord's schedule for the demolition or rebuilding of the Building or the applicable portion thereof. Upon the termination of this Lease under this Section 15.7, the Rental shall be apportioned and any prepaid portion of the Rental for any period after the Expiration Date shall be refunded promptly by Landlord to Tenant (and Landlord's obligation to make such refund shall survive the Expiration Date). For purposes of this Section 15.7, the term "substantially damaged" shall mean that: (a) a fire or other casualty precludes Tenant from using more than fifty percent (50%) of the Premises for the conduct of its business, and (b) Tenant's inability to so use the Premises (or the applicable portion thereof) is reasonably expected to continue until at least the earlier to occur of (i) the Fixed Expiration Date, or the last day of the Renewal Term, as the case may be, and (ii) the ninetieth (90th) day after the date that such fire or other casualty occurs.

15.8.	No Other Termination Rights.

Tenant shall have no right to cancel this Lease by virtue of a fire or other casualty except to the extent specifically set forth herein. This Article 15 is intended to constitute an "express agreement to the contrary" for purposes of Section 227 of the New York Real Property Law.

Article 16

CONDEMNATION

16.1.	Effect of Condemnation.

(A)      Subject to the provisions of Section 16.2 hereof, if the entire Real Property, the entire Building or the entire Premises is condemned or otherwise acquired by the exercise of the power of eminent domain, then this Lease shall terminate as of the date that such condemnation or acquisition is consummated.

(B)      If only a part of the Real Property and not the entire Premises is so acquired or condemned, then:

(1)       except as hereinafter provided in this Section 16.1, this Lease shall remain effective, and, from and after the date that the condemnation or acquisition is consummated, (w) the Fixed Rent shall be reduced in the proportion that the number of square feet of Rentable Area of the part of the Premises so acquired or condemned bears to the total Rentable Area of the Premises immediately prior to such acquisition or condemnation, (x) Tenant's Tax Share shall be redetermined based upon the proportion that the number of square feet of Rentable Area of the Premises that is remaining after such acquisition or condemnation bears to the number of square feet of Rentable Area of the Office Unit that is remaining after such acquisition or condemnation, and (y) Tenant's Operating Expense Share shall be redetermined based upon the proportion that the number of square feet of Rentable Area of the Premises remaining after such acquisition or condemnation bears to the number of square feet of Rentable Area of the Office Unit remaining after such acquisition or condemnation;

(2)       if more than fifty percent (50%) of the Real Property is affected by such acquisition or condemnation, then on or prior to the sixtieth (60th) day after the date that the condemnation or acquisition is consummated, Landlord shall have the right to terminate this Lease by giving notice to Tenant; provided, however, that if the Premises are unaffected by such acquisition or condemnation, then Landlord shall only have the right to so terminate this Lease if Landlord and/or owners of the other non-residential condominium units terminate leases (including this Lease) for at least seventy-five percent (75%) of the leasable area of the Building (excluding any portion of the Building comprising the residential condominium units or any portion of the Building leased to or occupied by Landlord or Landlord's Affiliates); and

(3)       if (a) the part of the Real Property so acquired or condemned contains more than fifteen percent (15%) of the total area of the Premises immediately prior to such acquisition or condemnation, or (b) by reason of such acquisition or condemnation, Tenant no longer has reasonable means of access to the Premises, then Tenant may elect to terminate this Lease by giving notice to Landlord on or prior to the sixtieth (60th) day after the date that Tenant is given notice of such acquisition or condemnation being consummated.

The Term shall expire on the thirtieth (30th) day after the date that Landlord or Tenant give any such notice to terminate this Lease.

(C)      Upon the termination of this Lease and the Term pursuant to the provisions of this Section 16.1, the Rental shall be apportioned as of the termination date, except that with respect to any portion of the Premises which is the subject of the taking, if earlier, the Rental shall be apportioned as of the date of such acquisition or condemnation, and any prepaid portion of the Rental for any period after such date shall be refunded promptly by Landlord to Tenant (and Landlord's obligation to make such refund shall survive the Expiration Date).

(D)      If a part of the Premises is so acquired or condemned and this Lease and the Term is not terminated pursuant to the foregoing provisions of this Section 16.1, then Landlord, at Landlord's cost and expense, shall restore the part of the Premises that is not so acquired or condemned to a self-contained rental unit (subject to Section 16.2 hereof), exclusive of Alterations and Tenant, at Tenant's cost and expense, shall restore any Alterations.

16.2.	Condemnation Award.

(A)      Subject to Section 16.3 hereof, (I) Tenant shall be entitled to receive the portion of any award for any acquisition or condemnation of all or any part of the Real Property for the value of (x) any Tenant's Property included in such taking, and (y) any Unamortized Alterations less any Unamortized Tenant Fund Amount, and (II) Landlord shall be entitled to receive the portion of any such award for the value of the Building other than the value of the items described in the immediately preceding clause (I) (such portion being referred to herein as "Landlord's Award"). If (x) this Lease terminates by reason of the occurrence of a condemnation or acquisition pursuant to this Article 16, and (y) a Mortgagee that constitutes an Institutional

Lender then holds a Mortgage on Landlord's interest in the Premises, then Tenant shall pay the proceeds of any condemnation or acquisition award as follows:

(1)       first, to Landlord (or, at Landlord's option, to such Mortgagee), until the aggregate amount paid to Landlord (or such Mortgagee) from such proceeds equals the excess of (I) the lesser of (x) the amount of the outstanding indebtedness secured by such Mortgage, and (y) eighty percent (80%) of the fair market value of the Premises on the date that such Mortgagee initially funded the debt secured by such Mortgage, over (II) the amount of Landlord's Award; and

(2)       second, to Tenant, until the aggregate amount paid to Tenant from such proceeds equals the sum of (a) the value of any Tenant’s Property included in such taking, plus (b) the excess of (I) the Unamortized Alterations Cost, over (II) the Unamortized Tenant Fund Amount; and

(3)       finally, the remainder to Landlord.

Landlord and Tenant shall give the other party reasonable access to the such party's books and records to the extent reasonably necessary to determine the amount due from Tenant to Landlord under this Section 14.7. Either party shall have the right to submit any dispute between the parties regarding the amount due from Tenant to Landlord under this Section 14.7 hereof to an Expedited Arbitration Proceeding.

16.3.	Temporary Taking.

If the whole or any part of the Premises is acquired or condemned temporarily during the Term, then (a) Tenant shall give prompt notice thereof to Landlord, (b) the Term shall not be reduced or affected in any way, (c) Tenant shall continue to pay in full all items of Rental payable by Tenant hereunder without reduction or abatement, and (d) Tenant shall be entitled to receive for itself any award or payments for such use, provided, however, that if the acquisition or condemnation is for a period extending beyond the Term, then such award or payment shall be apportioned equitably between Landlord and Tenant. Tenant, at Tenant's expense, shall make Alterations to restore the Premises to the condition existing prior to any such temporary acquisition or condemnation.

Article 17

ASSIGNMENT AND SUBLETTING

17.1.	General Limitations.

(A)      Except as otherwise provided in and subject to the terms of this Article 17, without the prior consent of Landlord in each instance, Tenant shall not, and Tenant shall not permit any other Permitted Party to, consummate a Transfer. The term "Transfer" shall mean:

(1)       (a) an assignment of a Permitted Party's rights under, or a delegation of such Permitted Party's duties under, the applicable Occupancy Agreement by express assignment or by operation of law or by other means, (b) a mortgage or other encumbrance of such Permitted

Party's interest in the applicable Occupancy Agreement, in whole or in part, (c) a subletting, or further subletting, of the Premises or any part thereof, or (d) the occupancy of the Premises or any part thereof by any Person other than such Permitted Party; and

(2)       any transaction that extends the term of, or grants the Transferee the right to occupy additional space under, an Occupancy Agreement (other than this Lease).

(B)      The term "Occupancy Agreement" shall mean the lease, sublease, license or other agreement pursuant to which a Permitted Party has the right to occupy the Premises (or the applicable portion thereof).

(C)      The term "Permitted Party" shall mean Tenant and any other Person that has the right to occupy the Premises (or any part thereof) in accordance with the terms of this Article 17.

(D)      The term "Transferor" shall mean the Permitted Party that makes a Transfer.

(E)       Except as otherwise provided in, and subject to the terms of Section 17.9 hereof, the transfer of Control in a Permitted Party, however accomplished, whether in a single transaction or in a series of unrelated or related transactions, shall constitute an assignment of such Permitted Party's interest in the applicable Occupancy Agreement for purposes of this Article 17.

(F)       The consent by Landlord to any Transfer shall not relieve Tenant from its obligation to obtain the prior consent of Landlord to any other Transfer to the extent required by this Lease.

(G)      The assignment by any Person that constitutes Tenant of the tenant's interest under this Lease shall not relieve such Person of the obligations of the tenant under this Lease. Such Person's liability under this Lease shall continue notwithstanding (x) the subsequent release of any other Person that constitutes Tenant from liability under this Lease, (y) any limitation on any such other Person's liability hereunder by virtue of the Bankruptcy Code, or (z) any modification or amendment of this Lease that Landlord consummates with any such other Person that constitutes Tenant subsequently; provided, however, that if such other Person is not an Affiliate of such Person, then any such modification or amendment shall not expand such Person's liability hereunder.

(H)      Notwithstanding anything to the contrary contained herein, Tenant shall not, and Tenant shall not permit any other Permitted Party to, (i) enter into any lease, sublease, license, concession or other agreement for use or occupancy of the Premises or any portion thereof which provides for a rental or other payment for such use or occupancy based in whole or in part on the net income or profits derived by any Person from the property leased, occupied or used, or which would require the payment of any consideration that would not qualify as "rents from real property," as that term is defined in Section 856(d) of the Internal Revenue Code of 1986, as amended, or (ii) permit the Premises, or any portion thereof, to be used or occupied by or for the benefit of any Person that the Office of Foreign Assets Control of the United States

Department of the Treasury has listed on its list of Specially Designated Nationals and Blocked Persons.

(I)        If Tenant assigns the tenant's interest under this Lease in violation of the terms of this Article 17, then such assignment shall be void and of no force and effect against Landlord; provided, however, that Landlord (x) may collect an amount equal to the then Rental from the assignee as a fee for such assignee's use and occupancy, and (y) shall apply the net amount collected to the Rental reserved in this Lease. If the Premises or any part thereof are sublet to, occupied by, or used by any Person other than Tenant (regardless of whether such subletting, occupancy or use violates this Article 17), then Landlord (a) after the occurrence of an Event of Default, may collect amounts from the subtenant, user or occupant as a fee for its use and occupancy, and (b) shall apply the net amount collected to the Rental reserved in this Lease. No such assignment, subletting, occupancy or use, with or without Landlord's prior consent, nor any such collection or application of fees for use and occupancy, shall (i) be deemed a waiver by Landlord of any term, covenant or condition of this Lease, (ii) be deemed the acceptance by Landlord of such assignee, subtenant, occupant or user as tenant hereunder, or (iii) relieve Tenant of the obligations of the tenant under this Lease.

17.2.	Landlord's Expenses.

Tenant shall reimburse Landlord for any reasonable out-of-pocket costs that Landlord incurs to third-parties in connection with any proposed Transfer, including, without limitation, reasonable attorneys' fees and disbursements and the reasonable costs of making investigations as to the acceptability of the proposed Transferee, within thirty (30) days after Landlord gives to Tenant an invoice therefor.

17.3.	Recapture Procedure.

(A)      Tenant shall have the right to institute the procedure described in this Section 17.3 (the "Recapture Procedure"") only by giving to Landlord notice thereof (a "Transfer Notice"), which:

(1)       refers expressly to this Section 17.3 and indicates that such notice constitutes a Transfer Notice,

(2)       sets forth a description of the Premises (or the portion thereof) that is involved in the proposed Transfer (the Premises, or the portion thereof, that is involved in the proposed Transfer being referred to herein as the "Recapture Space"),

(3)       sets forth the term of the proposed sublease (if the proposed Transfer is a sublease), and

(4)       sets forth the date on which Tenant proposes to consummate the proposed Transfer (such date being referred to herein as the "Transfer Date") (it being understood that, subject to the terms of this Section 17.3(A), the Transfer Date shall be no sooner than one hundred twenty (120) days, and no later than five hundred forty (540) days, after the date that Tenant gives the Transfer Notice to Landlord).

Tenant shall not be required to identify, in the Transfer Notice, the Person to which Tenant intends to make the Transfer (the Person to which a Transfer is made being referred to herein as a "Transferee").

(B)      The term "Transfer Expenses" shall mean the sum of the actual out-of-pocket expenses that the Transferor pays solely in consummating a Transfer, including, without limitation, (i) brokerage commissions, (ii) allowances that the Transferor makes available to the Transferee to fund the cost of Alterations that the Transferee makes to the Premises (or the applicable portion thereof that is involved in the Transfer), (iii) costs that the Transferor pays in making Alterations to prepare the Premises (or the applicable portion thereof that is involved in the Transfer) solely for the Transferee's initial occupancy (to the extent paid therefor), (iv) the amount payable to Landlord under Section 17.2 hereof for such Transfer, (v) reasonable attorneys' fees and disbursements that the Transferor pays in connection with consummating such Transfer, (vi) the unamortized construction costs of Alterations installed by or on behalf of the Transferor after the date hereof in connection with its occupancy of the applicable portion of the Premises, but only to the extent such improvements are used by the Transferee in connection with its initial occupancy of such portion of the Premises, (vii) advertising and marketing expenses directly related to the Transfer, (vi) any transfer, sales or gains taxes paid by the Transferor in connection with such Transfer (including the taxes that Tenant pays pursuant to Section 17.7 hereof), (vii) the rental due under the Transferor's Occupancy Agreement for the period commencing on the day immediately following the date on which Transferor and all persons, claiming by, through or under Transferor have vacated the Premises (or the applicable portion thereof) and ending on the earlier to occur of (a) the day immediately preceding the effective date of the applicable Transfer, or (b) the day immediately preceding the date on which the Transferor or any person claiming by, through or under the Transferor has resumed possession of the Premises or the applicable portion thereof (provided, however, that the period described in this subsection (vii) shall not exceed six (6) months), and (x) if the Transferor has granted a free rent concession to the Transferee, the rental due under the Transferor's Occupancy Agreement for the period commencing on the date that the applicable Transfer is consummated and ending on the day immediately preceding the date that the Transferee is obligated to commence the payment of rental for such Transfer.

(1)       If (x) Tenant gives a Transfer Notice to Landlord, and (y) the Transfer described in the Transfer Notice constitutes (x) a sublease by Tenant for the Recapture Space with respect to which the term thereof can expire later than eighteen (18) months before the Fixed Expiration Date (any sublease being referred to herein as a "Long-Term Sublease"), or (y) an assignment of Tenant's interest under this Lease, then, in any such case, Landlord shall have the right to terminate this Lease with respect to the Recapture Space, on the terms set forth in this Section 17.3, by giving notice thereof (the "Recapture Termination Notice") to Tenant not later than the (x) thirtieth (30th) day after the date that Tenant gives the Transfer Notice to Landlord for Recapture Space consisting of not more than the entire Rentable Area of two (2) floors in the Building, or (ii) sixty (60) days for Recapture Space consisting of more than the entire Rentable Area of two (2) floors in the Building (such period being referred to herein as the "Applicable Recapture Period"; and any such termination of this Lease with respect to the Recapture Space being referred to herein as a "Recapture Termination"). The parties acknowledge and agree that Landlord's recapture rights described in this Section 17.3 shall not apply to any proposed sublease which cannot expire later than eighteen (18) months before the

Fixed Expiration Date or to any Transfer that is proposed to be consummated by a Permitted Party other than Tenant.

(2)       If Landlord gives Tenant a Recapture Termination Notice and the Recapture Space constitutes the entire Premises, then the Term shall terminate on the Transfer Date. Tenant, on the Transfer Date, shall vacate the Premises and deliver exclusive possession thereof to Landlord in accordance with the terms of this Lease that govern Tenant's obligations upon the expiration or earlier termination of the Term.

(3)       If (x) Landlord gives to Tenant a Recapture Termination Notice, and (y) the Recapture Space does not constitute the entire Premises, then:

(a)       Landlord, at Landlord's expense, shall demise the Recapture Space separately from the remainder of the Premises on or prior to the Transfer Date,

(b)       effective as of the Transfer Date, Tenant's Operating Expense Share shall be redetermined based on the ratio that (I) the number of square feet of Rentable Area of the Premises that remains after excluding therefrom the Recapture Space, bears to (II) the number of square feet of Rentable Area in the Office Unit,

(c)       effective as of the Transfer Date, Tenant's Tax Share shall be redetermined based on the ratio that (I) the number of square feet of Rentable Area of the Premises that remains after excluding therefrom the Recapture Space, bears to (II) the number of square feet of Rentable Area of in the Office Unit,

(d)       the Fixed Rent as set forth in Article 2 hereof at any particular time from and after the Transfer Date shall be reduced by an amount equal to the Fixed Rent that would have been due under this Lease for such calendar month for the applicable portion of the Premises that constitutes the Recapture Space, and

(C)      Tenant, on the Transfer Date, shall vacate the Recapture Space and deliver exclusive possession thereof to Landlord in accordance with the terms of this Lease that govern Tenant's obligations upon the expiration or earlier termination of the Term.

17.4.	Certain Transfer Rights.

Landlord shall not unreasonably withhold, condition or delay Landlord's consent to a Permitted Party's consummating a Transfer, provided that:

(A)      Tenant has theretofore instituted the Recapture Procedure to the extent required for a particular Transfer pursuant to Section 17.3 hereof;

(B)      Landlord's right pursuant to Section 17.3 hereof to elect to consummate a Recapture Termination with respect to the proposed Transfer has lapsed (without Landlord's having exercised Landlord's rights to consummate a Recapture Termination );

(C)      the Permitted Party consummates the proposed Transfer within twelve (12) months after the date that Tenant gave the applicable Transfer Notice to Landlord (it being understood that Tenant shall have the right to give Landlord successive Transfer Notices in respect of a proposed Transfer, in which case the period of twelve (12) months as described in this clause (C) shall be measured from the date of the last such Transfer Notice that Tenant gives to Landlord);

(D)      Tenant submits to Landlord a counterpart of the documents that the Transferor intends to use to consummate the proposed Transfer, which have been executed and delivered by the proposed Transferor and the proposed Transferee, and which are subject to no conditions to the effectiveness thereof (other than Landlord's granting Landlord's consent thereto or, in the case of a Major Sublease, Landlord's delivery of a Recognition Agreement in accordance with the provisions of this Lease, or other conditions which the proposed Transferor and the proposed Transferee have agreed are to be satisfied after Landlord's granting Landlord's consent); provided, however, that if such conditions are not satisfied within one hundred twenty (120) days after the granting of Landlord's consent, then Tenant must renew its request for Landlord's consent under this Section 17.3);

(E)       the Premises (or the applicable portion thereof) has not been listed or otherwise publicly advertised at a rental rate that is less than the prevailing rental rate set by Landlord for comparable space in the Office Unit for a comparable term, or, if there is no comparable space for a comparable term, the prevailing rental rate reasonably determined by Landlord (it being agreed that nothing contained in this clause (E) shall be deemed to prohibit the applicable Permitted Party, without Landlord's consent or approval, from listing with brokers the availability of the Premises for sublet or assignment at any rental rate, and Landlord hereby acknowledges that broker's fliers or listings and such Permitted Party's marketing materials shall not be deemed to constitute public advertisements as long as the rental amounts on such fliers or listings are not specified and are noted thereon as available upon request);

(F)       no Event of Default has occurred and is continuing;

(G)      solely with respect to a Transfer that constitutes the assignment of Tenant's interest under this Lease, the proposed Transferee has a financial standing (taking into consideration the obligations of the Transferee under the applicable Occupancy Agreement) that is reasonably satisfactory to Landlord;

(H)      the proposed Transferee is of a character, is engaged in a business, and proposes to use the Premises (or the applicable portion thereof) in a manner that in each case is in keeping with the standards of a first-class office building in the vicinity of the Building and the proposed Transferee is not a Person that violates the provisions of Section 3.3 hereof (it being agreed that Landlord shall notify Tenant from time to time upon Tenant's written request therefor, whether any proposed Transferee violates the provisions of Section 3.3 hereof);

(I)        the proposed Transferee, or any Affiliate of the proposed Transferee, does not occupy any space in the Building (if Landlord or Landlord's Affiliate has or within six (6) months thereafter reasonably expects to have space available in the Building that is comparable in size to the Premises, or the portion thereof involved in the Transfer (i.e., plus or minus 10%) for a comparable lease term (i.e., plus or minus 10%) ("Comparable Space"; provided, however, that if Landlord fails to give Tenant a notice identifying the Comparable Space within five (5)

Business Days after Tenant's request that Landlord identify such Comparable Space, then the foregoing condition shall not apply to any proposed Transfer (it being agreed that Comparable Space shall not be deemed to include any space contained in the Office Unit One unless the Office Unit One Owner is Landlord or an Affiliate of Landlord) (it being agreed that solely for purposes of this Clause (I) and the immediately following Clause (J), the definition of Control for purposes of defining an Affiliate of a proposed Transferee, shall be the same as the definition of Control contained in Section 1.6 hereof except that the percentage contained in such definition shall be deemed to be seventy-five percent (75%));

(J)       if Landlord has Comparable Space in the Building, the proposed Transferee (or an Affiliate of the proposed Transferee), is not a Person with whom Landlord is then engaged in bona fide active negotiations regarding the leasing or subleasing of space in the Building (provided, however, that if Landlord fails to give Tenant a notice identifying the Comparable Space within five (5) Business Days after Tenant's request that Landlord identify such Comparable Space, then the foregoing condition shall not apply to the subletting or assignment in question);

(K)      the Transferor and each other Permitted Party (if any) whose interest is superior to the interest of the Transferor, and the Transferee, executes and delivers to Landlord a consent to the Transfer in a form reasonably designated by Landlord;

(L)       if the Transfer constitutes an assignment of the tenant's interest under this Lease, the assignee has expressly assumed all of the obligations of Tenant hereunder to the extent accruing from and after the date that the Transfer is effective;

(M)     the space involved in the applicable Transfer does not constitute only the Mailroom, only the Storage Space, or only the Mailroom and the Storage Space (it being agreed that the Mailroom and the Storage Space may not be sublet separate and apart from any other portion of the Premises); and

(N)      if the Transfer constitutes a sublease (or a further sublease), such sublease provides expressly that (i) such sublease is subject and subordinate to the Lease (and to the terms thereof), and (ii) if this Lease terminates, then Landlord, at Landlord's option (but subject to the terms and conditions of any Recognition Agreement between Landlord and such subtenant), may take over all of the right, title and interest of the Transferor under such sublease, and the Transferee, at Landlord's option, shall attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be:

(1)       liable for any act or omission of the Transferor under such sublease (except for any such acts or omissions that (x) continue after the date that Landlord succeeds to the interest of the Transferor under such sublease, and (y) may be remedied by the providing a service or performing a repair, replacement or alteration),

(2)       subject to any defense or offsets which the Transferee may have against the Transferor,

(3)       bound by any previous payment that the Transferee made to the Transferor more than thirty (30) days in advance of the date that such payment was due,

(4)       bound by any obligation to make any payment to or on behalf of the Transferee that accrues prior to the date that Landlord succeeds to the interest of the Transferor under such sublease,

(5)       except to the extent required under Section 17.4(N)(1) above bound by any obligation to perform any work or to make improvements to the Premises, or the applicable portion thereof demised by such sublease (other than the obligation to perform ordinary maintenance that first becomes necessary from and after the date that Landlord succeeds to the interest of the Transferor under such sublease),

(6)       bound by any amendment or modification of such sublease made without Landlord's consent if and to the extent that such consent is required pursuant to this Article 17, or

(7)       bound to return the Transferee's security deposit, if any, until such deposit has come into Landlord's actual possession and the Transferee is entitled to such security deposit pursuant to the terms of such sublease (the requirements of a proposed sublease as set forth in this Section 17.4(N) being collectively referred to herein as the "Basic Sublease Provisions").

17.5.	Conditional Approval.

Tenant shall have the right at any time (including, without limitation, simultaneously with its submission of a Transfer Notice to Landlord, either as a separate notice or as part of the Transfer Notice) to request that Landlord approve a particular Transfer by giving notice thereof to Landlord, which notice shall set forth the material economic terms under which Tenant, or such other Permitted Party, proposes to consummate such Transfer (such terms being referred to herein as the "Proposed Transfer Terms"; and any such notice that Tenant gives to Landlord being referred to herein as a "Conditional Consent Notice"). A Conditional Consent Notice shall not be effective for purposes of this Section 17.5 unless Tenant sets forth therein (i) the name of the proposed Transferee, (ii) a reasonably detailed description of the proposed Transferee's business, (iii) the sublease rental or assignment consideration (as the case may be) to be paid by such Transferee, (iv) the term of the proposed Transfer, (v) any work allowance to which such Transferee is entitled, and (vi) any work to be performed by Tenant or such other Permitted Party to prepare the Premises, or the applicable portion thereof, for occupancy by the Transferee. Landlord shall not unreasonably withhold, condition or delay Landlord's approval of the Transfer identified in the Conditional Consent Notice. If Landlord fails to respond to a Conditional Consent Notice within ten (10) Business Days after the date that Tenant gives the Conditional Consent Notice to Landlord, then Landlord shall be deemed to have approved the proposed Transfer, subject only to (x) Tenant's submission to Landlord of completed, fully executed documents consummating such Transfer (herein called "Final Transaction Documents") meeting all of the requirements set forth in this Article 17 hereof, (y) the execution of a written instrument setting forth Landlord's consent to the Transfer as required pursuant to Section 17.4(K) hereof, and (z) payment by Tenant of the amounts, if any, required to be paid to Landlord pursuant to Section 17.2 hereof; provided, however, that if Landlord fails to provide to Tenant the form of consent that Landlord proposes for a particular Transfer as provided in Section 17.4(K) with reasonable promptness after Tenant's request therefor, then clause (y) above shall not constitute a condition to Landlord's consent to the applicable Transfer becoming effective. If Landlord approves (or is deemed to have approved) a proposed Transfer, Landlord will deliver its written consent to such Transfer within ten (10) days following submission to Landlord of the Final Transaction Documents provided that Tenant submits such Final Transaction Documents to Landlord on or prior to the first (1st) anniversary of the date on which Tenant gives the Conditional Consent Notice to Landlord and provided that such Final Transaction Documents contain terms that are substantially similar to the Proposed Transfer Terms. Nothing contained in this Section 17.5 modifies or waives the provisions of Section 17.3 hereof, it being agreed that for any proposed Transfer in respect of which Landlord has the right to exercise a Recapture Termination, Landlord shall be entitled to exercise such right within the time frames and pursuant to the provisions of Section 17.3 hereof.

17.6.	Deemed Approval.

If (x) Tenant requests Landlord's approval of a proposed Transfer as provided in Section 17.4 hereof, and (y) Landlord fails to respond to Tenant's request within ten (10) Business Days after the date that Tenant gives Landlord notice thereof, then Landlord shall be deemed to have approved Tenant's aforesaid request for purposes of Section 17.4 hereof, provided that the Transferor and each other Permitted Party (if any) whose interest is superior to the interest of the Transferor, and the Transferee, executes and delivers to Landlord a consent to the Transfer in a form reasonably designated by Landlord as provided in Section 17.4(K) hereof; provided, however, that if Landlord fails to provide to Tenant the form of consent that Landlord proposes for a particular Transfer as provided in Section 17.4(K) with reasonable promptness after Tenant's request therefor, then the execution and delivery thereof shall not constitute a condition to Landlord's consent to the applicable Transfer becoming effective.

17.7.	Transfer Taxes.

Tenant shall pay any transfer taxes (and other similar charges and fees) that any Governmental Authority imposes in connection with any Transfer, provided, however, that with respect to any such transfer taxes, charges or fees that a Governmental Authority imposes in connection with Landlord's exercising Landlord's rights to consummate a Recapture Termination, such amounts shall be paid by Landlord or Tenant based on whether Landlord or Tenant is primarily liable for such amounts in accordance with any applicable law, rule, regulation or policy of such Governmental Authority.

17.8.	Transfer Profit.

(A)      Subject to the terms of this Section 17.8 and Section 17.9 hereof, Tenant shall pay fifty percent (50%) of Transfer Profit to Landlord as additional rent. Tenant shall make payments to Landlord on account of Transfer Profit, in arrears, on the first (1st) day of each calendar month during the Term in the same manner as Fixed Rent.

(B)

(1)       The term "Transfer Profit" shall mean, with respect to any particular Transfer for any particular calendar month, the excess (if any) of (x) the Transfer Inflow for such Transfer for such calendar month, over (y) the sum of (I) the Transfer Outflow for such Transfer for such calendar month, and (II) the Transfer Expenses for such Transfer for such calendar month.

(2)       The term "Transfer Inflow" shall mean, with respect to any particular Transfer for any particular calendar month, the amount that Tenant receives during such calendar month from or on behalf of its immediate Transferee in connection with the applicable Transfer provided, however, that a credit shall be applied against the Transfer Inflow for such Transfer (until such credit is exhausted) in an aggregate amount equal to the Transfer Expenses for such Transfer it being agreed that the Transfer Expenses are to be treated as Transfer Expenses in full, as and when incurred, and not amortized.

(3)	The term "Transfer Outflow" shall mean:

(a)       with respect to any Transfer that is a sublease (or a further sublease), the aggregate amount that Tenant pays during the applicable calendar month for the Premises (or the applicable portion thereof that is involved in the Transfer) to Landlord, and

(b)       with respect to any Transfer that is an assignment of Tenant's interest under this Lease or the assignment of a subtenant's interest under a sublease, the Transfer Outflow therefor shall be zero.

(C)      If Tenant (or an Affiliate thereof) receives consideration from its immediate Transferee (or an Affiliate thereof) in a transaction that occurs concurrently with the applicable Transfer, then, if and to the extent that such consideration relates to the use and enjoyment of the portion of the Premises involved in such Transfer in a real estate sense (for example, the sale of furniture and fixtures located at the Premises, but not the sale of intellectual property or client lists), the Transfer Inflow shall include (in addition to the consideration that Tenant receives for the Transfer) an amount equal to the excess of (I) such other consideration, over (II) the cost that Tenant (or such Affiliate thereof) incurs in acquiring any personal property that Tenant (or such Affiliate thereof) transferred to its immediate Transferee (or an Affiliate thereof) in such concurrent transaction (to the extent that such cost has not theretofore been amortized in accordance with generally accepted accounting principles).

17.9.	Permitted Transfers.

(A)      A Permitted Party shall have the right to assign such Permitted Party's entire interest under the applicable Occupancy Agreement to an Affiliate of such Permitted Party without (x) Landlord's prior approval, (y) Landlord's having the right to consummate a Recapture Termination in respect thereof, and (z) Tenant's being required to pay Transfer Profit to Landlord in connection therewith, provided that in each case (i) Tenant gives to Landlord, not later than the tenth (10th) Business Day after any such assignment is consummated, an instrument, duly executed by such Permitted Party and the aforesaid Affiliate of such Permitted Party, in form reasonably satisfactory to Landlord, to the effect that such Affiliate assumes all of the obligations of such Permitted Party under such Occupancy Agreement to the extent arising from and after the date of such assignment, and (ii) Tenant, with such notice, provides Landlord with a certificate, executed by an officer of the applicable Permitted Party, stating that the Person to which such Permitted Party is so assigning such Permitted Party's interest under such Occupancy Agreement constitutes an Affiliate of such Permitted Party.

(B)      The reorganization of a Permitted Party, or the merger or consolidation of a Permitted Party into or with another Person shall be permitted without (x) Landlord's prior approval, (y) Landlord's having the right to consummate a Recapture Termination in respect thereof, and (z) Tenant's being required to pay Transfer Profit to Landlord in connection therewith, provided that in each case (i) such reorganization, merger or consolidation is not principally for the purpose of transferring such Permitted Party's interest in the applicable Occupancy Agreement, (ii) Tenant gives Landlord notice of such reorganization, merger or consolidation not later than the tenth (10th) Business Day after the occurrence thereof, and (iii) Tenant, within ten (10) Business Days after such reorganization, merger or consolidation, provides Landlord with a certificate, executed by an officer of Tenant, stating that the requirement described in clause (i) above has been satisfied.

(C)      The assignment of a Permitted Party's entire interest under the applicable Occupancy Agreement in connection with the sale of all or substantially all of the assets of such Permitted Party shall be permitted without (x) Landlord's prior approval, (y) Landlord's having the right to consummate a Recapture Termination in respect thereof, and (z) Tenant's being required to pay Transfer Profit to Landlord in connection therewith, provided that in each case (i) Tenant gives to Landlord, not later than the tenth (10th) Business Day after any such assignment is consummated, an instrument, duly executed by such Permitted Party and the Transferee, in form reasonably satisfactory to Landlord, to the effect that such Transferee assumes all of the obligations of such Permitted Party to the extent arising under the applicable Occupancy Agreement from and after the date of such assignment, (ii) such sale of all or substantially all of the assets of such Permitted Party is not principally for the purpose of transferring such Permitted Party's interest in such Occupancy Agreement, and (iii) Tenant, within ten (10) Business Days after such sale, provides Landlord with a certificate, executed by an officer of the applicable Permitted Party, stating that the requirement described in clause (ii) above has been satisfied.

(D)      The direct or indirect transfer of shares or equity interests in a Permitted Party (including, without limitation, the issuance of treasury stock, or the creation or issuance of a new class of stock, in either case in the context of an initial public offering or in the context of a subsequent offering of equity securities) shall be permitted without (x) Landlord's prior approval, (y) Landlord's having the right to consummate a Recapture Termination in respect thereof, and (z) Tenant's being required to pay Transfer Profit to Landlord in connection therewith, provided that in each case (i) such transfer is not principally for the purpose of transferring the interest of such Permitted Party under the applicable Occupancy Agreement, (ii) Tenant gives Landlord notice of such transfer not later than the tenth (10th) Business Day after the occurrence thereof, and (iii) Tenant, within ten (10) Business Days after the date that such transfer occurs, provides Landlord with a certificate, executed by an officer of the applicable Permitted Party, stating that the requirement described in clause (i) has been satisfied (except that Tenant shall not be required to comply with this clause (iii) to the extent that such direct or indirect transfer of shares or equity interests is accomplished through the public "over-the-counter" securities market or through any recognized stock exchange).

(E)       A Permitted Party shall have the right to sublease or license (or further sublease or sublicense) the Premises, or any portion thereof, to an Affiliate of such Permitted Party, without (x) Landlord's prior approval, (y) Landlord's having the right to consummate a

Recapture Termination in respect thereof, and (z) Tenant's being required to pay Transfer Profit to Landlord in connection therewith, provided that in each case (i) Tenant gives to Landlord a copy of such sublease or license, not later than the tenth (10th) Business Day after any such sublease or license is consummated, (ii) Tenant, with such copy of such sublease or license, provides Landlord with a certificate, executed by an officer of the applicable Permitted Party, stating that the Person to which such Permitted Party is so subleasing or licensing the Premises or a portion thereof constitutes an Affiliate of such Permitted Party, and (iii) such sublease includes the Basic Sublease Provisions, provided, however, that notwithstanding anything to the contrary contained in this Lease or in the Basic Sublease Provisions: (x) Landlord shall be bound by any termination of such sublease or any modification or amendment of such sublease which does not delete therefrom the Basic Sublease Provisions, and (y) the requirement that the subtenant under such sublease shall, at Landlord's option, attorn to Landlord as a direct tenant pursuant to the then executory provisions of such sublease if this Lease terminates shall be inapplicable. In addition to the foregoing, Tenant shall have the right to permit its Affiliates to occupy portions of the Premises without a written sublease or license.

17.10.	Special Occupant.

Tenant may permit portions of the Premises to be occupied, at any time and from time to time, by Persons who are not members, officers or employees of Tenant (each such Person who is permitted to occupy portions of the Premises pursuant to this Section 17.10 being referred to herein as a "Special Occupant"), without (x) Landlord's prior approval, (y) Landlord's having the right to consummate a Recapture Termination in respect thereof, and (z) Tenant's being required to pay Transfer Profit to Landlord in connection therewith, provided that, in each case, (i) no demising walls are erected in the Premises separating the space used by a Special Occupant from the remainder of the Premises, (ii) the Special Occupant uses the Premises in conformity with all applicable provisions of this Lease, (iii) the use of any portion of the Premises by any Special Occupant shall not create any real property interest of the Special Occupant in or to the Premises, (iv) the portion of the Premises used by all Special Occupants shall not exceed fifteen percent (15%) of the Rentable Area of the Premises, (v) such Person maintains a business relationship with Tenant (other than by virtue of such occupancy) and such business relationship extends during the term of such occupancy, (vi) the Special Occupant does not pay for its occupancy rights an amount greater than the Rental that is reasonably allocable to the portion of the Premises that the Special Occupant has the right to occupy (it being understood that amounts that the Special Occupant pays to Tenant to reimburse Tenant reasonably for customary office services shall not be included in the calculation of the amount that the Special Occupant pays for its occupancy rights as provided in this clause (vi)), and (vii) at least ten (10) days prior to a Special Occupant taking occupancy of a portion of the Premises, Tenant gives notice to Landlord advising Landlord of (1) the name and address of such Special Occupant, (2) the character and nature of the business to be conducted by such Special Occupant, (3) the number of square feet of Rentable Area to be occupied by such Special Occupant, (4) the duration of such occupancy, and (5) the fee, if any, to be paid by such Special Occupant for its use of the applicable portion of the Premises. Within ten (10) Business Days after request by Landlord from time to time, Tenant shall provide Landlord with a list of the names of all Special Occupants then occupying any portion of the Premises and a description of the spaces occupied thereby.

17.11.	Recognition Agreements.

(A)      The term "Applicable Terms" shall mean all of the terms and conditions set forth in this Lease, except that:

(1)       the aggregate of the annual Fixed Rent and Escalation Rent (the "Aggregate Rental") payable by the applicable subtenant at any time from and after the Recognition Effective Date shall be an amount equal to the greater of (A) the Aggregate Rental that would have been payable by the applicable subtenant under the Major Sublease at such time if the applicable Major Sublease remained in effect, and (B) the Aggregate Rental that would have been payable hereunder for the Premises at such time (or the applicable portion thereof that is demised by the Major Sublease) (assuming that this Lease remained in effect);

(2)       Tenant's Operating Expense Share shall be redetermined based on the ratio that (I) the number of square feet of Rentable Area of the Premises that constitutes the space demised by the applicable Major Sublease, bears to (II) the number of square feet of Rentable Area of the Office Unit,

(3)       Tenant's Tax Share shall be redetermined based on the ratio that (I) the number of square feet of Rentable Area of the space demised by the applicable Major Sublease, bears to (II) the number of square feet of Rentable Area of the Office Unit,

(4)       the term of the applicable subtenant's direct tenancy shall expire, with respect to each portion of Rentable Area that is demised by the applicable Major Sublease, on the date that the term of this Lease applicable to such portion of Rentable Area would have expired had this Lease not terminated; provided, however, in no event shall such subtenant have the right to extend the term of such direct tenancy by exercise of a Renewal Option;

(5)       if, on the Recognition Effective Date, the tangible net worth of the applicable subtenant or the applicable Major Sublease Guarantor, determined in accordance with generally accepted accounting principles, is less than ten (10) times the annual Rental that is reasonably expected to be payable by the subtenant in connection with such direct tenancy, then, on the Recognition Effective Date, the applicable subtenant shall deposit with Landlord cash or a letter of credit reasonably acceptable to Landlord equal to such annual Rental as of the Recognition Effective Date as security for such subtenant's obligations to Landlord in respect of such direct tenancy;

(6)       the applicable subtenant shall have no right to exercise the Option or the Renewal Option;

(7)       for purposes of such direct tenancy, references herein to the Premises shall be deemed to be references to the portion of the Premises demised by the applicable Major Sublease;

(8)       the applicable subtenant shall not be deemed to constitute the Person that executed and delivered this Lease initially (or an Affiliate of such Person) for purposes hereof;

(9)       the applicable subtenant shall not have the right to such direct tenancy (and accordingly, the applicable subtenant, at Landlord's option, shall have no right to remain in occupancy of the applicable portion of the Premises from and after the Recognition Effective Date) if (x) this Lease is terminated by reason of an Event of Default that derives from the applicable subtenant's default under the applicable Major Sublease, or (y) the applicable subtenant is the Person, or an Affiliate of the Person, that constituted Tenant immediately prior to the Recognition Effective Date;

(10)     Landlord shall not have any obligation to consummate Recognition Agreements with further subtenants of any such subtenant;

(11)     the Applicable Terms shall not include any rights that Tenant did not grant to the subtenant under the applicable Major Sublease; and

(12)	Landlord shall not be:

(a)       liable for any act or omission of such subtenant's lessor prior to the Recognition Effective Date (except for any acts or omissions that (x) continue after the Recognition Effective Date, and (y) may be remedied by providing a service or performing a repair);

(b)       subject to any credits, defenses or offsets which the applicable subtenant may have against any prior lessor;

(c)       bound by any payment of rental which the applicable subtenant may have made to any prior lessor more than thirty (30) days in advance of the month in which such payment was due; or

(d)       bound by any of the provisions of the applicable Major Sublease except to the extent that Landlord expressly consented to such provisions.

(B)       The term "Major Sublease" shall mean a sublease, between Tenant, as sublessor, and a third party, as sublessee, which:

(1)       Tenant enters into as the Transferor in accordance with the provisions of this Article 17,

(2)       demises to the sublessee not less than the entire Rentable Area in a Major Sublease Unit,

(3)       expires no earlier than the day immediately preceding the Fixed Expiration Date (or the day immediately preceding the last day of the Renewal Term, with respect to any such subleases that Tenant executes and delivers from and after the first day of the Renewal Term, if Tenant has exercised the Renewal Option),

(4)       demises to the sublessee the entire Rentable Area of each Major Sublease Unit covered by such sublease (so that such sublease does not demise only a portion of any Major Sublease Unit), and

(5)       demises the uppermost or lowermost Major Sublease Unit or Major Sublease Units in the Premises (or, if Landlord has theretofore entered into a Recognition Agreement as contemplated by this Section 17.11 with a sublessee under another Major Sublease for space in the Premises, then the condition described in this Section 17.11(B)(5) shall be deemed to be satisfied if the Major Sublease Units demised by such other Major Sublease, and the Major Sublease Units demised by the particular sublease in question, constitutes the uppermost or lowermost portion of the Premises).

(C)      The term "Major Sublease Guarantor" shall mean a Person that executes and delivers a Recognition Agreement or another agreement to guaranty (on terms that are reasonably acceptable to Landlord) the performance of the obligations of the subtenant under a Major Sublease on the Applicable Terms if such subtenant becomes the direct tenant of Landlord.

(D)      The term "Major Sublease Unit" shall mean the entire Rentable Area on a particular floor of the Building.

(E)       The term "Recognition Effective Date" shall mean the date that Landlord becomes the direct lessor of the applicable subtenant under a Major Sublease as contemplated by a Recognition Agreement.

(F)       If Tenant enters into a Major Sublease, then, subject to the terms of this Section 17.11, Landlord, on or prior to fifteen (15) Business Days after Tenant's request, shall execute and deliver to the applicable subtenant under such Major Sublease, and Tenant shall cause the subtenant under the applicable Major Sublease to execute and deliver to Landlord, an agreement (a "Recognition Agreement"), substantially in the form annexed as Exhibit "17.11" attached hereto and made a part hereof, to the effect that if this Lease terminates during the term of the applicable Major Sublease for any reason other than by reason of the occurrence of a fire or other casualty, or a condemnation, or Tenant's exercising Tenant's right to terminate this Lease in accordance with the express terms hereof, then (i) Landlord will not evict such subtenant, disturb such subtenant's possession or terminate or disturb such subtenant's occupancy of the space that the applicable Major Sublease demises, and will recognize such subtenant as the direct tenant of Landlord on the Applicable Terms from and after the Recognition Effective Date, and (ii) such subtenant will recognize Landlord as such subtenant's direct landlord on the Applicable Terms from and after the Recognition Effective Date. Tenant shall not have the right to request a Recognition Agreement as contemplated by this Section 17.11 (w) if the subtenant under the applicable Major Sublease is Tenant or an Affiliate of Tenant, (x) if an Event of Default has occurred and is then continuing, or (y) if the financial condition of the applicable subtenant is not reasonably satisfactory to Landlord (it being understood that if the tangible net worth of such subtenant or any applicable Major Sublease Guarantor, determined in accordance with generally accepted accounting principles, is equal to or greater than ten (10) times the annual Rental that would be reasonably expected to be payable by the applicable subtenant to Landlord pursuant to the Applicable Terms, then such subtenant's financial condition shall be deemed to be reasonably satisfactory to Landlord).

(G)      Tenant shall submit to Landlord, with each request for a Recognition Agreement, financial information regarding the subtenant for whose benefit such agreement is requested, including, without limitation, documentation of such subtenant's net worth, determined in accordance with generally accepted accounting principles.

(H)      Tenant shall reimburse Landlord for the reasonable out-of-pocket costs incurred by Landlord in consummating a Recognition Agreement within thirty (30) days after Landlord's request therefor. Landlord shall include with any such request reasonable supporting documentation for the charges described therein.

(I)        Subject to the terms of this Section 17.11(I), if this Section 17.11 obligates Landlord to execute and deliver a Recognition Agreement with the subtenant under a Major Sublease, then Landlord shall use reasonable efforts to cause the Condominium Board, each Mortgagee and each Superior Lessor to agree to be bound by the Recognition Agreement (if the Condominium Board, such Mortgagee or such Superior Lessor subsequently succeeds to the interest of Landlord), promptly after Tenant's request. Nothing contained in this Section 17.11(I) obligates Landlord to incur costs (other than de minimis costs) or to institute any legal proceeding in so using reasonable efforts to cause the Condominium Board and each Mortgagee and each Superior Lessor to agree to be bound by the Recognition Agreement.

Article 18

TENANT'S RIGHT OF FIRST OFFER TO LEASE

18.1.	Right of First Offer.

(A)      Landlord, in its capacity as owner of the Office Unit, shall not lease to any Person other than Tenant or Landlord's Affiliate that is leasing the 29th Floor Option Space for its own use and occupancy the 29th Floor Option Space (or a part thereof) at any time during the Term, without first instituting the procedure described in, and subject to the limitations set forth in, this Article 18. Landlord, in its capacity as Office Unit One Owner, shall not lease to any Person other than Tenant or Landlord's Affiliate that is leasing the Unit One Option Space for its own use and occupancy the Unit One Option Space (or a part thereof) at any time during the Term, without first instituting the procedure described in, and subject to the limitations set forth in, this Article 18. Landlord (i) represents and warrants that Landlord is the current Office Unit One Owner, and (ii) agrees that by virtue of its execution and delivery of this Lease, any successor to Landlord's interest in Office Unit One shall be bound by the provisions of this Article 18.

(B)      The term "Option Space" shall mean, collectively, the 29th Floor Option Space and the Unit One Option Space.

(C)      The term "29th Floor Option Space" shall mean the portion of the twenty-ninth (29th) floor of the Building as shown on the applicable floor plan annexed as Exhibit "18.1" attached hereto and made a part hereof, which 29th Floor Option Space is comprised of twelve thousand six hundred eight (12,608) square feet of Rentable Area. Landlord represents that the Office Unit is comprised of one hundred ninety thousand two hundred fourteen (190,214) square feet of Rentable Area.

(D)      The term "Unit One Option Space" shall mean any leasable space in the Building that is located on the seventeenth (17th), eighteenth (18th), nineteenth (19th), and twentieth (20th) floors of the Building, each as shown on the applicable floor plans annexed as Exhibit "18.1" attached hereto. Landlord represents that (x) each floor that comprises the Option Space (other than the twenty-ninth (29th) floor) is comprised of twenty-two thousand (22,000) square feet of Rentable Area, and (y) the Office Unit One is comprised of six hundred ninety-six thousand seven hundred eighty-six (696,786) square feet of Rentable Area.

(E)       Landlord represents and warrants to Tenant that as of the date hereof no other Person has the right to lease any Option Space that is superior to the rights of Tenant to lease the Option Space as provided in this Article 18, other than the tenants to which the applicable Option Space has been leased as of the date hereof.

18.2.	Option Notice.

(A)      Landlord shall institute the procedure described in this Article 18 by giving notice thereof (the "Option Notice") to Tenant, which Option Notice shall (i) describe the Option Space (or the applicable portion thereof) (the Option Space (or such portion thereof) that is described in a particular Option Notice being referred to herein as the "Applicable Option Space"), (ii) have attached thereto a floor plan depicting the Applicable Option Space, (iii) set forth the date that Landlord reasonably expects that the Applicable Option Space will be vacant and available for Tenant's occupancy (such date designated by Landlord being referred to herein as the "Scheduled Option Space Commencement Date"), and (iv) set forth Landlord's calculation of the number of square feet of Rentable Area in the Applicable Option Space. The Scheduled Option Space Commencement Date shall not be more than four hundred fifty (450) days, and not less than one hundred eighty (180) days, after the date that Landlord gives the Option Notice to Tenant. If, however, any particular Option Space becomes available earlier than the scheduled expiration date set forth in the lease or occupancy agreement in respect of such Option Space (other than by virtue of a voluntary termination of the lease or occupancy agreement for such Option Space entered into by Landlord and the tenant or occupant of such Option Space), then the Scheduled Option Space Commencement Date shall instead be no more than four hundred fifty (450) days, and not less than sixty (60) days, after the date that Landlord gives the Option Notice to Tenant.

(B)      Landlord agrees to use reasonable efforts to discuss with Tenant any Option Space that Landlord expects will become available for leasing pursuant to this Article 18, and the Rental Value therefor, within a reasonable period of time prior to the date that Landlord gives Tenant an Option Notice for such Option Space (it being agreed that neither Landlord nor Tenant shall be bound by any matters discussed with respect to such Option Space and any such discussions shall in no event be deemed to modify or waive the terms and provisions of this Article 18).

18.3.	Option Procedure.

(A)      Subject to the terms of this Section 18.3, Tenant shall have the option (the "Option") to lease the Applicable Option Space for a term (the "Option Term") commencing on the Option Space Commencement Date and expiring on the Expiration Date by giving notice thereof (the "Option Response Notice") to Landlord not later than the thirtieth (30th) day after the date that Landlord gives the Option Notice to Tenant. Time shall be of the essence as to the date by which Tenant must give the Option Response Notice to Landlord to exercise the Option. Tenant shall have the right to elect to lease less than all of the Applicable Option Space offered to Tenant in a particular Option Notice as follows: (i) Tenant may elect to lease Applicable Option Space comprised of the twenty-ninth (29th) floor of the Building separate and apart from any other Applicable Option Space offered to Tenant; (ii) Tenant may elect to lease one (1) or more floors of any other Applicable Option Space offered to Tenant but, subject to the provisions of clause (i) above with respect to the twenty-ninth (29th) floor, must first elect to lease the Applicable Option Space that is located on the highest floor of the Applicable Option Space that is described in such Option Notice and any other Applicable Option Space that is vertically contiguous to such highest floor of the Applicable Option Space; and (iii) with respect to any Applicable Option Space offered to Tenant that is located on a particular floor in the Building, Tenant may not elect to lease less than all of the Rentable Area of such Applicable Option Space located on such floor. Tenant shall set forth in the Option Notice the Option Space that Tenant elects to lease (if Tenant elects to lease less than all of the Option Space offered to Tenant in an Option Notice), it being agreed that if Tenant does not so set forth in the Option Notice the Option Space that Tenant elects to Lease, then Tenant shall be deemed to have elected to lease all of the Option Space described in an Option Notice.

(B)      If (x) Tenant does not give the Option Response Notice to Landlord on or prior to the thirtieth (30th) day after the date that Landlord gives the Option Notice to Tenant, or (y) elects not to lease certain Applicable Option Space described in an Option Notice, then Landlord shall thereafter have the right to lease the Applicable Option Space (or any part thereof) to any other Person on terms acceptable to Landlord in Landlord's sole discretion without being required to make any other offer to Tenant regarding the Applicable Option Space under this Article 18 (and, accordingly, such Applicable Option Space shall not thereafter constitute Option Space); provided, however, that if Landlord leases the Applicable Option Space to another Person (after Tenant does not elect to exercise the Option with respect thereto), then the provisions of this Article 18 shall apply (including, without limitation, the provisions of Section 18.4(B) hereof) before Landlord leases such Applicable Option Space to another Person (other than Tenant or Landlord's Affiliate) upon the expiration or earlier termination of the term of such lease with such other Person. If (x) Landlord gives Tenant an Option Notice, (y) Tenant does not give an Option Response Notice to Landlord to exercise the Option pursuant to this Section 18.3 hereof or otherwise notifies Landlord that Tenant elects not to lease any or all of the Applicable Option Space described in such Option Notice, and (z) the Applicable Option Space or a portion of the Applicable Option Space remains unleased on the date that is one (1) year after the date Landlord gave Tenant such Option Notice, then Landlord shall not thereafter lease to any Person other than Tenant or Landlord's Affiliate that is leasing the Option Space for its own use and occupancy the Option Space (or a part thereof), without first again instituting the procedure described in, and subject to the limitations set forth in, this Article 18 with respect to such unleased Applicable Option Space. Tenant shall not have the right to revoke an Option Response Notice given to Landlord pursuant to this Article 18.

18.4.	Certain Limitations.

(A)      Tenant shall not have the right to exercise the Option with respect to any Applicable Option Space (and, accordingly (x) Landlord shall have no obligation to give an Option Notice to Tenant, and (y) Landlord shall have the right to lease the Applicable Option Space to any other Person without first offering the Applicable Option Space to Tenant as contemplated by this Article 18) if:

(1)	the Minimum Occupancy Requirement is not satisfied,
(2)	the Minimum Demise Requirement is not satisfied, or

(3)       the Applicable Option Space constitutes Recapture Space with respect to which Landlord exercised its rights under Section 17.3 hereof.

(B)      Tenant shall not have the right to exercise the Option prior to Landlord's leasing the Option Space (or the applicable portion thereof) to any Person that then occupies the Option Space (or such portion thereof) (regardless of whether such leasing is pursuant to an option or right contained in such Person's lease), and, accordingly, (I) Landlord shall have no obligation to give an Option Notice to Tenant with respect to the Option Space (or such portion thereof), and (II) Landlord shall have the right to lease the Option Space (or such portion thereof) to any such Person without first offering the Option Space (or the applicable portion thereof) to Tenant as contemplated by this Article 18.

(C)      If (i) Tenant exercises the Option, and (ii) at any time prior to the Option Space Commencement Date, (i) the Minimum Demise Requirement is not satisfied, or (ii) the Minimum Occupancy Requirement is not satisfied, then, at any time prior to the Option Space Commencement Date, Landlord shall have the right to declare Tenant's exercise of the Option ineffective by giving notice thereof to Tenant, in which case Landlord shall have the right to lease the Applicable Option Space (or any portion thereof) to any other Person on terms acceptable to Landlord in Landlord's sole discretion.

(D)      Tenant shall not have the right to exercise the Option from and after the Option Cutoff Date, and, accordingly, from and after the Option Cutoff Date, (I) Landlord shall have no obligation to give an Option Notice to Tenant with respect to the Option Space (or any portion thereof), and (II) Landlord shall have the right to lease the Option Space (or such portion thereof) to any other Person without first offering the Option Space (or such portion thereof) to Tenant as contemplated by this Article 18 (subject to the provisions of Section 18.3 hereof). The term "Option Cutoff Date" shall mean the date that is five (5) years before the Fixed Expiration Date, except that (x) if Tenant exercises the Renewal Option, then the Option Cutoff Date shall be the date that is five (5) years before the last day of the Renewal Term, and (y) if at the time any particular Option Space is available there then remains less than five (5) years before the Fixed Expiration Date and Tenant's right to exercise the Renewal Option has not yet lapsed, then Landlord shall be required to give Tenant an Option Notice but Tenant must first exercise the Renewal Option in accordance with Article 19 hereof prior to Tenant's exercising the Option (if Tenant elects to exercise the Option).

18.5.	Lease Provisions Apply.

If Tenant exercises the Option in accordance with the provisions of this Article 18, then, on the Option Space Commencement Date for such Applicable Option Space, the following provisions shall become effective:

(A)      If such Applicable Option Space is the 29th Floor Option Space, such Applicable Option Space shall be added to the Premises for purposes of this Lease. If such Applicable Option Space is all or a portion of the Unit One Option Space, then the Office Unit One Owner and Tenant shall enter into a lease in accordance with the provisions of Section 18.7 hereof.

(B)      If such Applicable Option Space is the entire 29th Floor Option Space, then Tenant's Tax Share shall be increased by six and five hundred eight one-thousandths percent (6.508%); if such Applicable Option Space is only a portion of the 29th Floor Option Space, Tenant's Tax Share shall be increased by the percentage derived by multiplying (x) six and five hundred eight one-thousandths percent (6.508%), by (y) a fraction, the numerator of which is the number of square feet of Rentable Area in the Applicable Option Space and the denominator of which is twelve thousand six hundred eight (12,608).

(C)      If such Applicable Option Space is all or a portion of the Unit One Option Space, the Tax Payment for each Tax Year from and after the Option Space Commencement Date with respect to such Unit One Option Space shall be an amount equal to the product obtained by multiplying (A) the quotient (expressed as a percentage) derived by dividing (I) the number of square feet of Rentable Area contained in such Unit One Option Space by (II) the total number of square feet of Rentable Area contained in Office Unit One, by (B) the excess of (x) Taxes for Office Unit One for the applicable Tax Year, over (y) the Taxes for Office Unit One for the Tax Year in which the Option Space Commencement Date occurs.

(D)      If such Applicable Option Space is the entire 29th Floor Option Space, Tenant's Operating Expense Share shall be increased by six and sixty-three one hundredths percent (6.63%); if such Applicable Option Space is only a portion of the 29th Floor Option Space, Tenant's Operating Expense Share will be increased by the percentage arrived at by multiplying (x) six and sixty-three one hundredths percent (6.63%) by (y) a fraction, the numerator of which is the number of square feet of Rentable Area in the Applicable Option Space and the denominator of which is twelve thousand six hundred eight (12,608).

(E)       If such Applicable Option Space is all or a portion of the Unit One Option Space, the Operating Expense Payment for each Operating Expense Year from and after the Option Space Commencement Date with respect to such Unit One Option Space shall be an amount equal to the product obtained by multiplying (I) the quotient (expressed as a percentage) derived by dividing (A) the number of square feet of Rentable Area contained in such Unit One Option Space by (B) the total number of square feet of Rentable Area contained in Office Unit One, by (II) the excess of (x) Operating Expenses for Office Unit One for the applicable Operating Expense Year, over (y) the Operating Expenses for Office Unit One for the calendar year in which the Option Space Commencement Date occurs.

(F)       Landlord shall not be obligated to perform any work or make any installations in such Applicable Option Space or grant Tenant a work allowance therefor.

(G)      The Fixed Rent for such Applicable Option Space shall be an amount equal to the Fair Market Rent therefor.

18.6.	Delivery.

Landlord shall deliver vacant and exclusive possession of the Applicable Option Space to Tenant on the later to occur of (i) the Scheduled Option Space Commencement Date therefor, and (ii) the thirtieth (30th) day after Tenant gives the Option Response Notice to Landlord for such Applicable Option Space; provided, however, that (x) if a Person remains in occupancy of the Applicable Option Space (or any portion thereof) on the later to occur of the foregoing dates, then Landlord, at Landlord's expense, shall use reasonable diligence to cause vacant and exclusive possession of such Applicable Option Space to be delivered to Tenant as promptly as reasonably practicable thereafter but in no event earlier than five (5) Business Days after the date Landlord gives Tenant notice of the delivery of such Applicable Option Space (the Scheduled Option Space Commencement Date, or such later date on which Landlord delivers vacant and exclusive possession of any Applicable Option Space as contemplated by this Section 18.6, being referred to herein as the "Option Space Commencement Date"), and (y) if such Person's right to remain in occupancy of such Applicable Option Space (or a portion thereof) terminates prior to the Scheduled Option Space Commencement Date therefor, then Landlord shall have no liability to Tenant (except as otherwise set forth in clause (x) above), and Tenant shall have no right to terminate or rescind this Lease or Tenant's exercise of the Option or reduce the Rental, in each case deriving from Landlord's failure to deliver vacant and exclusive possession of such Applicable Option Space to Tenant on the Scheduled Option Space Commencement Date therefor. Landlord and Tenant intend that this Section 18.6 constitutes an "express provision to the contrary" for purposes of Section 223-a of the New York Real Property Law. Notwithstanding anything to the contrary contained herein, if Landlord fails to deliver possession of the Applicable Option Space to Tenant on or before the date that is one hundred eighty (180) days after the Scheduled Option Space Commencement Date therefor, then Tenant shall have the right to (i) terminate this Lease solely with respect to the 29th Floor Option Space if the Applicable Option Space is the 29th Floor Option Space, or (ii) rescind Tenant's election to lease the Applicable Option Space, if the Applicable Option Space is all or a portion of the Unit One Option Space, in either case, by giving notice thereof to Landlord at any time after such one hundred eightieth (180th) day that Landlord has not delivered such Applicable Option Space to Tenant, in which event Tenant shall have no further obligations or liabilities in connection with such Applicable Option Space.

18.7.	Special Rules.

(A)      If Tenant exercises the Option for any portion of the Unit One Option Space in accordance with the terms of this Article 18, then, subject to the terms of this Section 18.7, Landlord shall cause the owner of the superior interest in such Applicable Option Space to lease such Applicable Option Space to Tenant, on the terms set forth in this Lease (including, without limitation, the terms with respect to renewal set forth in Article 19 hereof), except to the extent such terms are not applicable to the Applicable Option Space as provided in this Article

18. Landlord and Tenant each acknowledge that such other lease and this Lease shall be independent of each other, and, accordingly (I) the landlord's default under such other lease shall not constitute a default of Landlord under this Lease, and Landlord's default hereunder shall not constitute a default of such other landlord under such other lease, and (II) the occurrence of an event of default hereunder shall not constitute a corresponding default of the tenant under such other lease, and the occurrence of an event of default (after the expiration of any applicable grace period) by tenant under such other lease shall not constitute an Event of Default hereunder.

(B)      Landlord shall have no liability to Tenant whatsoever under this Lease if, for any reason, the Office Unit One Owner fails to comply with the provisions of this Article 18 with respect to the Unit One Option Space, or otherwise fails deliver to Tenant any Unit One Option Space for which Tenant has exercised the Option hereunder, notwithstanding that the Office Unit One Owner may then be Landlord or an Affiliate of Landlord, it being agreed that if the Office Unit One Owner so fails to comply with the provisions of this Article 18 with respect to the Unit One Option Space or otherwise fails to deliver to Tenant any Unit One Option Space for which Tenant has exercised the Option hereunder, then Tenant shall have the right to bring an action against the Office Unit One Owner for specific performance or to seek any other remedy against the Office Unit One Owner that may be available to Tenant at law or in equity, provided, however, that in no event shall the Office Unit One Owner be liable for consequential damages that Tenant might incur as a result of the Office Unit One Owner's failure to comply with the provisions of this Article 18 with respect to the Unit One Option Space or otherwise fail to deliver any Unit One Option Space to Tenant.

(C)      The Office Unit One Owner shall have no liability to Tenant whatsoever under this Lease if, for any reason, Landlord fails to comply with the provisions of this Article 18 with respect to the 29th Floor Option Space, or otherwise fails deliver to Tenant any 29th Floor Option Space for which Tenant has exercised the Option hereunder, notwithstanding that Landlord may then be the Office Unit One Owner or an Affiliate of the Office Unit One Owner, it being agreed that if Landlord so fails to comply with the provisions of this Article 18 with respect to the 29th Floor Option Space or otherwise fails to deliver to Tenant any 29th Floor Option Space for which Tenant has exercised the Option hereunder, then Tenant shall have the right to bring an action against Landlord for specific performance or to seek any other remedy against Landlord that may be available to Tenant at law or in equity, provided, however, that in no event shall Landlord be liable for consequential damages that Tenant might incur as a result of Landlord's failure to comply with the provisions of this Article 18 with respect to the 29th Floor Option Space or otherwise fail to deliver any 29th Floor Option Space to Tenant.

Article 19

RENEWAL

19.1.	Renewal Option.

(A)      Subject to the terms of this Article 19, Tenant shall have the option (the "Renewal Option") to extend the term of this Lease for the entire Premises for one (1) additional period of five (5) years (the "Renewal Term"), which Renewal Term shall commence on the day immediately succeeding the Fixed Expiration Date and end on the day that is five (5) years after the Fixed Expiration Date, provided that this Lease has not been previously terminated.

(B)      The Renewal Option shall be exercisable only by Tenant's delivering a notice (the "Renewal Notice") to Landlord stating that Tenant elects to exercise the Renewal Option not later than the four hundred fifty-sixth (456th) day before the Fixed Expiration Date (as to which date time shall be of the essence). Between the five hundred forty-sixth (546th) day and the four hundred fifty-sixth (456th) day prior to the Fixed Expiration Date, Landlord agrees to use reasonable efforts to discuss with Tenant Tenant's plans and potential needs with respect to the Renewal Option and the Renewal Premises, and the potential Rental Value for the Renewal Premises (it being agreed that neither Landlord nor Tenant shall be bound by any matters discussed with respect to the Renewal Option and any such discussions shall in no event be deemed to modify or waive the terms and provisions of this Article 19).

19.2.	Partial Renewal Space.

(A)      Tenant shall have the right to renew the term hereof for the Renewal Term with respect to either (x) the entire Premises demised hereby on the Fixed Expiration Date (and, at Tenant's option, the entire Rentable Area of any Option Space that has theretofore been leased by Tenant in Office Unit One pursuant to Article 18 hereof as long as Tenant renews for the entire Premises demised hereby on the Fixed Expiration Date), or (y) portions of the Premises that are described in Exhibit "19.2" attached hereto and made a part hereof (the portion of the Premises with respect to which Tenant exercises the Renewal Option in accordance with the parameters set forth in this Section 19.2 being referred to herein as the "Partial Renewal Space"; the Premises, or the Partial Renewal Space with respect to which Tenant exercises the Renewal Option, being referred to herein as the "Renewal Premises"; the portion of the Premises that does not constitute the Partial Renewal Space is referred to herein as the "Removed Space").

(B)      If (x) Tenant gives the Renewal Notice to Landlord, and (y) Tenant fails to (I) indicate therein that Tenant is exercising the Renewal Option for only the Partial Renewal Space, or (II) identify therein the Partial Renewal Space with reasonable particularity, then Tenant shall be deemed to have designated that the Renewal Premises constitutes the entire Premises demised hereby as of the Fixed Expiration Date.

(C)      If Tenant exercises the Renewal Option for only the Partial Renewal Space as contemplated by this Section 19.2, then (x) on the Fixed Expiration Date, Tenant shall surrender to Landlord vacant and exclusive possession of the Removed Space in accordance with the provisions of this Lease that govern Tenant's obligations in respect of the delivery of vacant and exclusive possession of the Premises to Landlord upon the expiration or earlier termination of the Term, and (y) on or prior to the Fixed Expiration Date, Tenant, at Tenant's expense and otherwise in accordance with the terms of Article 7 hereof, shall demise the Removed Space separately from the Partial Renewal Space.

19.3.	Lease Provisions Apply.

If Tenant exercises the Renewal Option, then the leasing of the Premises during the Renewal Term shall be upon the terms set forth herein, except that:

(A)      the Fixed Rent for the Renewal Premises during the Renewal Term shall be the Rental Value thereof;

(B)      Landlord shall have no obligation to perform any work in connection with Tenant's exercise of the Renewal Option;

(C)      Landlord shall have no obligation to grant to Tenant any work allowance in connection with Tenant's exercise of the Renewal Option;

(D)      if Tenant exercises the Renewal Option for the Partial Renewal Space (and not for the entire Premises), then, effective as of the first (1st) day of the Renewal Term, Tenant's Tax Share shall be recalculated as the ratio (expressed as a percentage) that the number of square feet of Rentable Area of the Premises that constitutes the Partial Renewal Space bears to the number of square feet of Rentable Area of the Office Unit;

(E)       if Tenant exercises the Renewal Option for the Partial Renewal Space (and not for the entire Premises), then, effective as of the first (1st) day of the Renewal Term, Tenant's Operating Expense Share shall be recalculated as the ratio (expressed as a percentage) that the number of square feet of Rentable Area of the Premises that constitutes the Partial Renewal Space bears to the number of square feet of Rentable Area of the Office Unit; and

(F)       the provisions of this Article 19 shall not be applicable to permit Tenant to further extend the Term.

Article 20

FAIR MARKET RENT

20.1.	Certain Definitions.

(A)      The term "Rental Value" shall mean, at any particular time, an amount equal to the Fair Market Rent of the Applicable Area on the Applicable Date; provided, however, that at no time shall the Rental Value for the Applicable Area be less than the Base Rental Amount.

(B)      The term "Fair Market Rent" shall mean annual fair market rental value of the Applicable Area on the Applicable Date.

(C)	The term "Applicable Area" shall mean:

(1)       the Premises, in connection with the determination of the Fair Market Rent thereof,

(2)       the Applicable Option Space, in connection with the determination of the Fair Market Rent thereof, and

(3)       the Antennae Site, in connection with the determination of the Fair Market Rent thereof.

(D)	The term "Applicable Date" shall mean:

(1)       the Fixed Expiration Date, in connection with the determination of the Fair Market Rent of the Premises,

(2)       the Scheduled Option Space Commencement Date, in connection with the determination of the Fair Market Rent for the Applicable Option Space, and

(3)       the Antennae Commencement Date, in connection with the determination of the Fair Market Rent therefor.

(4)       The term "Base Rental Amount" shall mean, in connection with the determination of the Rental Value of the Premises, an amount equal to the sum of (X) the Fixed Rent that is payable hereunder as of the Fixed Expiration Date for the Premises or the portion thereof that constitutes the Renewal Premises (without taking into account any abatement of Fixed Rent that is in effect as of the Fixed Expiration Date), and (Y) the product obtained by multiplying (x) Five Dollars ($5.00), by (y) the number of square feet of Rentable Area in the Premises or the portion thereof that constitutes the Renewal Premises on the last day of the initial term of this Lease.

20.2.	Fair Market Rent Assumptions.

The Fair Market Rent shall be determined assuming that the Applicable Area is free and clear of all leases and tenancies (including this Lease), that Landlord has had a reasonable time to locate a tenant, and that neither Landlord nor the prospective tenant is under any compulsion to rent, and taking into account all relevant factors.

20.3.	Fair Market Procedure.

(A)      Landlord and Tenant shall each deliver simultaneously to the other, at Landlord's office, a notice (each, a "Rent Notice"), on a date mutually agreed upon, but in no event later than:

(1)       one hundred eighty (180) days before the Fixed Expiration Date, with respect to the Rent Notice for the determination of the Fair Market Rent for the Premises,

(2)       the later to occur of (I) three (3) months before the Scheduled Option Space Commencement Date, and (II) the thirtieth (30th) day after the date that Tenant gives the applicable Option Response Notice to Landlord, with respect to the Rent Notice for the determination of the Fair Market Rent for the Applicable Option Space, and

(3)       the date that Landlord grants to Tenant access to the Antennae Site, as the case may be, which Rent Notice shall set forth each of their respective determinations of the Fair Market Rent (Landlord's determination of the Fair Market Rent is referred to as "Landlord's Determination" and Tenant's determination of the Fair Market Rent is referred to as "Tenant's Determination"). If (i) Landlord fails to give Landlord's Determination to Tenant, and (ii) Tenant tenders Tenant's Determination to Landlord, then the Fair Market Rent for the Applicable Area shall be Tenant's Determination. If (i) Tenant fails to give Tenant's

Determination to Landlord, and (ii) Landlord tenders Landlord's Determination to Tenant, then the Fair Market Rent for the Applicable Area shall be Landlord's Determination.

(B)      If Landlord and Tenant do not agree on the Fair Market Rent for the Applicable Area within thirty (30) days after the date that Landlord gives Landlord's Determination to Tenant, and the date that Tenant gives Tenant's Determination to Landlord, then Landlord and Tenant shall select jointly an independent real estate appraiser that (i) neither Landlord nor Tenant, nor any of their respective Affiliates, has engaged during the immediately preceding period of three (3) years, and (ii) has at least ten (10) years of experience in leasing properties that are similar in character to the Building (such appraiser being referred to herein as the "Appraiser"). Landlord and Tenant shall each pay fifty percent (50%) of the Appraiser's fee. If Landlord and Tenant do not agree on the Appraiser within ten (10) days after the last day of such period of thirty (30) days, then either party shall have the right to institute an Expedited Arbitration Proceeding for the sole purpose of designating the Appraiser.

(C)      The parties shall instruct the Appraiser to (i) conduct the hearings and investigations that he or she deems appropriate, and (ii) choose either Landlord's Determination or Tenant's Determination as the better estimate of Fair Market Rent for the Applicable Area, within thirty (30) days after the date that the Appraiser is designated. The Appraiser's aforesaid choice shall be conclusive and binding upon Landlord and Tenant. Each party shall pay its own counsel fees and expenses, if any, in connection with the procedure described in this Article 20. The Appraiser shall not have the power to supplement or modify any of the provisions of this Lease.

(D)      If the final determination of the Fair Market Rent is not made on or before the Applicable Date in accordance with the provisions of this Article 20, then, pending such final determination, the Fair Market Rent shall be deemed to be an amount equal to the average of Landlord's Determination and Tenant's Determination. If, based upon the final determination hereunder of the Fair Market Rent, the payments made by Tenant on account of the Rental for the period prior to the final determination of the Fair Market Rent were less than the Rental payable for such period, then Tenant, not later than the tenth (10th) day after Landlord's demand therefor, shall pay to Landlord the amount of such deficiency, together with interest thereon at the Base Rate. If, based upon the final determination of the Fair Market Rent, the payments made by Tenant on account of the Rental for the period prior to the final determination of the Fair Market Rent were more than the Rental due hereunder for such period, then Landlord, not later than the tenth (10th) day after Tenant's demand therefor, shall pay such excess to Tenant, together with interest thereon at the Base Rate; it being agreed that if Landlord fails to pay such amount to Tenant on or prior to thirty (30) days after the date of such demand by Tenant, then Tenant shall have the right to credit such amount (with interest as aforesaid) against the Rental thereafter accruing hereunder.

Article 21

DEFAULT

21.1.	Events of Default.

The term "Event of Default" shall mean the occurrence of any of the following events:

(A)      Tenant fails to pay any installment of Fixed Rent when due and such failure continues for ten (10) days after the date that Landlord gives written notice of such failure to Tenant;

(B)      Tenant fails to pay any installment of Rental (other than Fixed Rent) when due and such failure continues for twenty (20) days after the date that Landlord gives written notice of such failure to Tenant;

(C)      Tenant's interest under this Lease devolves upon or passes to any other Person, whether by operation of law or otherwise, except as expressly permitted under Article 17 hereof, unless reversed within ten (10) Business Days after written notice from Landlord;

(D)      A Permitted Party's interest (other than a Permitted Party that is Tenant) under this Lease devolves upon or passes to any other Person, whether by operation of law or otherwise, except as expressly permitted under Article 17 hereof, unless reversed within ten (10) Business Days after written notice from Landlord to Tenant, except that if (i) such default cannot be remedied by Tenant with reasonable diligence during such period of ten (10) Business Days, (ii) Tenant takes reasonable steps during such period of ten (10) Business Days to commence Tenant's remedying of such default, and (iii) Tenant prosecutes diligently Tenant's remedying of such default to completion, then an Event of Default shall not occur by reason of such default, provided that Tenant completes its remedying of such default within a reasonable period of time (under the circumstances in question) after the date that Landlord gives Tenant such notice.;

(E)       Tenant defaults in respect of Tenant's obligations under Section 4.15 hereof, and such default continues for more than five (5) Business Days after Landlord gives Tenant written notice thereof;

(F)       Tenant defaults in respect of Tenant's obligations under Section 7.5(A)(2) and such default continues for more than fifteen (15) days after Landlord gives Tenant written notice thereof; or

(G)      Tenant defaults in the observance or performance of any other covenant of this Lease on Tenant's part to be observed or performed and Tenant fails to remedy such default within thirty (30) days after Landlord gives Tenant written notice thereof, except that if (i) such default cannot be remedied with reasonable diligence during such period of thirty (30) days, (ii) Tenant takes reasonable steps during such period of thirty (30) days to commence Tenant's remedying of such default, and (iii) Tenant prosecutes diligently Tenant's remedying of such default to completion, then an Event of Default shall not occur by reason of such default, provided that Tenant completes its remedying of such default within a reasonable period of time (under the circumstances in question) after the date that Landlord gives Tenant such notice.

21.2.	Termination.

If (1) an Event of Default occurs, and (2) Landlord, at any time thereafter, at Landlord's option, gives a notice to Tenant stating that this Lease and the Term shall expire and terminate on the fifth (5th) Business Day after the date that Landlord gives Tenant such notice, then this Lease and the Term and all rights of Tenant under this Lease shall expire and terminate as of the fifth (5th) Business Day after the date that Landlord gives Tenant such notice, and Tenant immediately shall quit and surrender the Premises, but Tenant shall nonetheless remain liable for all of its obligations hereunder, as provided in Article 23 hereof and Article 24 hereof.

Article 22

TENANT'S INSOLVENCY

22.1.	Assignments pursuant to the Bankruptcy Code.

(A)      The term "Bankruptcy Code" shall mean 11 U.S.C. Section 101 et seq., or any statute of similar nature and purpose.

(B)      If Tenant, Tenant's trustee or Tenant as debtor-in-possession proposes to assign the tenant's interest hereunder pursuant to the provisions of the Bankruptcy Code to any Person that has made a bona fide offer to accept an assignment of the tenant's interest under this Lease on terms acceptable to Tenant, Tenant's trustee or Tenant as debtor-in-possession, then Tenant, Tenant's trustee or Tenant as debtor-in-possession shall give to Landlord notice of such proposed assignment no later than twenty (20) days after the date that Tenant, Tenant's trustee or Tenant as debtor-in-possession receives such offer, but in any event no later than ten (10) days before the date that Tenant, Tenant's trustee or Tenant as debtor-in-possession makes application to a court of competent jurisdiction for authority and approval to consummate such assignment. Such notice to Landlord shall (a) set forth the name and address of such Person that has made such bona fide offer, (b) set forth all of the terms and conditions of such bona fide offer, and (c) confirm that such Person will provide to Landlord adequate assurance of future performance that conforms with the terms of Section 22.1(C) hereof. Landlord shall have the right to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such Person (less any brokerage commissions that would otherwise be payable by Tenant, Tenant's trustee or Tenant as debtor-in-possession out of the consideration to be paid by such Person in connection with such assignment of the tenant's interest under this Lease), by giving notice thereof to Tenant, Tenant's trustee or Tenant as debtor-in-possession at any time prior to the date that is ten (10) days prior to the effective date of such proposed assignment.

(C)      A Person that submits a bona fide offer to take by assignment the tenant's interest under this Lease as described in Section 22.1(B) hereof shall be deemed to have provided Landlord with adequate assurance of future performance only if such Person (a) deposits with Landlord simultaneously with such assignee's taking by assignment the tenant's interest under this Lease an amount equal to the then annual Fixed Rent, as security for the faithful performance and observance by such assignee of the tenant's obligations of this Lease (and such Person gives to Landlord, at least five (5) days prior to the date that the proposed assignment becomes effective, information reasonably satisfactory to Landlord that indicates that such Person has the ability to post such deposit), (b) gives to Landlord, at least five (5) days prior to the date that the proposed assignment becomes effective, such Person's financial statements, audited by a certified public accountant in accordance with generally accepted accounting principles, consistently applied, for the three (3) fiscal years that immediately precede such assignment, that indicate that such Person has a tangible net worth of at least ten (10) times the then annual Fixed Rent for each of such three (3) years, and (c) gives to Landlord, at least five (5) days prior to the date that the proposed assignment becomes effective, such other information or takes such action that in either case Landlord, in its reasonable judgment, determines is necessary to provide adequate assurance of the performance by such assignee of the obligations of the tenant under this Lease; provided, however, that in no event shall such adequate assurance of future performance be less favorable to Landlord than the assurance contemplated by Section 365(b)(3) of the Bankruptcy Code (notwithstanding that this Lease may be construed as a lease of real property in a shopping center).

(D)      If Tenant's interest under this Lease is assigned to any Person pursuant to the provisions of the Bankruptcy Code, then any such assignee shall (x) be deemed without further act or deed to have assumed all the obligations of the tenant arising under this Lease from and after the date of such assignment, and (y) execute and deliver to Landlord upon demand an instrument confirming such assumption.

(E)       Nothing contained in this Article 22 limits Landlord's rights against Tenant under Article 17 hereof.

22.2.	Replacement Lease.

If (i) Tenant is not the Person that constituted Tenant initially, and (ii) either (I) this Lease is disaffirmed or rejected pursuant to the Bankruptcy Code, or (II) this Lease terminates by reason of occurrence of an Insolvency Event, then, subject to the terms of this Section 22.2, then any Persons that constituted Tenant hereunder previously, including, without limitation, the Person that constituted Tenant initially (any such Person that previously constituted Tenant hereunder (but does not then constitute Tenant hereunder), and with respect to which Landlord exercises Landlord's rights under this Section 22.2, being referred to herein as a "Predecessor Tenant") shall (1) pay to Landlord the aggregate Rental that is then due and owing by Tenant to Landlord under this Lease to and including the date of such disaffirmance, rejection or termination, and (2) enter into a new lease, between Landlord, as landlord, and the Predecessor Tenant, as tenant, for the Premises, and for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the Fixed Expiration Date (or the last day of the Renewal Term, if such disaffirmance, rejection or termination occurs during the Renewal Term), at the same Fixed Rent and upon the then executory terms that are contained in this Lease, except that (a) such Predecessor Tenant's rights under the new lease shall be subject to the possessory rights of Tenant under this Lease and the possessory rights of any Person claiming by, through or under Tenant or by virtue of any statute or of any order of any court, and (b) such new lease shall require all defaults existing under this Lease to be cured by such Predecessor Tenant with reasonable diligence. Landlord shall have the right to require any such Predecessor Tenant to execute and deliver such new lease on the terms set forth in this Section 22.2 only by giving notice thereof to Tenant and such Predecessor Tenant within thirty (30) days after

Landlord receives notice of any such disaffirmance or rejection (or, if this Lease terminates by reason of Landlord making an election to do so, then Landlord may exercise such right only by giving such notice to Tenant and such Predecessor Tenant within thirty (30) days after this Lease so terminates). If any such Predecessor Tenant defaults in its obligation to enter into said new lease for a period of ten (10) Business Days following Landlord's request therefor, then, in addition to all other rights and remedies by reason of such default, either at law or in equity, Landlord shall have the same rights and remedies against such Predecessor Tenant as if such Predecessor Tenant had entered into such new lease and such new lease had thereafter been terminated as of the commencement date thereof by reason of such Predecessor Tenant's default thereunder.

22.3.	Insolvency Events.

This Lease shall terminate automatically upon the occurrence of any of the following events:

(A)      a Tenant Obligor commences or institutes any voluntary case, proceeding or other action (a) seeking relief on its behalf as debtor, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or

(B)      a Tenant Obligor makes a general assignment for the benefit of creditors; or

(C)      any case, proceeding or other action is commenced or instituted against a Tenant Obligor (a) seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, which in either of such cases (i) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect, and (ii) remains undismissed for a period of ninety (90) days; or

(D)      any case, proceeding or other action is commenced or instituted against a Tenant Obligor seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property which results in the entry of an order for any such relief which is not vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or

(E)       a Tenant Obligor takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (A), (B), (C), or (D) above; or

(F)       a trustee, receiver or other custodian is appointed for any substantial part of a Tenant Obligor's assets, and such appointment is not vacated or stayed within thirty (30) days, or if such event occurs without the acquiescence of Tenant, ninety (90) days (the events described in this Section 22.3 being collectively referred to herein as "Insolvency Events").

The term "Tenant Obligor" shall mean (a) Tenant, (b) any Person that comprises Tenant (if Tenant is comprised of more than one (1) Person), (c) any partner in Tenant (if Tenant is a general partnership), (d) any general partner in Tenant (if Tenant is a limited partnership), (e) any Person that has guarantied all or any part of the obligations of Tenant hereunder (if such Person is an Affiliate of Tenant), and (f) any Person that preceded Tenant as the tenant hereunder and continues to be jointly and severally liable for the performance of Tenant's obligations under this Lease (if such Person is an Affiliate of Tenant). If this Lease terminates pursuant to this Section 22.3, then (I) Tenant immediately shall quit and surrender the Premises, and (II) Tenant shall nonetheless remain liable for all of its obligations hereunder, as provided in Article 23 hereof and Article 24 hereof.

22.4.	Effect of Stay.

Notwithstanding anything to the contrary contained herein, if (i) Landlord's right to terminate this Lease after the occurrence of an Event of Default, or the termination of this Lease upon the occurrence of an Insolvency Event, is stayed by order of any court having jurisdiction over an Insolvency Event, or by federal or state statute, (ii) the trustee appointed in connection with an Insolvency Event, or Tenant or Tenant as debtor-in-possession, fails to assume Tenant's obligations under this Lease on or prior to the earliest to occur of (a) the last day of the period prescribed therefor by law, (b) the one hundred twentieth (120th) day after entry of the order for relief, or (c) a date that is otherwise designated by the court, or (iii) said trustee, Tenant or Tenant as debtor-in-possession fails to provide adequate protection of Landlord's right, title and interest in and to the Premises or adequate assurance of the complete and continuous future performance of Tenant's obligations under this Lease as provided in Section 22.1(C) hereof, then Landlord, following the expiration of any such stay (if applicable), to the extent permitted by law or by leave of the court having jurisdiction over such proceeding, shall have the right, at its election, to terminate this Lease on ten (10) Business Days of advance notice to Tenant, Tenant as debtor-in-possession or said trustee, and, upon the expiration of said period of ten (10) Business Days, this Lease shall cease and expire as aforesaid and Tenant, Tenant as debtor-in-possession or said trustee shall immediately quit and surrender the Premises as aforesaid.

22.5.	Rental for Bankruptcy Purposes.

Notwithstanding anything contained in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, regardless of whether such amounts are expressly denominated as Rental, shall constitute rent for the purposes of Section 502(b)(6) of the Bankruptcy Code, and Tenant's payment obligations with respect thereto shall constitute obligations to be timely performed pursuant to Section 365(d) of the Bankruptcy Code.

Article 23

REMEDIES AND DAMAGES

23.1.	Certain Remedies.

(A)      If (x) an Event of Default occurs and this Lease and the Term expires and comes to an end as provided in Article 21 hereof, or (y) this Lease terminates as provided in Section 22.3 hereof, then:

(1)       Tenant shall immediately quit and peacefully surrender the Premises to Landlord, and Landlord and its agents may, without prejudice to any other remedy which Landlord may have, (a) re-enter the Premises or any part thereof, without notice except as otherwise provided pursuant to applicable Requirements, either by summary proceedings, or by any other applicable action or proceeding, or otherwise as permitted pursuant to applicable Requirements (but in no event by forcible entry) without being liable to indictment, prosecution or damages therefor (except to the extent resulting from Landlord's gross negligence or willful misconduct), (b) repossess the Premises and dispossess Tenant and any other Persons from the Premises, and (c) remove any and all of their property and effects from the Premises; and

(2)       Landlord, at Landlord's option, may relet the whole or any portion or portions of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Fixed Expiration Date, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Landlord, in its sole discretion, may determine.

(B)      Landlord shall have no obligation to relet the Premises or any part thereof and shall not be liable for refusal or failure to relet the Premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting. Any such refusal or failure on Landlord's part shall not relieve Tenant of any liability under this Lease or otherwise affect any such liability. Landlord, at Landlord's option, may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.

(C)      In the event of a breach or threatened breach by Tenant, or any Persons claiming by, through or under Tenant, of any term, covenant or condition of this Lease, Landlord shall have the right to (1) enjoin or restrain such breach, (2) invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach, and (3) seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease. The right to invoke the remedies hereinbefore set forth are cumulative and nonexclusive and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.

23.2.	No Redemption.

Tenant, on its own behalf and on behalf of all Persons claiming by, through or under Tenant, including all creditors, does hereby waive any and all rights which Tenant and all such

Persons might have under any present or future law to redeem the Premises, or to re-enter or repossess the Premises, or to restore the operation of this Lease, after (a) Tenant has been dispossessed by a judgment or by warrant of any court or judge or other process of law, or (b) any re-entry by Landlord, or (c) any expiration or termination of this Lease and the Term, whether such dispossess, re-entry, expiration or termination is by operation of law or pursuant to the provisions of this Lease. The words "re-enter," "re-entry" and "re-entered" as used in this Lease shall not be deemed to be restricted to their technical legal meanings.

23.3.	Calculation of Damages.

(A)      If this Lease terminates by reason of the occurrence of an Event of Default or by reason of the occurrence of an Insolvency Event, then Tenant shall pay to Landlord, on demand, and Landlord shall be entitled to recover as damages:

(1)       all Rental payable under this Lease by Tenant to Landlord (x) to the date that this Lease terminates, or (y) to the date of re-entry upon the Premises by Landlord, as the case may be;

(2)       unless Landlord elects to require Tenant to pay damages calculated as set forth in clause (3) below, the excess of (a) the Rental for the period which otherwise would have constituted the unexpired portion of the Term, over (b) the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of clause (2) of Section 23.1(A) hereof for any part of such period (such excess being referred to herein as a "Deficiency"), as damages (it being understood that (x) such net amount described in clause (b) above shall be calculated by deducting from the rents collected under any such reletting all of Landlord's reasonable and actual expenses in connection with the termination of this Lease, Landlord's re-entry upon the Premises and such reletting, including, but not limited to, all reasonable and actual repossession costs, customary brokerage commissions, reasonable and actual legal expenses, attorneys' fees and disbursements, customary alteration costs, customary contributions to work and other customary and reasonable expenses of preparing the Premises for such reletting, (y) any such Deficiency shall be paid in monthly installments by Tenant on the days specified in this Lease for payment of installments of such Fixed Rent or Escalation Rent, as the case may be, and (z) Landlord shall be entitled to recover from Tenant each monthly Deficiency as it arises, and no suit to collect the amount of the Deficiency for any month shall prejudice Landlord's right to collect the Deficiency for any subsequent month by a similar proceeding); and

(3)       regardless of whether Landlord has theretofore collected any monthly Deficiency as aforesaid, and in lieu of any further Deficiency, as and for liquidated and agreed final damages, an amount equal to the excess, if any, of (a) the Rental for the period which otherwise would have constituted the unexpired portion of the Term (commencing on the date immediately succeeding the last date with respect to which a Deficiency, if any, was collected), over (b) the then fair and reasonable rental value of the Premises for the same period, both discounted to present value at the Base Rate. If, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises, or any part thereof, have been relet by Landlord for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, then the amount of rent reserved upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value of the Premises (or the applicable part thereof) so relet during the term of the reletting, provided that such reletting shall constitute a bona-fide arms-length third party transaction.

(B)      If the Premises, or any part thereof, are relet together with other space in the Building, then the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned on a square foot basis for the purposes of this Section 23.3. Tenant acknowledges and agrees that in no event shall it be entitled to any rents collected or payable under any reletting, regardless of whether such rents exceed the Rental reserved in this Lease.

(C)       Nothing contained in this Article 23 shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages by any applicable statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, or of any sums or damages to which Landlord may lawfully be entitled in addition to the damages set forth in this Section 23.3.

(D)      Nothing contained in this Article 23 shall be deemed to modify or limit the provisions of Section 32.17 hereof.

Article 24

LANDLORD'S EXPENSES AND LATE CHARGES

24.1.	Landlord's Costs After Event of Default.

Tenant shall pay to Landlord an amount equal to the reasonable out-of-pocket costs that Landlord actually pays to an unrelated third party in instituting or prosecuting any legal proceeding against Tenant (or any other Person claiming by, through or under Tenant) after the occurrence of an Event of Default, together with interest thereon calculated at the Applicable Rate from the date that Landlord incurs such costs, within thirty (30) days after Landlord gives to Tenant an invoice therefore, accompanied by reasonable supporting documentation (it being understood that Landlord shall have the right to collect such amount from Tenant as additional rent to the extent that Landlord incurs such costs during the Term and as damages to the extent that Landlord incurs such costs after the Expiration Date).

24.2.	Interest on Late Payments.

If Tenant fails to pay any item of Rental on or prior to the fifth (5th) day after the date that such payment is due, then Tenant shall pay to Landlord, in addition to such item of Rental, as a late charge and as additional rent, an amount equal to the interest at the Applicable Rate on the amount unpaid, computed from the date such payment was due to and including the date of payment, except that, not more than one time in any twelve (12) month period occurring during the Term, such interest shall not accrue until Landlord shall have given Tenant notice of its failure to pay the item of Rental and such failure shall have continued for five (5) days after the date that such notice is given to Tenant. Nothing contained in this Section 24.2 limits Landlord's rights and remedies, by operation of law or otherwise, after the occurrence of an Event of Default.

Article 25

END OF TERM

25.1.	End of Term.

On the Expiration Date, Tenant shall quit and surrender to Landlord the Premises, vacant, broom-clean, in good order and condition, ordinary wear and tear and damage for which Tenant is not responsible under the terms of this Lease excepted, and otherwise in compliance with the provisions hereof. Tenant expressly waives, for itself and for any Person claiming by, through or under Tenant, any rights which Tenant or any such Person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force in connection with any holdover summary proceedings that Landlord institutes to enforce the provisions of this Article 25.

25.2.	Holdover.

If vacant and exclusive possession of the Premises is not surrendered to Landlord on the Expiration Date, then Tenant shall pay to Landlord on account of use and occupancy of the Premises, for each month (or any portion thereof) during which Tenant (or a Person claiming by, through or under Tenant) holds over in the Premises after the Expiration Date, an amount equal to the greater of (I) the product obtained by multiplying the aggregate Rental that was payable under this Lease during the last full month of the Term, by (x) one hundred twenty-five percent (125%) for the first forty-five (45) days of such holdover, and (y) one hundred fifty percent (150%) for any days of such holdover thereafter, and (II) the then fair market rental value of the Premises. Landlord's right to collect such amount from Tenant for use and occupancy shall be in addition to any other rights or remedies that Landlord may have hereunder or at law or in equity (including, without limitation, Landlord's right to recover Landlord's damages from Tenant that derive from vacant and exclusive possession of the Premises not being surrendered to Landlord on the Expiration Date), but only if Tenant holds over in the Premises more than one hundred twenty (120) days after the Expiration Date and subject to the provisions of 32.17 hereof. Nothing contained in this Section 25.2 shall permit Tenant to retain possession of the Premises after the Expiration Date or limit in any manner Landlord's right to regain possession of the Premises, through summary proceedings or otherwise. Landlord's acceptance of any payments from Tenant after the Expiration Date shall be deemed to be on account of the amount to be paid by Tenant in accordance with the provisions of this Article 25.

Article 26

NO WAIVER

26.1.	No Surrender.

(A)      Landlord shall be deemed to have accepted a surrender of the Premises only if Landlord executes and delivers to Tenant a written instrument providing expressly therefor.

(B)      No employee of Landlord or of Landlord's agents shall have any power to accept the keys to the Premises prior to the Expiration Date. The delivery of such keys to any employee of Landlord or of Landlord's agents shall not operate as a termination of this Lease or a surrender of the Premises. If Tenant at any time desires to have Landlord sublet the Premises on Tenant's account, then Landlord or Landlord's agents are authorized to receive said keys for such purpose without releasing Tenant from any of Tenant's obligations under this Lease.

26.2.	No Waiver by Landlord.

(1)       Landlord's failure to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules, shall not be deemed to be a waiver thereof. The receipt by Landlord of Rental with knowledge of the breach of any covenant of this Lease by Tenant shall not be deemed a waiver of such breach.

(2)       No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Fixed Rent or other item of Rental herein stipulated shall be deemed to be other than on account of the earliest stipulated Fixed Rent or other item of Rental, or as Landlord may elect to apply such payment. No endorsement or statement on any check or any letter accompanying any check or payment as Fixed Rent or other item of Rental shall be deemed to be an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Fixed Rent or other item of Rental or to pursue any other remedy provided in this Lease or otherwise available to Landlord at law or in equity.

(B)      Landlord's failure during the Term to prepare and deliver any invoices, and Landlord's failure to make a demand for payment under any of the provisions of this Lease, shall not in any way be deemed to be a waiver of, or cause Landlord to forfeit or surrender, its rights to collect any item of Rental which may have become due during the Term (except to the extent otherwise expressly set forth herein). Tenant's liability for such amounts shall survive the expiration or earlier termination of this Lease, except to the extent otherwise expressly set forth herein.

(C)      No provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver is in writing signed by Landlord.

26.3.	No Waiver by Tenant.

Tenant's failure to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease on Landlord's part to be performed, shall not be deemed to be a waiver. The payment by Tenant of any item of Rental or performance of any obligation of Tenant hereunder with knowledge of any breach by Landlord of any covenant of this Lease shall not be deemed a waiver of such breach, nor shall it prejudice Tenant's right to pursue any remedy against Landlord in this Lease provided or otherwise available to Tenant in law or in equity. Tenant's failure during the Term to make a demand for any payment to be made to it by Landlord under any of the provisions of this Lease shall not in any way be deemed to be a waiver of, or cause Tenant to forfeit or surrender, its rights to collect any payment which may have become due to it during the Term (except to the extent otherwise expressly set forth herein). Landlord's liability for such amounts shall survive the expiration or earlier termination of this Lease. No provision of this Lease shall be deemed to have been waived by Tenant, unless such waiver is in writing signed by Tenant.

Article 27

JURISDICTION

27.1.	Governing Law.

This Lease shall be construed and enforced in accordance with the laws of the State of New York.

27.2.	Submission to Jurisdiction.

Tenant hereby (a) irrevocably consents and submits to the jurisdiction of any federal, state, county or municipal court sitting in the State of New York for purposes of any action or proceeding brought therein by Landlord against Tenant concerning any matters relating to this Lease, (b) irrevocably waives all objections as to venue and any and all rights it may have to seek a change of venue with respect to any such action or proceedings, (c) agrees that the laws of the State of New York shall govern in any such action or proceeding and waives any defense to any action or proceeding granted by the laws of any other country or jurisdiction unless such defense is also allowed by the laws of the State of New York, and (d) agrees that any final unappealable judgment rendered against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Tenant further agrees that any action or proceeding by Tenant against Landlord concerning any matters arising out of or in any way relating to this Lease shall be brought only in the State of New York, County of New York.

27.3.	Waiver of Trial by Jury.

Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Premises, or for the enforcement of any remedy under any statute, emergency or otherwise. If Landlord commences any summary proceeding against Tenant, then Tenant shall not interpose any counterclaim of whatever nature or description in any such proceeding (unless such counterclaim is mandatory or compulsory), and shall not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Tenant, provided that nothing herein shall be deemed to preclude Tenant from bringing a separate action for any claim that Tenant may have hereunder.

Article 28

NOTICES

28.1.	Addresses; Manner of Delivery.

Except as otherwise expressly provided in this Lease, any bills, statements, consents, notices, demands, requests or other communications given or required to be given under this Lease shall (1) be in writing, (2) be deemed sufficiently given if (a) delivered by hand (against a signed receipt), (b) sent by registered or certified mail (return receipt requested) posted in a United States post office station or letter box in the continental United States, or (c) sent by a nationally-recognized overnight courier with verification of delivery, and (3) be addressed in each case:

if to Tenant, at:

333 West 34th Street

New York, New York	10001

Attn.: Leslie Heifetz

with a copy to:

Paul Hastings Janofsky & Walker LLP

75 East 55th Street

New York, New York	10022

Attn.: Dean Stiffle, Esq.

if to Landlord, at:

c/o Alexander's Inc.

888 Seventh Avenue

New York, New York	10019

Attn.: David R. Greenbaum

with a copy to:

c/o Vornado Realty Trust

210 Route 4 East

Paramus, New Jersey	07652

Attn: Joseph Macnow

and with a copy to:

Proskauer Rose LLP

1585 Broadway

New York, New York	10036

Attn.: Lawrence J. Lipson, Esq.

or to such other address or addresses as Landlord or Tenant may designate from time to time on at least ten (10) Business Days of advance notice given to the other in accordance with the provisions of this Article 28. Any such bill, statement, consent, notice, demand, request, or other communication shall be deemed to have been given (x) on the date that it is hand delivered, as aforesaid, or on the date that such delivery is refused, if applicable, or (y) three (3) Business Days after the date that it is mailed, as aforesaid, or (z) on the first (1st) Business Day after the date that it is sent by a nationally-recognized courier, as aforesaid. Any such bills, statements, consents, notices, demands, requests or other communications that the Person that is the property manager for the Building gives to Tenant in accordance with the terms of this Article 28 shall be deemed to have been given by Landlord (except that Landlord, at any time and from time to time, shall have the right to terminate or suspend such property manager's right to give such bills, statements, consents, notices, demands, requests or other communications to Tenant by giving not less than five (5) days of advance notice thereof to Tenant). Any such bills, statements, consents, notices, demands, requests or other communications that Tenant's attorney or Landlord's attorney, as the case may be, gives to the other party's attorney in accordance with the terms of this Article 28 shall be deemed to have been given by Tenant or Landlord, as the case may be. All notices given by Landlord pursuant to Section 21.1 and Section 21.2 hereof shall contain a statement in bold type and capital letters stating "THIS IS A DEFAULT NOTICE" as a condition to the effectiveness thereof.

Article 29

BROKERAGE

29.1.	Broker.

Landlord and Tenant each represent to the other that it has not dealt with any broker, finder or salesperson in connection with this Lease other than Cushman & Wakefield, Inc. and Newmark and Company Real Estate, Inc. (collectively, the "Brokers"). Landlord shall pay the Brokers any commission or other compensation to which the Brokers may be entitled in connection with this Lease pursuant to separate agreements between Landlord and the Brokers.

Article 30

INDEMNITY

30.1.	Tenant's Indemnification of the Landlord Indemnitees.

(A)      Subject to the terms of this Section 30.1, Tenant shall indemnify the Landlord Indemnitees, and hold the Landlord Indemnitees harmless, from and against, all losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) that are incurred by a Landlord Indemnitee and that derive from a claim (a "Tenant Liability Claim") made by a third party against such Landlord Indemnitee arising from or alleged to arise from:

(1)       a wrongful act or wrongful omission of any Tenant Indemnitee during the Term (it being understood that Tenant shall not have responsibility under this clause (1) for any wrongful act or wrongful omission of a Recapture Subtenant);

(2)       an event or circumstance that occurs during the Term in the Premises or in another portion of the Building with respect to which Tenant has exclusive use pursuant to the terms hereof (subject, however, to Landlord's rights of access under Article 9 hereof) (it being understood that Tenant's liability under this clause (2) shall not apply to the extent that Landlord exercises Landlord's rights under Section 17.3 hereof with respect to the Recapture Space);

(3)	the breach of any covenant to be performed by Tenant hereunder;

(4)       a misrepresentation made by Tenant hereunder (including, without limitation, a misrepresentation of Tenant under Section 29.1 hereof);

(5)       a Compliance Challenge (or Tenant's delaying Tenant's compliance with a Requirement during the pendency of a Compliance Challenge);

(6)       Landlord's cooperating with Tenant as contemplated by Section 7.4(A) hereof;

(7)       a claim by a broker, finder or salesperson in connection with a Permitted Party's making, or proposing to make, a Transfer in accordance with the terms hereof; or

(8)       Tenant's not complying with a Requirement pursuant to Section 11.4 hereof.

Tenant shall not be required to indemnify the Landlord Indemnitees, and hold the Landlord Indemnitees harmless, in either case as aforesaid, to the extent that it is finally determined that the act or omission of a Landlord Indemnitee contributed to the loss or damage sustained by the Person making the Tenant Liability Claim. Nothing contained in this Section 30.1 limits the provisions of Section 32.17 hereof.

(B)      The term "Landlord Indemnitees" shall mean, collectively, Landlord, each Lessor, each Mortgagee, the Condominium Board, any subcommittee of the Condominium Board and their respective partners, members, managers, shareholders, officers, directors, employees, trustees and agents.

(C)      The term "Tenant Indemnitees" shall mean, collectively, Tenant and each Permitted Party and their respective partners, members, managers, shareholders, officers, directors, employees, trustees and agents.

(D)      The parties intend that the Landlord Indemnitees (other than Landlord) shall be third-party beneficiaries of this Section 30.1.

(E)       Nothing contained in this Section 30.1 shall be deemed to relieve Landlord or the Condominium Board, as the case may be, of the obligation to maintain insurance in respect of the Building in accordance with the terms of Article 14 hereof.

30.2.	Landlord's Indemnification of the Tenant Indemnitees.

(A)      Subject to the terms of this Section 30.2, Landlord shall indemnify the Tenant Indemnitees, and hold the Tenant Indemnitees harmless, from and against, all losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) that are incurred by a Tenant Indemnitee and that derive from a claim (a "Landlord Liability Claim") made by a third party against such Tenant Indemnitee arising from or alleged to arise from:

(1)	the breach of any covenant to be performed by Landlord hereunder;

(2)       a misrepresentation made by Landlord hereunder (including, without limitation, a misrepresentation of Landlord under Section 29.1 hereof);

(3)       Landlord's failure to pay the Brokers a commission or other compensation in connection herewith;

(4)       a wrongful act or wrongful omission of any Landlord Indemnitee (including, without limitation, a wrongful act or wrongful omission of the Person that has the right to occupy the Recapture Space by virtue of Landlord's exercising Landlord's rights under Section 17.3 hereof); or

(5)       any adjacent excavation performed by Landlord or its employees or contractors pursuant to Section 32.12 hereof.

Landlord shall not be required to indemnify the Tenant Indemnitees, and hold the Tenant Indemnitees harmless, in either case as aforesaid, to the extent that it is finally determined that the act or omission of a Tenant Indemnitee contributed to the loss or damage sustained by the Person making the Landlord Liability Claim.

(B)      The parties intend that the Tenant Indemnitees (other than Tenant) shall constitute third-party beneficiaries of this Section 30.2.

30.3.	Indemnification Procedure.

(A)      If at any time a Landlord Liability Claim is made or threatened against a Tenant Indemnitee, or a Tenant Liability Claim is made or threatened against a Landlord Indemnitee, then the Person entitled to indemnity under this Article 30 (the "Indemnitee") shall give to the other party (the "Indemnitor") notice of such Landlord Liability Claim or such Tenant Liability Claim, as the case may be (the "Claim"); provided, however, that the Indemnitee's failure to provide such notice shall not impair the Indemnitee's rights to indemnity as provided in this Article 30 except to the extent that the Indemnitor is prejudiced materially thereby. Such notice shall state the basis for the Claim and the amount thereof (to the extent such amount is determinable at the time that such notice is given).

(B)      The Indemnitor shall have the right to defend against the Claim using attorneys that the Indemnitor reasonably selects and that are approved by the Indemnitee, which approval shall not be unreasonably withheld, conditioned or delayed. If the Indemnitee does not respond to Indemnitor's written request for the Indemnitee's approval to the Indemnitor's proposed attorneys on or prior to ten (10) Business Days after written notice from the Indemnitor to the Indemnitee requesting such approval, then such proposed attorneys shall be deemed approved by the Indemnitee (it being understood that the attorneys designated by the Indemnitor's insurer shall be deemed approved by the Indemnitee for purposes hereof). The Indemnitor's failure to notify the Indemnitee of the Indemnitor's election to defend against the Claim within thirty (30) days after the Indemnitee gives such notice to the Indemnitor shall be deemed a waiver by the Indemnitor of its aforesaid right to defend against the Claim.

(C)      Subject to the terms of this Section 30.3(C), if the Indemnitor elects to defend against the Claim pursuant to Section 30.3(B) hereof, then the Indemnitee may participate, at the Indemnitee's expense, in defending against the Claim. The Indemnitor shall have the right to control the defense against the Claim (and, accordingly, the Indemnitee shall cause its counsel to act accordingly). If there exists a conflict between the interests of the Indemnitor and the interests of the Indemnitee, then the Indemnitor shall pay the reasonable out-of-pocket fees and disbursements of any counsel that the Indemnitee retains in so participating in the defense against the Claim. Except as set forth in the immediately preceding sentence, if the Indemnitor elects to defined against the Claim pursuant to Section 30.3(B) hereof, and provided that the Indemnitor complies with the requirements of this Section 30.3 with respect to any Claim, the Indemnitor shall not be liable for the costs of any separate counsel employed by the Indemnitee with respect thereto.

(D)      If the Claim is a Tenant Liability Claim, then Landlord shall cooperate reasonably with Tenant in connection therewith. If the Claim is a Landlord Liability Claim, then Tenant shall cooperate reasonably with Landlord in connection therewith.

(E)       Subject to the terms of this clause (E), the Indemnitor shall not consent to the entry of any judgment or award regarding the Claim, or enter into any settlement regarding the Claim, except in either case with the prior approval of the Indemnitee (any such entry of any judgment or award regarding a Claim to which the Indemnitor consents, or any such settlement regarding a claim to which the Indemnitor agrees, being referred to herein as a "Settlement"). The Indemnitee shall not unreasonably withhold, condition or delay the Indemnitee's approval of a proposed Settlement, provided that the Indemnitor pays, in cash, to the Person making the Claim, the entire amount of the Settlement contemporaneously with the Indemnitee's approval thereof (so that neither the Indemnitor nor the Indemnitee have any material obligations regarding the applicable Claim that remain executory from and after the consummation of the Settlement). The Indemnitee's consent shall not be required with respect to a Settlement entered into by the Indemnitor pursuant to which the Indemnitor does not pay the entire amount of the Settlement in case to the Person making the claim, as long as such Person releases the Indemnitee from all liability pursuant to such Claim so that the Indemnitee has no obligations whatsoever with respect to the Claim that remain executory from and after the consummation of the Settlement. If (x) the terms of the Settlement do not provide for the Indemnitor's making payment, in cash, to the Person making the Claim, the entire amount of the Settlement contemporaneously with the Indemnitee's approval thereof and the Person making the Claim does not release Indemnitee as aforesaid, and (y) the Indemnitee does not approve the proposed Settlement, then the Indemnitor's aggregate liability under this Article 30 for the Claim (including, without limitation, the costs incurred by the Indemnitor for legal costs and other costs of defense) shall not exceed an amount equal to the sum of (i) the aggregate legal costs and defense costs that the Indemnitor incurred to the date that the Indemnitor proposes such Settlement, (ii) the amount that the Indemnitor would have otherwise paid to the Person making the applicable Claim under the terms of the proposed Settlement, and (iii) the aggregate legal costs and defense costs that the Indemnitor would have reasonably expected to incur in consummating the proposed Settlement.

(F)       If the Indemnitor does not elect to defend against the Claim as contemplated by this Section 30.3, then the Indemnitee may defend against, or settle, such claim,

action or proceeding in any manner that the Indemnitee deems appropriate, and the Indemnitor shall be liable for the Claim to the extent provided in this Article 30.

Article 31

LANDLORD'S CONSENTS; ARBITRATION

31.1.	Certain Limitations.

(A)      Subject to the terms of Section 31.2 hereof, Tenant hereby waives any claim against Landlord for Landlord's unreasonably withholding, unreasonably conditioning or unreasonably delaying any consent or approval requested by Tenant in cases where Landlord expressly agreed herein not to unreasonably withhold, unreasonably condition or unreasonably delay such consent or approval. If there is a determination that such consent or approval has been unreasonably withheld, unreasonably conditioned or unreasonably delayed, then (1) the requested consent or approval shall be deemed to have been granted, and (2) Landlord shall have no liability to Tenant for its refusal or failure to give such consent or approval, except to the extent set forth in Section 31.2(C) hereof. Tenant's sole remedy for Landlord's unreasonably withholding, conditioning or delaying consent or approval shall be as provided in this Article 31.

31.2.	Expedited Arbitration; Tenant's Remedies.

(A)      If (I) (i) this Lease obligates Landlord to not unreasonably withhold, condition or delay Landlord's consent or approval for a particular matter or requires Landlord to exercise Landlord's reasonable judgment with respect to a certain matter, (ii) Landlord withholds, delays or conditions its consent or approval for such matter or makes a determination with respect to a certain matter, and (iii) Tenant believes that Landlord did so unreasonably, or (II) this Lease expressly states that a given matter be subjected to an Expedited Arbitration Proceeding, then, in the case of clause (I) above, Tenant shall have the right to submit the issue of whether Landlord unreasonably withheld, delayed or conditioned such consent or approval or whether Landlord exercised its judgment unreasonably in making such determination, as the case may be, to an Expedited Arbitration Proceeding only by giving notice thereof to Landlord on or prior to the thirtieth (30th) day after the date that Landlord denied or conditioned such consent or approval or made such determination, as the case may be, or the thirtieth (30th) day after the date that Tenant claims that Landlord's delaying such consent or approval first became unreasonable, as the case may be, and in the case of clause (II) above, either party shall have the right to submit the applicable dispute to an Expedited Arbitration Proceeding only by giving notice thereof to the other party.

(B)      With respect to clause (I) of Section 31.2(A) hereof, the sole decision to be made in the Expedited Arbitration Proceeding shall be whether Landlord unreasonably withheld, delayed or conditioned its consent or whether Landlord exercised Landlord's judgment unreasonably in making its determination, as the case may be, with respect to the particular matter being arbitrated. If the decision in the Expedited Arbitration Proceeding is that Landlord unreasonably withheld, conditioned, or delayed consent or that Landlord exercised its judgment unreasonably in making such determination, as the case may be, with respect to such matter, then (i) Landlord shall be deemed to have consented to such matter or to have determined such matter in a reasonable manner in accordance with the arbitrator's determination, as the case may be, and (ii) Landlord shall execute and deliver documentation that is reasonably requested by Tenant to evidence such consent or such determination (provided that Landlord's failure to execute and deliver any such documentation shall not be deemed to modify the provisions of clause (i) of this sentence).

(C)      With respect to clause (I) of Section 31.2(A) hereof, Tenant shall have the right to institute legal proceedings in a court of competent jurisdiction against Landlord to recover the actual damages that Tenant sustains by reason of Landlord's unreasonably withholding, conditioning or delaying Landlord's consent or approval or exercising its judgment unreasonably in making a determination with respect to a particular matter (in cases where Landlord agreed not to, or applicable Requirements obligated Landlord not to, unreasonably withhold, condition or delay such consent or approval or where Landlord agreed to, or applicable Requirements obligated Landlord to, exercise its judgment reasonably, as the case may be). Tenant shall not have the right to make any such recovery unless such court makes a final determination that Landlord unreasonably withheld, unreasonably delayed or unreasonably conditioned such consent or approval or exercised its judgment unreasonably, as the case may be, capriciously and arbitrarily or that in so withholding, delaying or conditioning such consent or approval or in so exercising its judgment, as the case may be, Landlord acted maliciously or in bad faith.

(D)      The term "Expedited Arbitration Proceeding" shall mean a binding arbitration proceeding conducted in The City of New York under the Commercial Arbitration Rules of the American Arbitration Association (or its successor) and administered pursuant to the Expedited Procedures provisions thereof; provided, however, that with respect to any such arbitration, (i) the list of arbitrators referred to in Section E-5(b) shall be returned within five (5) Business Days from the date of mailing; (ii) the parties shall notify the American Arbitration Association (or its successor) by telephone, within four (4) Business Days, of any objections to the arbitrator appointed and, subject to clause (vii) below, shall have no right to object if the arbitrator so appointed was on the list submitted by the American Arbitration Association (or its successor) and was not objected to in accordance with Section E-5(b) as modified by clause (i) above; (iii) the notification of the hearing referred to in Section E-8 shall be four (4) Business Days in advance of the hearing; (iv) the hearing shall be held within seven (7) Business Days after the appointment of the arbitrator; (v) the arbitrator shall have no right to award damages or vary, modify or waive any provision of this Lease; (vi) the decision of the arbitrator shall be final and binding on the parties; and (vii) the arbitrator shall not have been employed by either party (or their respective Affiliates) during the period of three (3) years prior to the date of the Expedited Arbitration Proceeding. The arbitrator shall determine the extent to which each party is successful in such Expedited Arbitration Proceeding in addition to rendering a decision on the dispute submitted. If the arbitrator determines that one (1) party is entirely unsuccessful, then such party shall pay all of the fees of such arbitrator. If the arbitrator determines that both parties are partially successful, then each party shall be responsible for such arbitrator's fees only to the extent such party is unsuccessful (e.g., if Landlord is eighty percent (80%) successful and Tenant is twenty percent (20%) successful, then Landlord shall be responsible for twenty percent (20%) of such arbitrator's fees and Tenant shall be responsible for eighty percent (80%) of such arbitrator's fees).

Article 32

ADDITIONAL PROVISIONS

32.1.	Tenant's Property Delivered to Building Employees.

Any Building employee to whom any property is entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant's agent with respect to such property, provided, however, that subject to the provisions of Section 32.17 hereof, nothing contained in this Section 32.1 shall be construed to exculpate Landlord for loss, injury or damage to any such property to the extent caused by or resulting from the negligence of Landlord, its agents, servants, employees and contractors in the operation or maintenance of the Premises or the Real Property.

32.2.	Not Binding Until Execution.

This Lease shall not be binding upon Landlord or Tenant unless and until Landlord and Tenant have executed and unconditionally delivered a fully executed original counterpart of this Lease to each other.

32.3.	No Third Party Beneficiaries.

Landlord and Tenant hereby acknowledge that they do not intend for any other Person to constitute a third-party beneficiary hereof, except to the extent otherwise set forth herein.

32.4.	Extent of Landlord's Liability.

(A)      The obligations of Landlord under this Lease shall not be binding upon the Person that constitutes Landlord initially after the sale, conveyance, assignment or transfer by such Person of its interest in the Building or the Real Property or the Office Unit (or the Office Unit One with respect to Landlord's obligation to enter into a lease for any Option Space located in Office Unit One pursuant to Section 18.7 hereof), as the case may be (or upon any other Person that constitutes Landlord after the sale, conveyance, assignment or transfer by such Person of its interest in the Building or the Real Property or the Office Unit (or the Office Unit One as aforesaid), as the case may be), to the extent such obligations accrue from and after the date of such sale, conveyance, assignment or transfer; provided, however, that the transferee has assumed and agreed in writing (or is required by a Nondisturbance Agreement between such transferee and Tenant or by operation of law) to perform and observe all obligations of Landlord herein during the period it is the holder of Landlord's interest under this Lease (or the obligations of Landlord with respect to any Option Space located in Office Unit One as aforesaid).

(B)      The members, managers, partners, shareholders, directors, officers and principals, direct and indirect, comprising Landlord shall not be liable for the performance of Landlord's obligations under this Lease. Tenant shall look solely to Landlord to enforce Landlord's obligations hereunder.

(C)      The liability of Landlord for Landlord's obligations under this Lease shall be limited to Landlord's interest in the Real Property and the Office Unit (or the Office Unit One with respect to Landlord's obligation to enter into a lease for any Option Space located in Office Unit One pursuant to Section 18.7 hereof) and the proceeds thereof (including, without limitation, any sales, insurance, condemnation or refinancing proceeds thereof). Tenant shall not look to any property or assets of Landlord (other than Landlord's interest in the Real Property and the Office Unit and the proceeds thereof as aforesaid (or the Office Unit One with respect to Landlord's obligation to enter into a lease for any Option Space located in Office Unit One pursuant to Section 18.7 hereof)) in seeking either to enforce Landlord's obligations under this Lease or to satisfy a judgment for Landlord's failure to perform such obligations.

32.5.	Survival.

Tenant's liability for all amounts that are due and payable to Landlord hereunder shall survive the Expiration Date except as otherwise provided in this Lease.

32.6.	Recording.

Landlord and Tenant shall execute, acknowledge and deliver a memorandum of this Lease that is in reasonable form and that otherwise complies with the provisions of Section 291-C of the Real Property Law of The State of New York, which Landlord shall then submit promptly to the appropriate recorder's office. Tenant shall reimburse Landlord for the reasonable out-of-pocket costs that Landlord incurs in so preparing and recording such memorandum, within thirty (30) days after Landlord submits to Tenant an invoice therefor.

32.7.	Entire Agreement.

This Lease contains the entire agreement between the parties and supersedes all prior understandings, if any, with respect thereto. This Lease shall not be modified, changed, or supplemented, except by a written instrument executed by both parties.

32.8.	Exhibits.

If any inconsistency exists between the terms and provisions of this Lease and the terms and provisions of the Exhibits hereto, then the terms and provisions of this Lease shall prevail.

32.9.	Gender; Plural.

Wherever appropriate in this Lease, personal pronouns shall be deemed to include the other gender and the singular to include the plural.

32.10.	Divisibility.

If any term of this Lease, or the application thereof to any Person or circumstance, is held to be invalid or unenforceable, then the remainder of this Lease or the application of such term to any other Person or any other circumstance shall not be thereby affected, and each term shall remain valid and enforceable to the fullest extent permitted by law.

32.11.	Vault Space.

If (i) Tenant uses or occupies any vaults, vault space or other space outside the boundaries of the Real Property that in each case is located below grade, and (ii) such space is diminished by any Governmental Authority or by any utility company, then such diminution shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rental, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord.

32.12.	Adjacent Excavation.

If an excavation is made upon land adjacent to the Building, or is authorized to be made, then, subject to any applicable provisions of Article 9 hereof, Tenant, upon reasonable advance notice, shall grant to the Person causing or authorized to cause such excavation a license to enter upon the Premises for the purpose of doing such work as said Person deems necessary to preserve the Building from injury or damage and to support the same by proper foundations, without any claim for damages or indemnity against Landlord, or diminution or abatement of Rental, provided that Landlord shall use reasonable efforts to cause the foregoing to be performed in such a manner as to minimize any interference with Tenant's operation of its business in the Premises.

32.13.	Captions.

The captions are inserted only for convenience and for reference and in no way define, limit or describe the scope of this Lease nor the intent of any provision thereof.

32.14.	Parties Bound.

The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective legal representatives, successors, and, except as otherwise provided in this Lease, their assigns.

32.15.	Authority.

(A)      Tenant hereby represents and warrants to Landlord that (i) Tenant is duly organized and validly existing under the laws of United States of America, and possesses all licenses and authorizations necessary to carry on its business, (ii) Tenant has full power and authority to carry on its business, enter into this Lease and consummate the transaction contemplated hereby, (iii) the individual executing and delivering this Lease on Tenant's behalf has been duly authorized to do so, (iv) this Lease has been duly executed and delivered by Tenant, (v) this Lease constitutes a valid, legal, binding and enforceable obligation of Tenant (subject to bankruptcy, insolvency or creditor rights laws generally, and principles of equity generally), (vi) the execution, delivery and performance of this Lease by Tenant will not cause or constitute a default under, or conflict with, the organizational documents of Tenant or any agreement to which Tenant is a party, (vii) the execution, delivery and performance of this Lease by Tenant will not violate any Requirement, (viii) all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required on the part of Tenant for the execution, delivery and performance of this Lease have been obtained or made, and (ix) the Office of Foreign Assets Control of the United States Department of the Treasury has not listed Tenant or any of Tenant's Affiliates, or any Person that Controls, is Controlled by, or is under common Control with Tenant, on its list of Specially Designated Nationals and Blocked Persons.

(B)      Landlord hereby represents and warrants to Tenant that (i) Landlord is duly organized and validly existing in good standing under the laws of Delaware, and possesses all licenses and authorizations necessary to carry on its business, (ii) Landlord has full power and authority to carry on its business, enter into this Lease and consummate the transaction contemplated hereby, (iii) the individual executing and delivering this Lease on Landlord's behalf has been duly authorized to do so, (iv) this Lease has been duly executed and delivered by Landlord, (v) this Lease constitutes a valid, legal, binding and enforceable obligation of Landlord (subject to bankruptcy, insolvency or creditor rights laws generally, and principles of equity generally), (vi) the execution, delivery and performance of this Lease by Landlord will not cause or constitute a default under, or conflict with, the organizational documents of Landlord or any agreement to which Landlord is a party, (vii) the execution, delivery and performance of this Lease by Landlord does not violate any Requirement, (viii) all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required on the part of Landlord for the execution, delivery and performance of this Lease have been obtained or made, and (ix) the Office of Foreign Assets Control of the United States Department of the Treasury has not listed Landlord or any of Landlord's Affiliates, or any Person that Controls, is Controlled by, or is under common Control with Landlord, on its list of Specially Designated Nationals and Blocked Persons.

32.16.	Rent Control.

If at the commencement of, or at any time or times during, the Term, the Rental reserved in this Lease is not fully collectible by reason of any Requirement, then Tenant shall enter into such agreements and take such other steps (without additional expense to Tenant) as Landlord may reasonably request and as may be legally permissible to allow Landlord to collect the maximum rents which may from time to time during the continuance of such legal rent restriction be legally permissible (and not in excess of the amounts reserved therefor under this Lease). Upon the termination of such legal rent restriction prior to the expiration of the Term, (a) the Rental shall become and thereafter be payable hereunder in accordance with the amounts reserved in this Lease for the periods following such termination, and (b) Tenant shall pay to Landlord, if legally permissible, an amount equal to the excess of (i) the items of Rental which would have been paid pursuant to this Lease but for such legal rent restriction, over (ii) the rents paid by Tenant to Landlord during the period or periods such legal rent restriction was in effect.

32.17.	Consequential Damages.

Tenant shall have no liability for any consequential, indirect or punitive damages that are suffered by Landlord or any Person claiming by, through or under Landlord. Landlord shall have no liability for any consequential, indirect or punitive damages that are suffered by Tenant or any Person claiming by, through or under Tenant.

32.18.	Tenant's Advertising.

Tenant shall not use a picture, photograph or drawing of the Building (or a silhouette thereof) in Tenant's letterhead or promotional materials without Landlord's prior approval.

Article 33

TENANT'S BENEFIT PROGRAMS

Upon the request of Tenant, Landlord shall join in and promptly execute any applications for any applications or other documentation that Tenant submits to an applicable Governmental Authority in connection with Tenant's seeking to obtain benefits under a particular program run by such Governmental Authority related to its occupancy as a tenant in the Building (provided that applicable program requires Landlord to join in any such application or documentation) and shall otherwise provide Tenant with reasonable cooperation in connection with any such programs. Tenant shall reimburse Landlord for Landlord's actual, out-of-pocket costs paid to an unrelated thirty party in connection with such cooperation on or prior to thirty (30) days after Landlord's rendition of a statement therefor, which statement shall have annexed thereto documentation that reasonably substantiates the charges set forth thereon.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed and delivered this Lease as of the date first above written.

731 OFFICE ONE LLC

By:	731 Office One Holding LLC, member
By:	Alexander's Inc., member
By: ____________________________________

Name: _________________

Title: __________________

CITIBANK, N.A.

By: ____________________________________

Name: _________________

Title: __________________

Exhibit "A"

Premises

See Attached

Exhibit "3.3-1"

Bloomberg Primary Competitors

Bridge

Reuters Group PLC

Thomson Corp.

Exhibit "3.3-2"

Modification of List of Bloomberg Primary Competitors

In no event may Bloomberg replace any Person on the list of Bloomberg Primary Competitors or place any other Person thereon, except that if any Person succeeds to the interest of a Person on the list of Bloomberg Primary Competitors as a result of a merger or consolidation or the sale of all or substantially all of the assets of such Bloomberg Primary Competitor, then the list of Bloomberg Primary Competitors shall be updated to remove such Person therefrom and place the Person surviving such merger or consolidation or such sale thereon if such Person surviving such merger or consolidation or such sale derives, in such Person's most recently ended fiscal year, more than one-half (1/2) of its revenues from a business or businesses in either case in competition with Bloomberg's Core Business. The term "Core Business" shall mean the business of providing to the general public (on a subscription basis or otherwise) financial information such as news, data and analysis of financial markets and businesses via any medium, including, without limitation, internet, dedicated communication network, television, radio and print, and the business of operating an electronic communications network that matches buyers and sellers of securities and that is registered with the Securities and Exchange Commission as an electronic communications network (it being understood that the business of serving as a securities broker for the transfer of securities using an organized securities exchange shall not constitute Bloomberg's Core Business for purposes hereof).

Exhibit "3.4-1"

Rules

1.

Tenant shall not obstruct the common areas of the Building. Tenant shall not use the common areas of the Building for any purpose other than for the purpose that the applicable common area is used ordinarily.

2.	Tenant shall not use any plumbing fixtures that are connected to Building Systems for any purpose other than the ordinary purpose for which such plumbing fixtures are installed.
3.	Tenant shall not use the Premises in any manner that materially and unreasonably interferes with the use of any other portion of the Building for ordinary business purposes.
4.

Tenant shall not at any time keep in the Premises any flammable, combustible or explosive substance, except for any such substances that are incidental to the use of the Premises for ordinary office purposes.

5.	Tenant shall not bring any bicycles, vehicles or animals of any kind (except for service animals) into the Premises or the Building.
6.

Tenant shall comply with the security procedures that Landlord reasonably adopts from time to time for the Building. Tenant acknowledges that Landlord's security procedures may include, without limitation, (i) Landlord's denying entry to the Building by any person who does not present a Building pass or who does not comply with Landlord's procedures regarding the registration of visitors to the Building, and (ii) procedures governing the inspection of freight that arrives at the loading facilities for the Building.

7.

Landlord shall have the right to require Tenant to (x) direct Persons who are delivering packages to the Premises to make delivery to an office in the Building that Landlord designates (in which case Landlord shall make arrangements for such packages to be delivered to Tenant using other personnel that Landlord engages), or (y) arrange for such Persons to be escorted by a representative of Tenant while such Person makes delivery to the Premises.

8.

Tenant shall subject to inspection by Landlord or Landlord's designee all items being brought into the Building by or on behalf of Tenant (including, without limitation, packages, boxes, bags, handbags, attache cases, and suitcases). Landlord may refuse entry into the Building to any Person who refuses to cooperate with such inspection or who is carrying any item which has a reasonable likelihood of being dangerous to persons or property.

9.

Tenant, at Tenant's expense, shall operate its interior lights for the employees of Landlord while such employees make repairs in the Premises or perform cleaning services in accordance with the terms of this Lease.

10.

Tenant shall not canvass or solicit the other occupants of the Building. Tenant shall cooperate reasonably with Landlord in connection with Landlord's efforts to prevent any Person from canvassing, soliciting or peddling in the Building.

11.	Tenant shall use in the Building only hand trucks and hand carts that in either case are equipped with rubber tires and side guards.

Exhibit "3.4-2"

Alterations Rules and Regulations

[See Attached]

4366/75979-100	NYLIB1/1797569v18

Exhibit "3.6"

Risers

[See Attached]

4366/75979-100	NYLIB1/1797569v18

Exhibit "3.7-1"

Lobby Sign

[See Attached]

4366/75979-100	NYLIB1/1797569v18

Exhibit "3.7-2"

Exterior Sign

[See Attached]

4366/75979-100	NYLIB1/1797569v18

Exhibit "3.11"

Telephone/Electric Closets

[See Attached]

4366/75979-100	NYLIB1/1797569v18

Exhibit "3.12"

Access Agreement

[See Attached]

4366/75979-100	NYLIB1/1797569v18

Exhibit "3.13"

Lobby Turnstiles Location

[See Attached]

4366/75979-100	NYLIB1/1797569v18

Exhibit "3.14"

Fitness Center Plans and Specifications

[See Attached]

4366/75979-100	NYLIB1/1797569v18

Exhibit "3.15"

Floor Loads

[See Attached]

4366/75979-100	NYLIB1/1797569v18

Exhibit "4.2-1"

Passenger Elevator Locations

[See Attached]

Exhibit "4.2-2"

Passenger Elevator Specifications

[See Attached]

Exhibit "4.3"

Freight Elevator

[See Attached]

Exhibit "4.4"

HVAC Specifications

[See Attached]

Exhibit "4.5"

Cleaning Specifications

NIGHTLY (ON BUSINESS DAYS)

•	Sweep hard-surfaced flooring in general office space using a dust-down preparation.
•	Carpet sweep carpets in general office areas without moving heavy furniture (such as desks, file cabinets, computer stands, and sofas).
•	Hand dust and wipe clean all furniture, fixtures and window sills in the general office areas that are within reach of the cleaning staff without ladders.
•	Empty and clean ashtrays and screen all sand urns.
•	Empty and clean waste receptacles in the general office areas and remove wastepaper.
•	Dust the interior of waste receptacles in the general office areas.
•	Wash clean water fountains and coolers in the general office areas.
•	Sweep private stairways within the premises.
•	Sweep and wash (using disinfectant) all floors in the base building lavatories that are located in the Building core.
•	Wash and polish mirrors, shelves, bright work and enameled surfaces in the base building lavatories that are located in the Building core.
•	Wash and disinfect basins, bowls and urinals in the base building lavatories that are located in the Building core.
•	Wash toilet seats in the base building lavatories that are located in the Building core.
•	Hand dust and clean all partitions, tile walls, dispensers and receptacles in the base building lavatories that are located in the Building core.
•	Empty paper receptacles and remove wastepaper in the base building lavatories that are located in the Building core.
•	Fill toilet tissue holders in the base building lavatories that are located in the Building core.
•	Empty and clean sanitary disposal receptacles in the base building lavatories that are located in the Building core.

WEEKLY

•	Vacuum clean carpeting and rugs in the general office areas without moving heavy furniture (such as desks, file cabinets, computer stands, and sofas).
•	Dust door louvres and other ventilating louvres that are within reach of the cleaning staff without ladders.
•	Wipe clean bright work.

QUARTERLY

•	High dust the Premises, including the following:
•	Dust pictures, frames, charts, graphs and similar wall hangings that are not reached in nightly or weekly cleaning.
•	Dust clean vertical surfaces, such as walls, partitions, doors and door bucks and other surfaces not reached in nightly or weekly cleaning.
•	Dust pipes, ventilating and air-conditioning louvers, ducts, high moldings and other high areas not reached in nightly or weekly cleaning.
•	Dust Venetian blinds.

ADDITIONAL SERVICES

•	Wash the exterior of windows periodically, subject to weather conditions and Requirements.

Exhibit "4.9"

Class "E" System Connection Points

[See Attached]

Exhibit "6.1(B)"

Landlord's Work

Removal of the construction shanties that are currently located on Floors 22 and 23 of the Premises, repair any damage caused by such removal, and deliver such floors in broom-clean condition.

Exhibit "7.3(F)"

Alterations Approved in Concept

1.	The installation of interconnecting stairways in the Premises.
2.

The installation of a security system in the Premises, including the installation of proximity card readers at locations on each floor of the Premises including in the portion of the Fire Stairs to which Tenant has access pursuant to the Lease.

Exhibit "7.13(A)"

Standby Generator Specifications

[See Attached]

Exhibit "7.15"

Location of Supplemental HVAC System

[See Attached]

Exhibit "8.2"

Distribution Portion of Building Systems in Premises

[See Attached]

Exhibit "13.1"

Condominium Non-Disturbance Agreement

[See Attached]

Exhibit "13.9"

Mortgages and Superior Leases

Amended, Restated and Consolidated Mortgage, Security Agreement, Financing Statement and Assignment of Leases, Rents and Security Deposits, dated as of February 13, 2004, between 731 Office One LLC, as borrower, and German American Capital Corporation, as lender.

Exhibit "17.11"

Recognition Agreement

[See Attached]

Exhibit "18.1"

Option Space

[See Attached]

Exhibit "19.2"

Partial Renewal Space

The Partial Renewal Space shall consist of:

(I)

the entire Rentable Area of three (3), four (4), or five (5) floors of the Building leased by Tenant in the Office Unit, provided that (w) Tenant leases the entire Rentable Area of each such floor, (x) such floors are vertically contiguous to one another; (y) such floors constitute the uppermost or lowermost floors of the Premises leased by Tenant in the Office Unit, and (z) if one of such floors constitutes the twenty-eighth (28th) floor of the Building, then the Partial Renewal Space must include the entire Rentable Area of any portion of the twenty-ninth (29th) floor of the Building leased by Tenant;

(II)

if (x) Tenant renews any portion of the Premises pursuant to clause (I) above, and (y) Tenant elects to renew the entire Option Space included in Office Unit One that has theretofore been leased by Tenant, the entire Option Space theretofore leased in Office Unit One; and

(III)

if (x) Tenant renews any portion of the Premises pursuant to clause (I) above, and (y) Tenant elects to renew the Storage Space and/or the Mailroom Space, the entire Rentable Area of the Storage Space and/or the Mailroom Space.